Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CRESTWOOD EQUITY PARTNERS LP,

PROJECT FALCON MERGER SUB LLC,

PROJECT PHANTOM MERGER SUB LLC,

OASIS MIDSTREAM PARTNERS LP,

OMP GP LLC,

AND,

SOLELY FOR PURPOSES OF SECTION 2.1(a)(i),

CRESTWOOD EQUITY GP LLC

Dated as of October 25, 2021

i

- ii -

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Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Director Nomination Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Master Amendment to Commercial Agreements

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 25, 2021 is by and among Crestwood Equity Partners LP, a Delaware limited partnership (“Parent”), Project Falcon Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub”), Project Phantom Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“GP Merger Sub” and together with Merger Sub, the “Merger Subs”), Oasis Midstream Partners LP, a Delaware limited partnership (the “Partnership”), OMP GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and, solely for the purposes of Section 2.1(a)(i), Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”).

WITNESSETH:

WHEREAS, the parties intend that (i) Merger Sub be merged with and into the Partnership (the “LP Merger”), with the Partnership surviving the LP Merger as a direct wholly owned subsidiary of Parent, and (ii) GP Merger Sub be merged with and into the General Partner (the “GP Merger” and, together with the LP Merger, the “Mergers”), with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated hereby, including the LP Merger, are in the best interests of the Partnership and the holders of Partnership Common Units, excluding the General Partner and its Affiliates, (b) approved this Agreement and the transactions contemplated hereby, including the LP Merger (the foregoing constituting Special Approval (as defined in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 30, 2021 (the “Partnership Agreement”)), and (c) recommended to the GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the LP Merger;

WHEREAS, upon the receipt of such approval and recommendation of the Conflicts Committee, the GP Board has, by unanimous vote, in good faith, among other things, (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of the Partnership and, with respect to the GP Merger, the General Partner, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, (c) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (d) authorized and directed that the approval of this Agreement and the transactions contemplated hereby be submitted to a vote of the Partnership’s limited partners pursuant to Section 14.3 of the Partnership Agreement and authorized the Partnership’s limited partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that the Partnership, the General Partner, Holdings and Oasis Petroleum Inc., a Delaware corporation (the “Sponsor”), simultaneously herewith, enter into a Support Agreement, dated as of the date hereof, by and among the Parent and the other parties thereto (as may be amended from time to time, the “Support Agreement”);

WHEREAS, pursuant to Sections 3.3 and 5.6(b) of the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of March 30, 2021 (the “General Partner LLC Agreement”), OMS Holdings LLC, a Delaware limited liability company (“Sole Member of the General Partner”) has delivered to the GP Board its consent (the “Sole Member Consent”), in Sole Member of the General Partner’s capacity as the sole member of the General Partner (Sole Member of the General Partner, in such capacity, the “Sole Member”), pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of the Sole Member and the General Partner and (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Mergers, by the General Partner;

WHEREAS, the Board of Directors of Parent GP (the “Parent GP Board”), has (a) determined that it is in the best interests of Parent and the unitholders of Parent, and declared it advisable, for Parent to enter into the Support Agreement and this Agreement, and (b) approved the Support Agreement and this Agreement, the execution, delivery and performance of the Support Agreement and this Agreement and the consummation of the transactions contemplated thereby and hereby, including the Mergers;

WHEREAS, Parent, as the sole member of each of the Merger Subs, has determined that it is in the best interests of each Merger Sub, and declared it advisable, for each Merger Sub to enter into this Agreement, and approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; and

WHEREAS, Parent, Merger Sub, GP Merger Sub, the Partnership, the General Partner and Parent GP desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, GP Merger Sub, the Partnership, the General Partner and Parent GP (in the case of Parent GP, solely with respect to Section 2.1(a)(i)) agree as follows:

ARTICLE I.

THE MERGERS

Section 1.1 Pre-Closing Transactions; The Mergers. Prior to the Effective Time, Sponsor, the General Partner and the Partnership shall have caused the transactions set forth in Section 1.1(a) of the Partnership Disclosure Schedule (collectively, the “Pre-Closing Transactions”) to occur.

Section 1.2 The Mergers.

(a) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (as amended, the “Delaware LLC Act”), GP Merger Sub shall be merged with and into the General Partner, whereupon the separate limited liability company existence of GP Merger Sub shall cease, and the General Partner shall continue its limited liability company existence under Delaware Law as the surviving entity in the GP Merger (the “GP Surviving Entity”) and a direct wholly owned subsidiary of Parent.

(b) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act (as amended, the “Delaware LP Act”) and the Delaware LLC Act, Merger Sub shall be merged with and into the Partnership, whereupon the separate limited liability company existence of Merger Sub shall cease, and the Partnership shall continue its limited partnership existence under Delaware Law as the surviving entity in the LP Merger (the “Surviving Entity” and, with the GP Surviving Entity, the “Surviving Entities”) with all limited partner interests in the Surviving Entity owned directly by Parent and all general partner interests in the Surviving Entity owned directly by the GP Surviving Entity.

Section 1.3 Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, at 10:00 a.m., local time, or remotely by exchange of documents and signatures (or their electronic counterparts) as soon as practicable on the second business day after the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Partnership and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.4 Effective Time. On the Closing Date, (a) the General Partner shall file with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger (the “GP Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the Delaware LLC Act in order to effect the GP Merger, and make any other filings or recordings as may be required by Delaware Law in connection with the GP Merger, and (b) the Partnership shall file with the Secretary of State a certificate of merger (the “LP Certificate of Merger” and, together with the GP Certificate of Merger, the “Certificates of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the Delaware LP Act and the Delaware LLC Act in order to effect the LP Merger, and make any other filings or recordings as may be required by Delaware Law in connection with the LP Merger. The Certificates of Merger shall be filed with the Secretary of State simultaneously and the Mergers shall become effective concurrently at the time of filing or at such later time as is agreed to by Parent and the Partnership and set forth in each of the GP Certificate of Merger and LP Certificate of Merger in accordance with the relevant provisions of the Delaware LLC Act and the Delaware LP Act (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.5 Effects of the Mergers. The effects of the Mergers shall be as provided in this Agreement and in the applicable provisions of the Delaware LLC Act and the Delaware LP Act. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all of the property, rights, privileges, powers and franchises of the General Partner and GP Merger Sub shall vest in the GP Surviving Entity, and all debts, liabilities and duties of the General Partner and GP Merger Sub shall become the debts, liabilities and duties of the GP Surviving Entity, all as provided under the Delaware LLC Act, and (b) at the Effective Time, all of the property, rights, privileges, powers and franchises of the Partnership and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Partnership and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity, all as provided under the Delaware LP Act and the Delaware LLC Act, as applicable.

Section 1.6 Organizational Documents of the Surviving Entities.

(a) At the Effective Time, the Organizational Documents of the General Partner, as in effect immediately prior to the Effective Time, shall remain unchanged and shall be the Organizational Documents of the GP Surviving Entity from and after the Effective Time until thereafter amended in accordance with the provisions thereof and Law, in each case consistent with the obligations set forth in Section 5.10; provided that the GP Certificate of Merger shall amend the General Partner’s certificate of formation to provide that the name of the GP Surviving Entity shall be “OMP GP LLC” and the General Partner’s limited liability company agreement shall be amended automatically at the Effective Time to reflect such name change.

(b) At the Effective Time, the Organizational Documents of the Partnership, as in effect immediately prior to the Effective Time shall remain unchanged and shall be the Organizational Documents of the Surviving Entity from and after the Effective Time until thereafter amended in accordance with the provisions thereof and Law, in each case consistent with the obligations set forth in Section 5.10; provided that, the LP Certificate of Merger shall amend the Partnership’s certificate of limited partnership to provide that the name of the Surviving Entity shall be “Oasis Midstream Partners LP” and the Partnership Agreement shall be amended automatically at the Effective Time to reflect such name change.

Section 1.7 Directors and Officers. The Persons listed on Section 1.7 of the Parent Disclosure Schedule shall be the initial directors and officers of the GP Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the terms of the limited liability company agreement of the GP Surviving Entity.

ARTICLE II.

CONVERSION OF UNITS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect of the Mergers.

(a) Merger Consideration.

(i) LP Merger. Subject in each case to Section 2.1(e) and Section 2.1(f), at the Effective Time, by virtue of the LP Merger and without any action on the part of the parties or the holders of any securities of the parties:

(A) 6,520,944 Partnership Common Units issued and outstanding immediately prior to the Effective Time and owned by Holdings (the “Sponsor Cash Units”) shall be converted into and shall thereafter represent the right to receive $150,000,000 in cash in the aggregate (the “Cash Consideration”) and each other Partnership Common Unit issued and outstanding immediately prior to the Effective Time owned by the Sponsor or its Subsidiaries (other than the Partnership) (the “Sponsor Equity Units” and, together with the Sponsor Cash Units, the “Sponsor Units”) shall be converted into and shall thereafter represent the right to receive 0.7680 (the “Sponsor Exchange Ratio”) Parent Common Units (the “Sponsor Equity Consideration and, together with the Cash Consideration, the “Sponsor LP Merger Consideration”); and

(B) each Partnership Common Unit issued and outstanding immediately prior to the Effective Time (other than the Sponsor Units), shall be converted into and shall thereafter represent the right to receive 0.8700 (the “Public Holder Exchange Ratio”) Parent Common Units (the “Public Holder Merger Consideration,” and together with Sponsor Equity Consideration, the “Equity Consideration”).

Upon the exchange of Partnership Common Units for the Equity Consideration in accordance with this Article II, each Person that receives Parent Common Units shall be deemed to have made a capital contribution to Parent, and shall be admitted as a limited partner of Parent and Parent GP hereby consents to such admission.

(ii) GP Merger. At the Effective Time, by virtue of the GP Merger and without any action on the part of the parties or the holders of any securities of the parties, (A) all of the limited liability company interests of the General Partner issued and outstanding as of immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive $10,000,000 in the aggregate (the “GP Merger Consideration”) and the Sole Member shall cease to be a member of the General Partner and (B) Parent shall be admitted as a member of the GP Surviving Entity, such that following the Effective Time, Parent shall be the sole member of the GP Surviving Entity.

(iii) Sponsor Consideration. Payment of the GP Merger Consideration and the Cash Consideration shall be made on the Closing Date by wire transfer of immediately available funds in the amounts and to the accounts designated in writing by the Sponsor prior to Closing. The issuance of the Sponsor Equity Consideration shall be made on the Closing Date to the Persons designated in writing by the Sponsor prior to the Closing. The payment of the GP Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the limited liability company interests in the General Partner. The Cash Consideration and the Sponsor Equity Consideration shall be deemed to have been paid and issued, as applicable, in full satisfaction of all rights pertaining to any Sponsor Units.

(b) Partnership GP Interest. At the Effective Time, the Partnership GP Interest shall be unchanged and remain outstanding as a non-economic general partner interest in the Surviving Entity and the GP Surviving Entity, as the successor to the General Partner, shall continue as the general partner of the Surviving Entity.

(c) Conversion of Merger Sub Interests. At the Effective Time, by virtue of the LP Merger and without any action on the part of the holder thereof, the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into, in the aggregate, Partnership Common Units in an amount equal to the number of Partnership Common Units issued and outstanding immediately prior to the Effective Time, and the holder of the limited liability company interests of Merger Sub immediately prior to the Effective Time shall be automatically admitted as a limited partner of the Surviving Entity.

(d) Conversion of GP Merger Sub Interests. At the Effective Time, by virtue of the GP Merger and without any action on the part of the holder thereof, the limited liability company interests of GP Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into 100% of the limited liability company interests of the GP Surviving Entity, and the holder of the limited liability company interests of GP Merger Sub immediately prior to the Effective Time shall be automatically admitted as a member of the GP Surviving Entity.

(e) No Fractional Units. No certificates or scrip representing fractional Parent Common Units shall be issued in the LP Merger. Notwithstanding any other provision of this Agreement, in lieu of receiving a fraction of a Parent Common Unit, all fractional Parent Common Units that a holder of Partnership Common Units would otherwise be entitled to receive pursuant to and in accordance with Section 2.1(a)(i) as Equity Consideration will be aggregated and then, if a fractional Parent Common Unit results from that aggregation, be rounded up to the nearest whole Parent Common Unit.

(f) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Partnership Common Units or outstanding Parent Common Units shall occur by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or other similar transaction, the LP Merger Consideration, the Sponsor Exchange Ratio, the Public Holder Exchange Ratio and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Partnership

Common Units the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the LP Merger Consideration, the Sponsor Exchange Ratio, the Public Holder Exchange Ratio and any other similarly dependent items shall be references to the LP Merger Consideration, the Sponsor Exchange Ratio, the Public Holder Exchange Ratio and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(g) No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the LP Merger, GP Merger or the other transactions contemplated hereby.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent with the Partnership’s prior approval (which shall not be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”) for the purpose of exchanging Certificates for the Public Holder Merger Consideration. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Partnership Common Units (other than the Sponsor Units), Parent Common Units (which shall be in non-certificated book-entry form) issuable pursuant to this Article II, collectively sufficient to effect the delivery of the Public Holder Merger Consideration to the holders of the Partnership Common Units (other than Sponsor Units). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, Parent Common Units issuable and cash sufficient to make any distributions pursuant to Section 2.2(c). All Public Holder Merger Consideration and cash deposited with the Exchange Agent from time to time is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Partnership Common Units (other than Sponsor Units), which at the Effective Time were converted into the right to receive the Public Holder Merger Consideration pursuant to Section 2.1(a)(i)(B), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to Certificates shall pass, only upon surrender of such Certificates (including by delivery of the Partnership Common Units, book-entry notation, or affidavits of loss in lieu of delivery thereof as provided in Section 2.2(f)), to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates or book entry notations representing Partnership Common Units (in each case, “Certificates”) in exchange for the Public Holder Merger Consideration and any distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Partnership Common Units shall be entitled to receive in exchange therefor (subject to withholding tax as specified in Section 2.3), as applicable, the Public Holder Merger Consideration to which such holder is entitled pursuant to Section 2.1(a)(i)(B) and a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 2.2(c) to which such holder is entitled, and the Partnership Common Units represented by Certificates so surrendered shall forthwith be cancelled. If any cash payment is to be made to, or any Parent Common Units constituting any part of the Public Holder Merger Consideration is to be registered in the name of, a Person other than the Person in whose name the applicable surrendered Partnership Common Unit is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate be in proper form for transfer and that the Person requesting such payment or delivery of the Public Holder Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Public Holder Merger Consideration (and any amounts to be paid pursuant to Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to this Section 2.2.

(c) Distributions with Respect to Parent Common Units. All Parent Common Units to be issued pursuant to the LP Merger shall be deemed issued and outstanding as of the Effective Time and whenever a distribution is declared by Parent in respect of the Parent Common Units, the record date for which is at or after the Effective Time, that declaration shall include distributions in respect of all Parent Common Units to be issued pursuant to the LP Merger. No distributions with respect to Parent Common Units shall be paid to the holder of any unsurrendered Certificates with respect to the Partnership Common Units represented thereby until such Certificate has been surrendered in accordance with this Article II. Subject to Laws, following surrender of any such Certificate, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the amount of distributions with a record date at or after the Effective Time and a payment date on or prior to the date of such surrender and not theretofore paid with respect to such Parent Common Units and (ii) at the appropriate payment date, the amount of distributions with a record date at or after the Effective Time and a payment date subsequent to the date of such surrender payable with respect to such Parent Common Units.

(d) No Further Ownership Rights in Partnership Common Units; Closing of Transfer Books. All Equity Consideration issued upon the surrender for exchange of Certificates representing Partnership Common Units in accordance with the terms of this Article II or, with respect to Sponsor Units, at Closing in accordance with Section 2.1(a)(iii), and any cash paid pursuant to Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Partnership Common Units previously represented by such Certificates or Sponsor Units, as applicable (other than any distribution in respect of the Partnership Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Partnership Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time). After the Effective Time, the transfer books of the Partnership shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Partnership Common Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Partnership Common Units for one year after the Effective Time shall be delivered to Parent upon demand, and any holders of Partnership Common Units who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Public Holder Merger Consideration and any distributions pursuant to Section 2.2(c), in each case without any interest thereon. Any amounts in the Exchange Fund remaining unclaimed by holders of Partnership Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any federal, state of the United States, local, foreign, domestic, tribal or multinational government, regulatory or administrative agency, bureau, commission, commissioner, legislature, court, arbitrator, body, entity or other authority or governmental instrumentality (each, a “Governmental Entity”) will, to the extent permitted by Law, become the property of Parent.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue and pay in exchange for such lost, stolen or destroyed Certificate the Public Holder Merger Consideration and distributions to be paid in respect of the Partnership Common Units represented by such Certificate as contemplated by this Article II.

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Partnership, the General Partner, Parent, Merger Sub, GP Merger Sub, the Surviving Entity, the GP Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of Partnership Common Units for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.3 Withholding. Each of Parent, Merger Sub, GP Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub, GP Merger Sub and the Exchange Agent are required to deduct and withhold under Law, with respect to the making of such payment (and to the extent deduction and withholding is required, such deduction and withholding may be taken in Parent Common Units), provided that, in the event Parent, Merger Sub, GP Merger Sub or the Exchange Agent reasonably determines that it is required by Law to deduct or withhold any amount from the consideration otherwise payable pursuant to this Agreement, Parent, Merger Sub, GP Merger Sub or the Exchange Agent, as applicable, shall notify the Partnership and the General Partner of such determination and the parties shall cooperate in good faith to minimize to the extent permissible under Law the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such deduction or withholding. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. If withholding is taken in Parent Common Units, Parent, Merger Sub, GP Merger Sub or the Exchange Agent, as applicable, shall be treated as having sold such Parent Common Units for an amount of cash equal to the fair market value of such Parent Common Units at the time of such deemed sale.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed or furnished prior to the date hereof (excluding any disclosure set forth in any such Partnership SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements) or (b) the disclosure schedule delivered by the Partnership to Parent immediately prior to the execution of this Agreement (the “Partnership Disclosure Schedule”), each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein (provided that (i) disclosure in any section of the Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represents and warrants to Parent, Merger Sub and GP Merger Sub as follows, in each case assuming that the Pre-Closing Transactions were effected prior to the date hereof:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Partnership, the General Partner and their respective Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite limited partnership, limited liability company or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Partnership Material Adverse Effect. Each of the Partnership, the General Partner and their respective Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) The Partnership has made available to Parent prior to the date of this Agreement true and complete copies of the Organizational Documents of the Partnership and the General Partner.

Section 3.2 Capitalization.

(a) As of the execution of this Agreement, the issued and outstanding Equity Interests of the Partnership consisted solely of (i) 48,627,680 Partnership Common Units (including 57,738 Partnership Common Units subject to Partnership Restricted Unit Awards) and (ii) the non-economic general partner interest (the “Partnership GP Interest”). All outstanding Partnership Common Units are duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Organizational Documents of the Partnership). The Sponsor indirectly owns (i) all of the issued and outstanding limited liability company interests in the General Partner, and all such limited liability company interests have been duly authorized, and validly issued, and are fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act) and free of preemptive rights (except as set forth in the Organizational Documents of the Partnership and the General Partner) and (ii) 33,846,032 Partnership Common Units. The Partnership GP Interest has been duly authorized and validly issued.

(b) Neither the Partnership, the General Partner nor any of their respective Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the unitholders of the Partnership on any matter.

(c) Other than the Support Agreement, there are no voting trusts or other agreements or understandings to which the Partnership, the General Partner or any of their respective Subsidiaries is a party with respect to the Equity Interests of the Partnership, the General Partner or any of their respective Subsidiaries.

(d) The Partnership or a Subsidiary of the Partnership owns, directly or indirectly, all of the issued and outstanding Equity Interests of each Subsidiary of the Partnership, free and clear of any preemptive rights and any Liens other than Partnership Permitted Liens, and all of such Equity Interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware LLC Act or other similar Laws in any jurisdiction in which such Subsidiary is organized) and free of preemptive rights. Except for the Equity Interests in the Partnership’s Subsidiaries and except as set forth in Section 3.2(d) of the Partnership Disclosure Schedule, neither the General Partner, the Partnership nor any of its Subsidiaries owns, directly or indirectly, any Equity Interests in any Person.

(e) The General Partner is the sole general partner of the Partnership. The General Partner is the sole record and beneficial owner of the Partnership GP Interest. The General Partner owns the Partnership GP Interest free and clear of any Liens, other than Liens arising under or pursuant to the Organizational Documents of the Partnership and Liens imposed by applicable securities Laws. The General Partner has no assets, liabilities or obligations of any nature other than those incident to serving as the general partner of the Partnership.

Section 3.3 Authority; Noncontravention.

(a) Each of the Partnership and the General Partner has the requisite limited partnership or limited liability company power and authority, as applicable, to enter into this Agreement and, subject to the adoption of this Agreement by holders of a majority of the outstanding Partnership Common Units, voting as a single class, entitled to vote thereon (the “Requisite Unitholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, have been duly and validly authorized by the Sole Member, and the GP Board on behalf of the Partnership and the General Partner and, except for the Requisite Unitholder Approval, no other actions or proceedings on the part of the Partnership or the General Partner are necessary to authorize the adoption of this Agreement or consummation of the transactions contemplated hereby. The Requisite Unitholder Approval represents the only vote or consent of the holders of any class or series of the Partnership’s limited partner interests or other equity securities necessary to approve the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Partnership and the General Partner, and, assuming this Agreement constitutes the legal, valid and binding agreement of the counterparties hereto, this Agreement constitutes the legal, valid and binding agreement of the Partnership and the General Partner and is enforceable against the Partnership and the General Partner in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Equitable Exceptions”).

(b) Other than in connection with or in compliance with (i) the Delaware LP Act, (ii) the Delaware LLC Act, (iii) the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (v) applicable state securities, takeover and “blue sky” Laws, (vi) the filing of the Certificates of Merger with the Secretary of State, (vii) the rules and regulations of The Nasdaq Stock Market LLC, (viii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (ix) rules and regulations of the Securities and Exchange Commission (the “SEC”) in connection with the filing with the SEC of a combined consent solicitation statement/prospectus in preliminary and definitive form in connection with the solicitation by the Partnership of written consents from the unitholders of the Partnership Common Units (the “Combined Consent Statement/Prospectus”), which shall include a form of consent that may be executed by the public unitholders of the Partnership Common Units in connection with the Requisite Unitholder Approval (collectively, the “Partnership Approvals”), and, subject to the accuracy of the representations and warranties of Parent and each of the Merger Subs in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Law, for the consummation by the Partnership or the General Partner of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The execution and delivery by the Partnership and the General Partner of this Agreement do not, and, assuming the Partnership Approvals are obtained, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Partnership or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement (except to the extent contemplated by the Partnership Credit Facility), note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, or license binding upon the Partnership, the General Partner or any of their respective Subsidiaries or result in the creation of any Liens other than Partnership Permitted Liens, in each case, upon any of the properties or assets of the Partnership, the General Partner or any of their respective Subsidiaries, (ii) conflict with, result in any violation of any provision of or require the consent of any Person (other than the Requisite Unitholder Approval or Partnership Approvals) under the Organizational Documents of the Partnership, the General Partner or any of their respective Subsidiaries or (iii) conflict with or violate any Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) Pursuant to Sections 3.3 and 5.6(b) of the General Partner LLC Agreement, the GP Board has obtained the Sole Member Consent, pursuant to which the Sole Member has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, by the General Partner.

(e) The Conflicts Committee, at a meeting duly called and held at which all members thereof were present, by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated hereby, including the LP Merger, are in the best interests of the Partnership and the holders of Partnership Common Units excluding the General Partner and its Affiliates, (ii) approved this Agreement and the transactions contemplated hereby, including the LP Merger (the foregoing constituting Special Approval (as defined in the Partnership Agreement)) and (iii) recommended to the GP Board approval of this Agreement and the consummation of the transactions contemplated hereby, including the LP Merger.

(f) The GP Board (acting, in part, based upon the receipt of the approval and recommendation of the Conflicts Committee), at a meeting duly called and held at which all members thereof were present, has, by unanimous vote, in good faith, among other things, (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of the Partnership and with respect to the GP Merger, the General Partner (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, (iii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (iv) authorized and directed that the approval of this Agreement and the transactions contemplated hereby be submitted to a vote of the Partnership’s limited partners pursuant to Section 14.3 of the Partnership Agreement and authorized the Partnership’s limited partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Section 3.4 Reports and Financial Statements.

(a) The Partnership and each of its Subsidiaries has filed or furnished all forms, documents, reports, schedules, certifications, prospectuses, registration and other statements required to be filed or furnished by it with the SEC since January 1, 2019 (collectively with all documents filed or furnished on a voluntary basis on Form 8-K, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Partnership SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Partnership SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents and none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements (including all related notes and schedules) of the Partnership included in the Partnership SEC Documents fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries, as at the respective dates thereof (if amended, as of the date of the last such amendment), and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with the generally accepted accounting principles in the United States (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Partnership’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the General Partner’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The General Partner’s management has completed an assessment of the effectiveness of the Partnership’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the General Partner has disclosed to the Partnership’s auditors and the audit committee of the GP Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Partnership’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.6 No Undisclosed Liabilities.

(a) Except (i) as reflected or reserved against in the Partnership’s consolidated balance sheet as of June 30, 2021 (the “Balance Sheet Date”) (including the notes thereto) included in the Partnership SEC Documents, (ii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (iii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, (iv) for liabilities and obligations that have been discharged or paid in full or (v) as expressly permitted or required by this Agreement, neither the Partnership nor any Subsidiary of the Partnership has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto), other than those that would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet financing arrangements, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Documents.

Section 3.7 Compliance with Law; Permits.

(a) The Partnership and its Subsidiaries are in compliance with, and are not in default under or in violation of any Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Partnership Material Adverse Effect. Since January 1, 2019, neither the Partnership nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) The Partnership and its Subsidiaries are in possession of all Permits necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Partnership Permits”), except where the failure to have obtained or filed any of the Partnership Permits would not have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are valid and in full force and effect except where the failure to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and each of its Subsidiaries are in compliance with the terms and requirements of all Partnership Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Partnership Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Partnership, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Entity to fail to or refuse to issue, renew or extend any Partnership Permit (in each case, with or without notice or lapse of time or both), except for such violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) Without limiting the generality of Section 3.7(a), the Partnership, each of its Subsidiaries, and, to the Knowledge of the Partnership, each joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act (the “FCPA”), and any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has not, to the Knowledge of the Partnership, been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the FCPA or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the Knowledge of the Partnership, is not being (and has not been) investigated by any Governmental Entity except in each case as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial, civil or criminal) pending or, to the Knowledge of the Partnership, threatened in writing against or affecting the Partnership, any of its Subsidiaries, or any of their respective assets or operations, or to the Knowledge of the Partnership, against any Person or entity whose liability the Partnership or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law, (ii) the Partnership and its Subsidiaries are in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any Partnership Real Property or, to the Knowledge of the Partnership, formerly owned, leased or operated by the Partnership or any Subsidiary of the Partnership that has given rise or could reasonably be expected to give rise to the Partnership or any Subsidiary of the Partnership incurring any remedial obligation or corrective action requirement under applicable Environmental Law, (iv) to the Knowledge of the Partnership, no Hazardous Material has been disposed of or transported in violation of any applicable Environmental Law from any property currently or formerly owned, leased or operated by the Partnership or any Subsidiary of the Partnership or as a result of any operations or activities of the Partnership or any Subsidiary of the Partnership, (v) the Partnership is not party to any order or subject to any judgment or decree relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that imposes any obligation on the Partnership or any of its Subsidiaries under any Environmental Law, (vi) there have been no ruptures or explosions in the Partnership’s Systems resulting in claims for personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures or explosions have been fully resolved, and (vii) to the Partnership’s Knowledge, there are no defects, corrosion or other damage to any of the Partnership’s Systems that would reasonably be expected to result in a pipeline integrity failure.

(b) Notwithstanding any other language in this Agreement, this Section 3.8 contains the Partnership’s sole representations with respect to Environmental Law or Hazardous Materials.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Partnership Disclosure Schedule lists all material Partnership Benefit Plans and material Old Plans. With respect to each material Partnership Benefit Plan and each material Old Plan, the Partnership has made available to Parent complete and accurate copies of (A) such Benefit Plan, including any amendment thereto, (B) a written description of any such Benefit Plan if such plan is not set forth in a written document and (C) the most recent Internal Revenue Service determination letter (if any).

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) the Partnership Benefit Plans have been maintained and administered in compliance with their terms and with Law, including ERISA and the Code to the extent applicable thereto, and (ii) all contributions and payments required to be made under the terms of the Partnership Benefit Plans have been timely made or, if not yet due, have been properly reflected in Parent’s financial statements in accordance with GAAP.

(c) None of the Partnership, the General Partner or any of their respective Subsidiaries sponsor, maintain, contribute to, or is required to contribute to, or has any liability with respect to, any plan or arrangement which provides retiree health, medical, life or other welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code.

(d) None of the Partnership, the General Partner or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has any liability with respect to, any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or a multiemployer plan (as defined in Section 3(37) of ERISA).

(e) Except as contemplated by Section 5.5 and Section 5.6, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event: (i) entitle any current or former employee, consultant, officer or other service provider of the Partnership, the General Partner or their respective Subsidiaries (or, to the Knowledge of the Partnership and the General Partner, Seconded Employees), to any material payment, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due any such employee, consultant, officer or other service provider of the Partnership, the General Partner or their respective Subsidiaries, (iii) trigger any funding (through a grantor trust or otherwise) of material compensation or benefits, or (iv) trigger any other material compensatory obligation, benefit (including loan forgiveness), requirement or restriction.

(f) No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee or other service provider of the Partnership, the General Partner or their respective Subsidiaries who is a “disqualified individual” (within the meaning of Section 280G of the Code) would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(g) No Partnership Benefit Plan nor any award thereunder constitutes non-qualified deferred compensation under Section 409A of the Code. No director, officer, employee or service provider of the Partnership, the General Partner or their respective Subsidiaries is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to Taxes imposed under Section 409A or Section 4999 of the Code.

(h) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, there are no pending or, to the Knowledge of the Partnership and the General Partner, threatened claims by any employee or beneficiary covered under any Partnership Benefit Plan or otherwise involving any Partnership Benefit Plan (other than routine claims for benefits).

(i) No Partnership Benefit Plan provides benefits or compensation to any employees or other service providers who reside or perform services primarily outside of the United States.

Section 3.10 Absence of Certain Changes or Events. From the Balance Sheet Date, there has not been a Partnership Material Adverse Effect.

Section 3.11 Investigations; Litigation. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) there is no investigation or review pending (or, to the Knowledge of the Partnership, threatened) by any Governmental Entity with respect to the Partnership or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the Knowledge of the Partnership, threatened) against or affecting the Partnership or any of its Subsidiaries or any of their respective assets or operations, and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against or affecting the Partnership or any of its Subsidiaries or any of their respective assets or operations.

Section 3.12 Information Supplied. None of the information provided in writing by the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Units in the LP Merger and in which the Combined Consent Statement/Prospectus will be included as a prospectus (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the Combined Consent Statement/Prospectus will, on the date it is first mailed to the Partnership’s unitholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Combined Consent Statement/Prospectus and the Form S-4 (solely with respect to the portion thereof based on information supplied by the Partnership or the General Partner or any of their respective Subsidiaries for inclusion or incorporation by reference therein, but excluding any portion thereof based on information supplied by or on behalf of Parent or the Merger Subs for inclusion or incorporation by reference therein, with respect to which no representation is made by the Partnership or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Partnership with respect to information or statements made or incorporated by reference in the Form S-4 or the Combined Consent Statement/Prospectus that were not specifically supplied in writing by or on behalf of the Partnership or the General Partner.

Section 3.13 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there are no proceedings pending, or to the Knowledge of Partnership, threatened in writing, alleging that Partnership or any of its Subsidiaries is in material violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the “FPA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility commission or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be.

(b) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all filings (other than immaterial filings) required to be made by the Partnership or any of its Subsidiaries since January 1, 2019, with the (i) Federal Energy Regulatory Commission (“FERC”) under the NGA, the NGPA, the ICA, the FPA, PUHCA, or the rules and regulations promulgated thereunder, (ii) the Department of Energy or (iii) any state public utility commission or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 3.14 Tax Matters. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect:

(a) all Tax Returns that were required to be filed by or with respect to the General Partner, the Partnership or any of the Partnership’s Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by the General Partner, the Partnership or any of the Partnership’s Subsidiaries, or for which the General Partner, the Partnership or any such Subsidiaries may be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established;

(c) all Tax withholding and deposit requirements imposed on or with respect to the General Partner, the Partnership or any of the Partnership’s Subsidiaries have been satisfied in full in all respects;

(d) there are no Liens (other than Partnership Permitted Liens) on any of the assets of the General Partner, the Partnership or any of the Partnership’s Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the General Partner, the Partnership or any of the Partnership’s Subsidiaries;

(f) there is no written claim against the General Partner, the Partnership or any of the Partnership’s Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Return of or with respect to the General Partner, the Partnership or any such Subsidiaries;

(g) no claim has ever been made by an authority in a jurisdiction where the General Partner, the Partnership or any of the Partnership’s Subsidiaries does not file Tax Returns that the General Partner, the Partnership or such Subsidiary is or may be subject to taxation in that jurisdiction;

(h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to the General Partner, the Partnership or any of the Partnership’s Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the General Partner, the Partnership or any such Subsidiaries;

(i) none of the General Partner, the Partnership or any of the Partnership’s Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method or adjustment under Section 482 of the Code for any taxable period ending on or before the Closing Date, pursuant to any agreement with any Tax authority with respect to any such taxable period, as a result of an intercompany transaction, an installment sale or open transaction disposition entered into on or prior to the Closing Date or the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date;

(j) none of the General Partner, the Partnership or any of the Partnership’s Subsidiaries is a party to a Tax allocation, sharing or indemnity agreement or arrangement, and no payments are due or will become due by the General Partner, Partnership or any such Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(k) none of the General Partner, the Partnership or any of the Partnership’s Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law) or has any liability for the Taxes of any Person (other than the General Partner, the Partnership or any such Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes);

(l) none of the General Partner, the Partnership or any of the Partnership’s Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(m) the Partnership and each of the Partnership’s Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(n) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation;

(o) the General Partner is properly disregarded as an entity separate from the Sponsor for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b); and

(p) neither the General Partner nor the Partnership is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the LP Merger from being treated in accordance with the Intended Tax Treatment for U.S. federal income tax purposes.

Notwithstanding any other language in this Agreement, Section 3.9 and Section 3.14 contain the Partnership’s sole representations with respect to Tax matters.

Section 3.15 Employment and Labor Matters.

(a) Except as set forth on Section 3.15(a) of the Partnership Disclosure Schedule, (i) neither the Partnership, the General Partner nor any of their Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor union, labor organization or other similar collective bargaining representative applicable to employees of, or individuals who provide services with respect to, the Partnership, the General Partner or any of their Subsidiaries, (ii) there are no existing or, to the Knowledge of the Partnership, threatened strikes or lockouts with respect to any employees of, or individuals who provide services primarily with respect to, the Partnership, the General Partner or any of their Subsidiaries, (iii) to the Knowledge of the Partnership, there is no union organizing effort pending or threatened with respect to any employees of the Partnership, the General Partner, or their respective Subsidiaries (such individuals, other than the Seconded Employees, are referred to herein as the “Partnership Employees”) or the Seconded Employees, (iv) there is no material unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Partnership, threatened with respect to Partnership Employees or, to the Knowledge of the Partnership and the General Partner, the Seconded Employees and (v) there is no slowdown or work stoppage in effect or, to the Knowledge of the Partnership, threatened with respect to Partnership Employees or individuals who provide services primarily with respect to the Partnership or, to the Knowledge of the Partnership and the General Partner, the Seconded Employees, the General Partner or any of their respective Subsidiaries. The Seconded Employees are not covered by any collective bargaining or similar agreement with any labor union, labor organization or similar collective bargaining representative.

(b) The Partnership, the General Partner and their Subsidiaries are, and since January 1, 2019 have been, in all material respects, in compliance with all Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. None of the Partnership, the General Partner or any of their Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken since January 1, 2019.

Section 3.16 Intellectual Property. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, either the Partnership or a Subsidiary of the Partnership owns, or is licensed or otherwise possesses subsisting rights to use, free and clear of Liens other than Partnership Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights (“Intellectual Property”) used in and necessary to their respective businesses as currently conducted (collectively, the “Partnership Intellectual Property”). Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Partnership, threatened claims by any Person alleging infringement, misappropriation or other violation by the Partnership or any of its Subsidiaries of any Intellectual Property of any Person, (b) to the Knowledge of the Partnership, the conduct of the business of the Partnership and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person, (c) neither the Partnership nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Partnership’s or any its Subsidiaries’ rights to Partnership Intellectual Property that is owned by the Partnership or a Subsidiary of the Partnership, and (d) to the Knowledge of the Partnership, no Person is infringing, misappropriating or otherwise violating any Partnership Intellectual Property that is owned by the Partnership or a Subsidiary of the Partnership.

Section 3.17 Real Property.

(a) Either the Partnership or a Subsidiary of the Partnership (i) has good and valid title to each material real property owned by the Partnership or any Subsidiary of the Partnership, other than Partnership Real Property Leases and Rights-of-Way (such owned real property collectively, the “Partnership Owned Real Property”) and (ii) has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Partnership or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (any property subject to such lease, sublease or other agreement, the “Partnership Leased Real Property”; together with the Partnership Owned Real Property, collectively, the “Partnership Real Property” and such leases, subleases and other agreements are, collectively, the “Partnership Real Property Leases”), in each case, free and clear of all Liens other than any Partnership Permitted Liens. Except as would not reasonably be expected to be material to the Partnership and its Subsidiaries, (A) each Partnership Real Property Lease is valid, binding and in full force and effect in accordance with its terms, subject to the Equitable Exceptions and (B) no uncured default of a material nature on the part of the Partnership or, if applicable, its Subsidiary or, to the Knowledge of the Partnership, the lessor thereunder, exists under any Partnership Real Property Lease, and to the Knowledge of the Partnership, no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Partnership Real Property Lease. Section 3.17(a) of the Partnership Disclosure Schedule sets forth a complete and accurate list of the physical addresses or county parcel for all Partnership Real Property and correctly identifies the corresponding fee title holder or lessee, as applicable, to such respective property.

(b) Except as would not reasonably be expected to be material to the Partnership and its Subsidiaries and except for Permitted Liens, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Partnership Owned Real Property or the Partnership Leased Real Property that would reasonably be expected to adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership and its Subsidiaries, (ii) other than arrangements solely among the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries, there are no outstanding purchase options or rights of first refusal in favor of any other party to purchase any Partnership Owned Real Property or any portion thereof or interest therein, and (iii) neither the Partnership nor any of its Subsidiaries is currently leasing, subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of Partnership Owned Real Property or Partnership Leased Real Property.

(c) Except as would not reasonably be expected to be material to the Partnership and its Subsidiaries: (i) each of the Partnership and its Subsidiaries has such Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Partnership Permitted Liens); (ii) the Partnership and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Partnership and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither the Partnership nor any of its Subsidiaries has received written notice of, and, to the Knowledge of the Partnership, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Partnership and its Subsidiaries in and to any such Rights-of-Way. Except as would not reasonably be expected to be material to the Partnership and its Subsidiaries: (A) all pipelines operated by the Partnership and its Subsidiaries have or are otherwise entitled to the benefits of all material Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and (B) there are no gaps (including any gap arising as a result of any breach by the Partnership or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

(d) As of the date hereof, there are no eminent domain or other similar proceedings pending or, to the Knowledge of the Partnership, threatened, with respect to or affecting any portion of the Partnership Real Property except as would not reasonably be expected to be material to the Partnership and its Subsidiaries.

Section 3.18 Insurance. As of the date hereof and as of immediately prior to the Closing, the Partnership and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Partnership believes to be customary for the industries in which it and its Subsidiaries operate. Neither the Partnership nor any of its Subsidiaries has received notice of any pending or, to the Knowledge of the Partnership, threatened cancellation, premium increase or request that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance policy (retroactive or otherwise) with respect to any such insurance policy, and each of its Subsidiaries is in material compliance with all conditions contained therein. Section 3.18 of the Partnership Disclosure Schedule lists the annual premiums paid by, or on behalf of, the Partnership for directors and officers liability insurance policies.

Section 3.19 Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Jefferies LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Public Holder Exchange Ratio and the resulting Public Holder Merger Consideration to be received in the transactions contemplated by this Agreement by the holders of Partnership Common Units other than the General Partner and its Affiliates (which Affiliates include but are not limited to the Sponsor, but exclude the Partnership and its Subsidiaries) pursuant to this Agreement is fair, from a financial point of view, to the Partnership and the holders of Partnership Common Units other than the General Partner and its Affiliates (which Affiliates include but are not limited to the Sponsor, but exclude the Partnership and its Subsidiaries).

Section 3.20 Material Contracts.

(a) All Contracts of the types referred to in clauses (i) through (v) below to which the Partnership, the General Partner or any of their Subsidiaries is a party to or bound by are referred to herein as “Partnership Material Contracts.” “Contract” means any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) expressly imposes any material restriction on the right or ability of the Partnership or any of its Subsidiaries to compete with any other Person or acquire or dispose of the securities of any other Person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Partnership or any of its Subsidiaries in a material manner;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness for borrowed money of the Partnership or any of its Subsidiaries in an amount in excess of $25.0 million, other than such indebtedness for borrowed money among the Partnership and its wholly-owned Subsidiaries;

(iv) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries; or

(v) any Contract expressly limiting or restricting the ability of the Partnership or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their Equity Interests.

Except for this Agreement, the Contracts filed as exhibits to the Partnership SEC Documents as of the date of this Agreement, and any Contract that constitutes a Partnership Material Contract under Section 3.20(a)(ii) above as a result of dedication or delivery point requirements in such Contract, the Material Contracts are set forth in Section 3.20 of the Partnership Disclosure Schedule.

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) none of the Partnership, the General Partner or any of their Subsidiaries is in breach of or default under the terms of any Partnership Material Contract, (ii) no other party to any Partnership Material Contract, to the Knowledge of the Partnership is in breach of or default under the terms of any Partnership Material Contract, (iii) each Partnership Material Contract is a valid and binding obligation of the Partnership or the Subsidiary of the Partnership that is party thereto and, to the Knowledge of the Partnership, of each other party thereto, and is in full force and effect, subject to the Equitable Exceptions and (iv) the Partnership and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Partnership Material Contract.

Section 3.21 Finders or Brokers. Except as set forth on Section 3.21 of the Partnership Disclosure Schedule, none of the Partnership, the General Partner or any of their Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the LP Merger.

Section 3.22 State Takeover Statute. The action of the GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state Takeover Laws. There is no unitholder rights plan in effect, to which the Partnership is a party or otherwise bound, except as set forth in the Organizational Documents of the Partnership.

Section 3.23 Investment Company Act. The Partnership and its Subsidiaries are not subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 3.24 Pre-Closing Transactions. Except as set forth on Section 3.24 of the Partnership Disclosure Schedule and except for the transactions and services provided under that certain Services and Secondment Agreement, dated September 25, 2017, by and between the Partnership and Sponsor (including coverage under insurance policies of Sponsor and its Subsidiaries), at the Closing, the Partnership or its Subsidiaries will own, hold or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts), all of the assets and properties, whether personal, real or mixed, wherever located, that are, as of the date hereof, owned by Sponsor and its Subsidiaries (other than the Partnership and its Subsidiaries) but used or held for use in the operation of the Partnership and its Subsidiaries as conducted immediately prior to the date hereof.

Section 3.25 No Additional Representations or Warranties; Non-Reliance.

(a) The Partnership and the General Partner acknowledge that none of Parent, Merger Sub or GP Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent, Merger Sub or GP Merger Sub to the Partnership in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that none of Parent, Merger Sub or GP Merger Sub makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Partnership or the General Partner (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries, including as to the accuracy or completeness thereof, and neither the Partnership nor the General Partner has relied on such information or any other information or representation or warranty not set forth in Article IV.

(b) The Partnership and the General Partner have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledge that the Partnership and the General Partner have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Partnership in accordance with the terms hereof, in entering into this Agreement, the Partnership and the General Partner have relied solely upon their independent investigation and analysis of Parent and its Subsidiaries, and the Partnership and the General Partner acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made, or information supplied, by Parent, its Subsidiaries, or any of their respective Affiliates, unitholders, controlling Persons, officers, employees, or Representatives (including with respect to the accuracy or completeness thereof) that are not expressly set forth in Article IV or in any certificate delivered by Parent, Merger Sub or GP Merger Sub to the Partnership, whether or not such representations, warranties or statements were made, or such other information was supplied, in writing or orally. The Partnership and the General Partner acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent, Merger Sub or GP Merger Sub to the Partnership, (i) Parent, Merger Sub and GP Merger Sub do not make, and have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and the Partnership is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by Parent, Merger Sub or GP Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Partnership or the General Partner as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Partnership or any of its officers, employees or Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND GP MERGER SUB

Except as disclosed in (a) the Parent SEC Documents filed or furnished prior to the date hereof (excluding any disclosure set forth in any such Parent SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements) or (b) the disclosure schedule delivered by Parent to the Partnership immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein (provided that (i) disclosure in any section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have a Parent Material Adverse Effect), each of Parent, Merger Sub and GP Merger Sub, jointly and severally, represents and warrants to the Partnership and the General Partner as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent, Merger Sub, GP Merger Sub and their respective Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite limited partnership, limited liability company or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Merger Sub, GP Merger Sub and their respective Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has made available to the Partnership prior to the date of this Agreement true and complete copies of the Organizational Documents of Parent and Parent GP.

Section 4.2 Capitalization.

(a) As of the execution of this Agreement, the issued and outstanding Equity Interests of Parent consisted solely of (i) 62,899,539 Parent Common Units (including 5,229,875 Parent Common Units issuable pursuant to employee and director equity plans of Parent (the “Parent Equity Plans”)), (ii) a non-economic general partner interest (the “Parent GP Interest”) and (iii) 71,257,445 Parent Preferred Units convertible into 7,125,744 Parent Common Units. All outstanding Parent Common Units and Parent Preferred Units are duly authorized, validly issued, fully paid (to the extent required by the Organizational Documents of Parent) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Organizational Documents of Parent). The Parent GP Interest has been duly authorized and validly issued.

(b) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the unitholders of Parent on any matter.

(c) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the Equity Interests of Parent or any of its Subsidiaries.

(d) As of the date of this Agreement, all of the issued and outstanding Equity Interests of each of Merger Sub and GP Merger Sub are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act). All of the issued and outstanding Equity Interests of each of Merger Sub and GP Merger Sub are, and at the Effective Time will be, solely owned, beneficially and of record, by Parent. Neither Merger Sub nor GP Merger Sub has any outstanding subscription, option, warrant, call, convertible security, exchangeable security or other similar right, agreement or commitment pursuant to which any Person other than Parent may acquire any equity security of Merger Sub or GP Merger Sub. Merger Sub and GP Merger Sub have been formed solely for the purpose of engaging in the Mergers and the other transactions contemplated by this Agreement. Neither Merger Sub nor GP Merger Sub has conducted or engaged in any business activities of any kind or type whatsoever or entered into any agreements or arrangements with any Person prior to the date hereof and neither has, and prior to the Effective Time will not have, any assets, and has not and prior to the Effective Time, will not incur, directly or indirectly, liabilities or obligations of any nature other than those incident to their respective formation and pursuant to this Agreement and the LP Merger and the GP Merger and the other transactions contemplated by this Agreement.

(e) When issued pursuant to the terms hereof, all outstanding Parent Common Units constituting any part of the Equity Consideration will be duly authorized, validly issued, fully paid (to the extent required under the Organizational Documents of Parent) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Organizational Documents of Parent).

(f) Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding Equity Interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Parent Permitted Liens, and all of such Equity Interests are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware LLC Act or other similar Laws in any jurisdiction in which such Subsidiary is organized) and free of preemptive rights. Except for the Equity Interests in Parent’s Subsidiaries and except as set forth in Section 4.2(f) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any Equity Interest in any Person.

(g) Parent GP is the sole general partner of Parent. Parent GP is the sole record and beneficial owner of the Parent GP Interest. Parent GP owns the Parent GP Interest free and clear of any Liens, other than Liens arising under or pursuant to the Organizational Documents of Parent and Liens imposed by applicable securities Laws. Parent GP has no assets, liabilities or obligations of any nature other than those incident to serving as the general partner of Parent.

Section 4.3 Authority; Noncontravention.

(a) Each of Parent, Merger Sub and GP Merger Sub has the requisite limited partnership or limited liability company power and authority, as applicable, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, have been duly and validly authorized by the Parent GP Board and Parent, in its own capacity and as the sole member of Merger Sub and GP Merger Sub, and no other entity or equity-holder proceedings on the part of Parent,

Merger Sub, GP Merger Sub or their respective equity holders are necessary to authorize the adoption of this Agreement or consummation of the transactions contemplated hereby. The Parent GP Board has approved this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of Parent Common Units in connection with the LP Merger. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and GP Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the counterparties hereto, this Agreement constitutes the legal, valid and binding agreement of Parent, Merger Sub and GP Merger Sub and is enforceable against Parent, Merger Sub and GP Merger Sub in accordance with its terms, subject to Equitable Exceptions. As of the date hereof, Parent has no Knowledge that the Distribution Increase would violate Law or the Organizational Documents of Parent.

(b) Other than in connection with or in compliance with (i) the Delaware LP Act, (ii) the Delaware LLC Act, (iii) the Exchange Act, and the rules promulgated thereunder, (iv) the Securities Act, and the rules promulgated thereunder, (v) applicable state securities, takeover and “blue sky” Laws, (vi) the filing of the Certificates of Merger with the Secretary of State, (vii) the rules and regulations of the New York Stock Exchange (the “NYSE”), (viii) the HSR Act and (ix) rules and regulations of the SEC in connection with the filing with the SEC of the Combined Consent Statement/Prospectus, (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Partnership and the General Partner in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Law, for the consummation by Parent, Merger Sub or GP Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent, Merger Sub and GP Merger Sub of this Agreement do not and, assuming the Parent Approvals are obtained, the consummation of the transactions contemplated hereby and compliance with the provisions hereof, will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens other than Parent Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with, result in any violation of any provision of or require the consent of any Person under the Organizational Documents of Parent or any of its Subsidiaries or (iii) conflict with or violate any Laws, except in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Simultaneously with the execution of this Agreement, Parent has executed and delivered the Support Agreement.

Section 4.4 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents, reports, schedules, certifications, prospectuses, registration and other statements required to be filed or furnished by it with the SEC since January 1, 2019 (collectively with all documents filed or furnished on a voluntary basis on Form 8-K, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Documents and none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof (if amended, as of the date of the last such amendment), and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent GP’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Management of Parent GP has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent GP has disclosed to Parent’s auditors and the audit committee of the Parent GP Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Partnership prior to the date hereof.

Section 4.6 No Undisclosed Liabilities.

(a) Except (i) as reflected or reserved against in Parent’s consolidated balance sheet as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents, (ii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (iii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, (iv) for liabilities and obligations that have been discharged or paid in full or (v) as expressly permitted or required by this Agreement, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), other than those that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet financing arrangements, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in the Parent’s published financial statements or any Parent SEC Documents.

Section 4.7 Compliance with Law; Permits.

(a) Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of any Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2019, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have obtained or filed any of the Parent Permits would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in compliance with the terms and requirements of all Parent Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Entity to fail to or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for such violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Without limiting the generality of Section 4.7(a), Parent, each of its Subsidiaries, and, to the Knowledge of Parent, each joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the FCPA, and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has not, to the Knowledge of Parent, been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the FCPA or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the Knowledge of Parent, is not being (and has not been) investigated by any Governmental Entity, except in each case as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial, civil or criminal) pending or, to the Knowledge of Parent, threatened in writing against or affecting Parent or any of its Subsidiaries, or any of their respective assets or operations, or to the Knowledge of Parent, against any Person or entity whose liability Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law, (ii) Parent and its Subsidiaries are in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any Parent Real Property or, to the Knowledge of Parent, formerly owned, leased or operated by Parent or any Subsidiary of Parent, that has given rise or could reasonably be expected to give rise to Parent or any Subsidiary of Parent incurring any remedial obligation or corrective action requirement under applicable Environmental Law, (iv) to the Knowledge of Parent, no Hazardous Material has been disposed of or transported in violation of any applicable Environmental Law from any property currently or formerly owned, leased or operated by Parent or any Subsidiary of Parent or as a result of any operations or activities of Parent or any Subsidiary of Parent, (v) Parent is not party to any order or subject to any judgment or decree relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that imposes any obligation on Parent or any of its Subsidiaries under any Environmental Law, (vi) there have been no ruptures or explosions in Parent’s Systems resulting in claims for personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures or explosions have been fully resolved and (vii) to Parent’s Knowledge, there are no defects, corrosion or other damage to any of Parent’s Systems that would reasonably be expected to result in a pipeline integrity failure.

(b) Notwithstanding any other language in this Agreement, this Section 4.8 contains Parent’s sole representations with respect to Environmental Law or Hazardous Materials.

Section 4.9 Employee Benefit Plans.

(a) For purposes of this Agreement, “Parent Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by Parent, Parent GP or any of their respective Subsidiaries or under or with respect to which Parent, Parent GP or any of their respective Subsidiaries has any liability. With respect to each Parent Benefit Plan, Parent has delivered or made available to the Partnership copies of the following (to the extent applicable): (i) such Parent Benefit Plan, including any amendment thereto, (ii) a written description of any such Parent Benefit Plan if such plan is not set forth in a written document, (iii) each trust, insurance, annuity or other funding contract related thereto, (iv) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recent Internal Revenue Service determination letter, (vi) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto and (vii) all material correspondence to or from any Governmental Entity received in the last three years with respect to any such Parent Benefit Plan.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan has been maintained and administered in compliance with its terms and with Law, including ERISA and the Code to the extent applicable thereto, and (ii) all contributions required to be made under the terms of any Parent Benefit Plan have been timely made or, if not yet due, have been properly reflected in Parent’s financial statements in accordance with GAAP.

(c) None of Parent, Parent GP or any of their respective Subsidiaries sponsor, maintain, contribute to, or is required to contribute to, or has any liability with respect to, any plan or arrangement which provides retiree health, medical, life or other welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code.

(d) None of Parent, Parent GP or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to, or been required to contribute to, or has any liability (including on behalf of or in respect of an ERISA Affiliate) with respect to, any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or a multiemployer plan (as defined in Section 3(37) of ERISA).

(e) None of the Parent Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (as defined in Section 413(c) of the Code).

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event: (i) entitle any current or former employee, consultant, officer or other service provider of Parent, Parent GP or their respective Subsidiaries to any material payment, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due any such employee, consultant, officer or other service provider of the Parent, Parent GP or their respective Subsidiaries, (iii) trigger any funding (through a grantor trust or otherwise) of material compensation or benefits, or (iv) trigger any other material compensatory obligation, benefit (including loan forgiveness), requirement or restriction.

(g) No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee or other service provider of Parent, Parent GP or their respective Subsidiaries who is a “disqualified individual” (within the meaning of Section 280G of the Code) would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(h) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Benefit Plan and any award thereunder that constitutes non-qualified deferred compensation under Section 409A of the Code has been operated and documented in all material respects in compliance with Section 409A of the Code. No director, officer, employee or service provider of Parent, Parent GP or their respective Subsidiaries is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to Taxes imposed under Section 409A or Section 4999 of the Code.

(i) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Benefit Plan that provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States has been registered, listed, administered, funded and maintained in good standing, as applicable, in accordance with its terms and all Laws.

(j) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, there are no pending or, to Parent’s Knowledge, threatened claims by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan (other than routine claims for benefits).

Section 4.10 Absence of Certain Changes or Events. From the Balance Sheet Date, there has not been a Parent Material Adverse Effect.

Section 4.11 Investigations; Litigation. Except as would not have, individually or in the aggregate, have a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries or any of their respective assets or operations and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against or affecting Parent or any of its Subsidiaries or any of their respective assets or operations.

Section 4.12 Information Supplied. None of the information provided in writing by Parent or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the Combined Consent Statement/Prospectus will, on the date it is first mailed to the Partnership’s unitholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Combined Consent Statement/Prospectus and the Form S-4 (solely with respect to the portion thereof based on information supplied by Parent or its Subsidiaries for inclusion or incorporation by reference therein, but excluding any portion thereof based on information supplied by or on behalf of the Partnership, its Subsidiaries or the Conflicts Committee for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Combined Consent Statement/Prospectus that were not specifically supplied in writing by or on behalf of Parent.

Section 4.13 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there are no proceedings pending, or to the Knowledge of Parent, threatened in writing, alleging that Parent or any of its Subsidiaries is in material violation of the NGA, the NGPA, the ICA, the FPA, or the PUHCA or the rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility commission or department in a state within which Parent or any of its Subsidiaries operates, as the case may be.

(b) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, all filings (other than immaterial filings) required to be made by Parent or any of its Subsidiaries since January 1, 2019, with the (i) FERC under the NGA, the NGPA, the ICA, the FPA, PUHCA, or the rules and regulations promulgated thereunder, (ii) the Department of Energy or (iii) any state public utility commission or department in a state within which Parent or any of its Subsidiaries operates, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.14 Tax Matters. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by Parent or any of its Subsidiaries, or for which Parent or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established;

(c) all Tax withholding and deposit requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in full in all respects;

(d) there are no Liens (other than Parent Permitted Liens) on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries;

(f) there is no written claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Return of or with respect to Parent or any of its Subsidiaries;

(g) no claim has ever been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such Subsidiary is or may be subject to taxation in that jurisdiction;

(h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to Parent or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of Parent or any of its Subsidiaries;

(i) none of Parent or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method or adjustment under Section 482 of the Code for any taxable period ending on or before the Closing Date, pursuant to any agreement with any Tax authority with respect to any such taxable period, as a result of an intercompany transaction, an installment sale or open transaction disposition entered into on or prior to the Closing Date or the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date;

(j) none of Parent or any of its Subsidiaries is a party to a Tax allocation, sharing or indemnity agreement or arrangement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(k) none of Parent or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), or has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes);

(l) none of Parent or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(m) Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(n) Parent is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(o) neither Parent GP nor Parent is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the LP Merger from being treated in accordance with the Intended Tax Treatment for U.S. federal income tax purposes.

Notwithstanding any other language in this Agreement, Section 4.9 and Section 4.14 contain Parent’s sole representations with respect to Tax matters.

Section 4.15 Employment and Labor Matters.

(a) Except as set forth on Section 4.15(a) of the Parent Disclosure Schedule, (i) neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or other similar other collective bargaining representative applicable to employees of Parent or any of its Subsidiaries, (ii) there are no existing or, to the Knowledge of Parent, threatened strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), (iii) to the Knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (iv) there is no material unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened with respect to Parent or any of its Subsidiaries, and (v) there is no slowdown or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to any Parent Employees.

(b) Except for such matters that would not, individually or in the aggregate, have a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. None of Parent, Parent GP or any of their Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken since January 1, 2019.

Section 4.16 Intellectual Property. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses subsisting rights to use, free and clear of Liens other than Parent Permitted Liens, all Intellectual Property used in and necessary to their respective businesses as currently conducted (collectively, the “Parent Intellectual Property”). Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no pending or, to the Knowledge of Parent, threatened claims by any Person alleging infringement, misappropriation or other violation by Parent or any of its Subsidiaries of any Intellectual Property of any Person, (b) to the Knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person, (c) neither Parent nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of Parent’s or any its Subsidiaries’ rights to Parent Intellectual Property that is owned by Parent or a Subsidiary of Parent, and (d) to the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating any Parent Intellectual Property that is owned by Parent or a Subsidiary of Parent.

Section 4.17 Real Property.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has good and valid title to each material real property owned by Parent or any Subsidiary of Parent other than Parent Real Property Leases and Rights-of-Way (such owned real property collectively, the “Parent Owned Real Property”) and (ii) either Parent or a Subsidiary of Parent has a good and valid leasehold interest in each material lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (any property subject to such lease, sublease or other agreement, the “Parent Leased Real Property,” together with the Parent Owned Real Property, collectively, the “Parent Real Property” and such leases, subleases and other agreements are, collectively, the “Parent Real Property Leases”), in each case, free and clear of all Liens other than any Parent Permitted Liens. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Parent Real Property Lease is valid, binding and in full force and effect, subject to the Equitable Exceptions and (B) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the Knowledge of Parent, the landlord thereunder, exists under any Parent Real Property Lease, and to the Knowledge of Parent, no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Parent Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Parent Owned Real Property or the Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by Parent or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among Parent and its Subsidiaries or among Parent’s Subsidiaries, there are no outstanding purchase options or rights of first refusal in favor of any other party to purchase any Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent or any of its Subsidiaries in the operation of its business thereon, and (iii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy a material portion of a Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by Parent or its Subsidiaries in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries has such Rights-of-Way that are necessary for Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated and each such Right-of-Way is valid and free and clear of all Liens (other than Parent Permitted Liens); (ii) Parent and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) Parent and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither Parent nor any of its Subsidiaries have received written notice of, and to the Knowledge of Parent there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the revocation or termination of any Right-of-Way or would result in any impairment of the rights of Parent and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, all pipelines operated by Parent and its Subsidiaries have or are otherwise entitled to the benefits of all Rights-of-Way that are necessary for Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

(d) As of the date hereof, there are no eminent domain or other similar proceedings pending or, to the Knowledge of Parent, threatened, with respect to or affecting any portion of the Parent Real Property that would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.18 Insurance. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received notice of any pending or, to the Knowledge of Parent, threatened cancellation, premium increase or request that substantial capital improvements or any other material expenditures will have to be made in order to continue such insurance policy (retroactive or otherwise) with respect to any such insurance policy, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 4.19 Material Contracts.

(a) All Contracts of the types referred to in clauses (i) through (v) below to which Parent, Merger Sub, GP Merger Sub or any of their Subsidiaries is a party to or bound by are referred to herein as “Parent Material Contracts.”

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other Person or acquire or dispose of the securities of any other Person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of Parent or any of its Subsidiaries in a material manner;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness for borrowed money of Parent or any of its Subsidiaries in an amount in excess of $25.0 million, other than such indebtedness for borrowed money among Parent and its wholly owned Subsidiaries;

(iv) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between Parent and its Subsidiaries or among Parent’s Subsidiaries; or

(v) any Contract expressly limiting or restricting the ability of Parent or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their Equity Interests.

Except for this Agreement, the Contracts filed as exhibits to the Parent SEC Documents as of the date of this Agreement, and any Contract that constitutes a Parent Material Contract under Section 4.19(a)(ii) as a result of dedication or delivery point requirements in such Contract, the Material Contracts are set forth in Section 4.19 of the Parent Disclosure Schedule.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract, (ii) no other party to any Parent Material Contract, to the Knowledge of Parent, is in breach of or default under the terms of any Parent Material Contract, (iii) each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent that is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Equitable Exceptions and (iv) Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Material Contract.

Section 4.20 Finders or Brokers. Except as set forth on Section 4.20 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the LP Merger.

Section 4.21 Investment Company Act. Parent and its Subsidiaries are not subject to regulation under the Investment Company Act.

Section 4.22 State Takeover Statute. The action of the Parent GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby (including the receipt of the Equity Consideration by the unitholders of the Partnership) (a) Section 13.12 (and related sections) of the Sixth Amended and Restated Agreement of Limited Partnership of the Parent and any (b) Takeover Laws. There is no unitholder rights plan in effect, to which Parent is a party or otherwise bound, except as set forth in the Organizational Documents of Parent.

Section 4.23 Ownership of Partnership Common Units. Neither Parent nor any Affiliate of Parent “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any Partnership Common Units.

Section 4.24 Availability of Funds. Parent has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to pay the Cash Consideration and the GP Merger Consideration and to refinance the Partnership’s indebtedness for borrowed money or otherwise satisfy requirements of such obligations in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.25 No Additional Representations or Warranties; Non-Reliance.

(a) Each of Parent, Merger Sub and GP Merger Sub acknowledge that the Partnership and the General Partner do not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Partnership or General Partner to Parent, Merger Sub or GP Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Partnership and the General Partner make no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent, Merger Sub or GP Merger Sub (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Partnership and its Subsidiaries or (ii) the future business and operations of the Partnership and its Subsidiaries, including as to the accuracy and completeness thereof, and neither Parent, Merger Sub nor GP Merger Sub has relied on such information or any other representations or warranties not set forth in Article III.

(b) Each of Parent, Merger Sub and GP Merger Sub have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Partnership and its Subsidiaries and acknowledge that Parent, Merger Sub and GP Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Partnership or the General Partner to Parent and/or the Merger

Subs in accordance with the terms hereof, in entering into this Agreement, each of Parent, Merger Sub and GP Merger Sub have relied solely upon its independent investigation and analysis of the Partnership and the Partnership’s Subsidiaries, and Parent, Merger Sub and GP Merger Sub acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made, or information supplied, by the Partnership, the General Partner or their respective Subsidiaries, or any of their respective Affiliates, equity holders, controlling Persons, officers, employees, or Representatives (including with respect to the accuracy or completeness thereof) that are not expressly set forth in Article III or in any certificate delivered by the Partnership or the General Partner to Parent, Merger Sub or GP Merger Sub, whether or not such representations, warranties or statements were made, or such information was supplied, in writing or orally. Each of Parent, Merger Sub and GP Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Partnership or the General Partner to Parent, Merger Sub or GP Merger Sub, (i) the Partnership does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Parent, Merger Sub and GP Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Partnership or the General Partner to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or GP Merger Sub as having been authorized by the Partnership, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or GP Merger Sub or any of their officers, employees or Representatives are not and shall not be deemed to be or include representations or warranties of the Partnership unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Partnership.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated or abandoned pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Partnership or any of its Subsidiaries, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(a) of the Partnership Disclosure Schedule, the Partnership covenants and agrees that the Partnership shall, and shall cause its Subsidiaries to, use reasonable best efforts to (x) conduct their businesses in the ordinary course, (y) preserve substantially intact their present lines of business and preserve their relationships with significant customers and suppliers and (z) keep in full force and effect all material Partnership Permits; provided, however, that no action by the Partnership or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this covenant unless such action would constitute a breach of such other provision.

(b) Each of the Partnership and the General Partner agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (w) as may be required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Partnership or any of its Subsidiaries, (x) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be contemplated or required by this Agreement or (z) as set forth in Section 5.1(b) of the Partnership Disclosure Schedule, each of the Partnership and the General Partner:

(i) shall not adopt any amendments to the Organizational Documents of the Partnership or the General Partner and shall not permit any of the Partnership’s Subsidiaries to adopt any material amendments to its Organizational Documents;

(ii) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, encumber, split, combine or reclassify or authorize the issuance, sale, pledge, disposition, encumbrance, split, combination or reclassification of any of its Equity Interests, other than (1) issuances of Partnership Common Units in respect of the vesting, exercise or settlement of any Partnership Restricted Unit Awards outstanding on the date hereof or as may be granted to directors after the date hereof as permitted under the Partnership Equity Plan that is in the ordinary course of business consistent with the Parent’s past practices, (2) for transactions among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries which remain wholly owned Subsidiaries after the consummation of such transaction or (3) pledges or encumbrances due to Partnership Permitted Liens;

(iii) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Partnership or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its Equity Interests (whether in cash, assets, partnership units, stock or other securities of the Partnership or its Subsidiaries), except (1) dividends or distributions by any wholly owned Subsidiaries only to the Partnership or to any Subsidiary of the Partnership in the ordinary course of business, (2) dividends or distributions required under applicable Organizational Documents of such Person, and (3) regular quarterly cash distributions with customary record and payment dates on the Partnership Common Units of $0.56 per Partnership Common Unit per quarter;

(iv) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto other than the LP Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries or in connection with an acquisition not prohibited by Section 5.1(b)(v);

(v) shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly, any acquisition by merging or otherwise purchasing any assets (including Equity Interests) or any business of any Person or make loans, advances or capital contributions to, or investments in, any other Person (other than any of the Partnership’s Subsidiaries), in each case in excess of $5.0 million in the aggregate;

(vi) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets with a value in excess of $5.0 million in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and produced hydrocarbons, crude oil and refined products in the ordinary course of business or (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries;

(vii) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures, except for (1) expenditures set forth in Section 5.1(b)(vii) of the Partnership Disclosure Schedule or (2) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events (including pandemics and COVID-19), outages or otherwise;

(viii) shall not directly or indirectly, purchase, redeem or otherwise acquire any Equity Interests of the Partnership or any Subsidiary that is not wholly owned;

(ix) except as set forth in Section 5.1(b)(ix) of the Partnership Disclosure Schedule or as required by Law or any Partnership Benefit Plan as in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) materially increase the compensation or other benefits payable or provided to the Partnership’s or General Partner’s directors or officers, (2) enter into or materially amend any material employment, change of control, severance or retention agreement with any director, officer or employee of the Partnership or the General Partner, (3) establish, adopt, enter into, terminate or amend any Benefit Plan, (4) enter into, terminate or amend any collective bargaining agreement, (5) make any change in the key management structure of the Partnership or any of its material Subsidiaries, including the termination of existing officers (other than for cause) or the hiring of additional officers (except to replace any officers who are terminated in accordance with the foregoing), (6) grant any awards under the Partnership Equity Plan to an individual other than a director of the Partnership or the General Partner or (7) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than loans or advances for travel or reasonable business expenses consistent with past practices);

(x) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or Law;

(xi) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness for borrowed money, except (1) for any indebtedness for borrowed money among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries, (2) for any indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Partnership than such existing indebtedness, (3) for any guarantees by the Partnership of indebtedness for borrowed money of wholly owned Subsidiaries of the Partnership or guarantees by the Partnership’s wholly owned Subsidiaries of indebtedness for borrowed money of the Partnership or any wholly owned Subsidiary of the Partnership, which indebtedness is incurred in compliance with this Section 5.1(b)(xi), and (4) any indebtedness incurred pursuant to the Partnership Credit Facility which shall not exceed 10% of the aggregate amount listed on Section 5.1(b)(xi) of the Partnership Disclosure Schedule; provided further, that in the case of each of clauses (1) through (4), such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Partnership and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Partnership or any Subsidiary of the Partnership is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(xii) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, (A) modify, amend or terminate, or waive any rights under any Partnership Material Contract, in a manner or with an effect that is materially adverse to the Partnership and its Subsidiaries, taken as a whole, or (B) enter into any Partnership Material Contract (other than any such Contracts which are currently under negotiation by the Partnership and third parties that are beyond the term sheet negotiation phase as of the time of this Agreement) that (1) involves a potential liability or receivable, as the case may be, in excess of $10.0 million on an annual basis, (2) has a term greater than one year and (3) cannot be cancelled by the Partnership or any of its Subsidiaries without material penalty or further payment;

(xiii) shall not, and shall not permit any of its Subsidiaries to, enter into any (A) Partnership Material Contract (or any material amendment to any Partnership Material Contract) with any Affiliate or (B) any other agreement, arrangement, Contract or other transaction with any Affiliate (other than the Partnership and its Subsidiaries) other than agreements, arrangements or Contracts made in the ordinary course of business and on an arm’s length basis;

(xiv) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of the Balance Sheet Date included in the Partnership SEC Documents or (2) that do not exceed $10.0 million in the aggregate;

(xv) shall not, and shall not permit any of its Subsidiaries to (except in the ordinary course of business), (1) change its fiscal year or any material method of Tax accounting, (2) make, change or revoke any material Tax election, (3) enter into any closing agreement with respect to, or otherwise settle or compromise, any material liability for Taxes, (4) file any material amended Tax Return or (5) surrender a claim for a material refund of Taxes;

(xvi) shall not, and shall not permit any of its Subsidiaries, to prepay, redeem or repurchase any of the Partnership’s and OMP Finance Corp.’s $450.0 million, 8.00% senior unsecured notes due April 1, 2029;

(xvii) shall not, and shall not permit any of its Subsidiaries to, engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(xviii) permit the lapse (without renewal or replacement) of any existing material policy of insurance relating to the assets, operations and business activities of the Partnership or its Subsidiaries; and

(xix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (xviii) of this Section 5.1(b).

(c) Notwithstanding the provisions of this Section 5.1, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, the Partnership and its Subsidiaries may take or refrain from taking any COVID-19 Action so long as (i) prior thereto, the Partnership consults with, and considers in good faith, Parent’s suggestions and/or feedback, or (ii) such COVID-19 Action would not reasonably be expected to materially impact the Partnership’s ability to operate in the ordinary course of business or materially delay or impede the consummation of the LP Merger.

Section 5.2 Conduct of Business by Parent.

(a) From and after the date hereof until the earlier of the Effective Time and the Termination Date, and except (i) as may be required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees that Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to (x) conduct their businesses in the ordinary course, and (y) preserve substantially intact their present lines of business and preserve their relationships with significant customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this covenant unless such action would constitute a breach of such other provision.

(b) Parent agrees with the Partnership, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (w) as may be required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (x) as may be consented to by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as may be contemplated or required by this Agreement or (z) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent:

(i) shall not adopt any amendments to the Organizational Documents of Parent or Parent GP and shall not permit any of Parent’s Subsidiaries to adopt any material amendments to its Organizational Documents;

(ii) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, encumber, split, combine or reclassify or authorize the issuance, sale, pledge, disposition, encumbrance, split, combination or reclassification of any of its Equity Interests, other than (1) issuances of Parent Common Units in respect of the vesting, exercise or settlement of any Parent equity awards outstanding on the date hereof or as may be granted after the date hereof as permitted under any Parent Equity Plan that is in the ordinary course of business consistent with Parent’s past practices, (2) for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries which remain Subsidiaries after the consummation of such transaction or (3) pledges or encumbrances due to Parent Permitted Liens;

(iii) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by Parent or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its Equity Interests (whether in cash, assets, partnership units, stock or other securities of Parent or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to Parent or any Subsidiary of Parent in the ordinary course of business, (2) dividends or distributions required under the applicable Organizational Documents of such Person, and (3) regular quarterly cash distributions with customary record and payment dates on the Parent Common Units of $0.625 per Parent Common Unit per quarter;

(iv) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than any mergers, consolidations, restructurings or reorganizations solely among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries or in connection with an acquisition not prohibited by Section 5.2(b)(v);

(v) shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly, any acquisition by merging or otherwise purchasing any assets (including Equity Interests) or any business of any Person or make loans, advances or capital contributions to, or investments in, any other Person (other than any of Parent’s Subsidiaries), in each case in excess of $150.0 million in the aggregate or that would reasonably be expected to prevent, materially impede or materially delay the consummation of the LP Merger;

(vi) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets with a value in excess of $150.0 million in the aggregate;

(vii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or Law;

(viii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness for borrowed money, except for (1) any indebtedness for borrowed money so long as the Total Leverage Ratio (as defined in that certain Second Amended and Restated Credit Agreement, dated as of October 16, 2018, by and among Crestwood Midstream Partners LP, as borrower, the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, as in effect on the date hereof), is less than 3.75 to 1.00 and (2) any indebtedness incurred in connection with the consummation of the transactions contemplated by this Agreement;

(ix) shall not, and shall not permit any of its Subsidiaries to (except in the ordinary course of business), (1) change its fiscal year or any material method of Tax accounting, (2) make, change or revoke any material Tax election, (3) enter into any closing agreement with respect to, or otherwise settle or compromise, any material liability for Taxes, (4) file any material amended Tax Return or (5) surrender a claim for a material refund of Taxes;

(x) shall not, and shall not permit any of its Subsidiaries to, engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of Parent for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and

(xi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (x) of this Section 5.2(b).

(xii) Notwithstanding the provisions of this Section 5.2, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, Parent and its Subsidiaries may take or refrain from taking any COVID-19 Action so long as (i) prior thereto, Parent consults with, and considers in good faith, the Partnership’s suggestions and/or feedback, or (ii) such COVID-19 Action would not reasonably be expected to materially impact Parent’s ability to operate in the ordinary course of business or materially delay or impede the consummation of the LP Merger.

Section 5.3 Mutual Access.

(a) For purposes of furthering the transactions contemplated hereby, each of the Partnership and Parent shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives (such Persons described in this clause (ii), collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ key employees and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Partnership and its Subsidiaries, as Parent may reasonably request, and Parent and its Subsidiaries, as the Partnership may reasonably request, as the case may be (including information necessary to prepare the Combined Consent Statement/Prospectus). Notwithstanding the foregoing, neither the Partnership nor Parent shall be required to afford such access to the extent it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries, would constitute a violation of any Law or would interfere with the ability of such party or any of its Subsidiaries’ ability to comply with any COVID-19 Measures. Neither the Partnership nor Parent, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study or any Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis) with respect to any property of the other party or any of the other party’s Subsidiaries without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of June 28, 2021, between the Sponsor and Crestwood Midstream Partners LP (the “Confidentiality Agreement”).

Section 5.4 Form S-4.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Partnership shall prepare and file with the SEC the Form S-4, which will include the Combined Consent Statement/Prospectus. Each of Parent and the Partnership shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the LP Merger and the other transactions contemplated hereby. Parent shall also take any action required to be taken under any applicable state or provincial securities Laws in connection with the issuance and reservation of Parent Common Units in the LP Merger, and the Partnership shall furnish all information concerning the Partnership and its Subsidiaries and the holders of Partnership Common Units, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Combined Consent Statement/Prospectus will be made by Parent or the Partnership, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Partnership, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Units issuable in connection with the LP Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Combined Consent Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Partnership, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Partnership that should be set forth in an amendment or supplement to any of the Form S-4 or the Combined Consent Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the unitholders of the Partnership. For the avoidance of doubt, the Combined Consent Statement/Prospectus shall not be required to include a recommendation by the GP Board or the Conflicts Committee to the Partnership’s unitholders regarding this Agreement.

(b) The General Partner shall distribute to the Partnership’s unitholders the Combined Consent Statement/Prospectus as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Partnership shall (i) in accordance with its Organizational Documents and Law, take all actions to establish a record date (which will be as soon as reasonably practicable after the date upon which the Form S-4 is declared effective) for the purpose of determining Partnership unitholders entitled to deliver written consents, and (ii) in accordance with its Organizational Documents and Law, distribute to the Partnership’s unitholders, the Combined Consent Statement/Prospectus, which shall include a form of consent that may be executed by the public unitholders of the Partnership Common Units in connection with the Requisite Unitholder Approval, as soon as reasonably practicable after the date upon which the Form S-4 becomes effective (and, in the case of the Sponsor, within 24 hours of the Form S-4 being declared effective).

Section 5.5 Partnership Restricted Unit Awards.

(a) Each award of restricted units that corresponds to Partnership Common Units, whether vested or unvested (each, a “Partnership Restricted Unit Award”), that is outstanding immediately prior to the Effective Time, shall, immediately prior to the Effective Time, automatically become fully vested and shall without any action on the part of the Partnership, Parent or the holder thereof, be cancelled and converted into a right to receive a number of unrestricted Parent Common Units equal to the product obtained by multiplying (x) the number of Partnership Common Units subject to such Partnership Restricted Unit Award immediately prior to the Effective Time by (y) the Public Holder Exchange Ratio, rounded up or down to the nearest whole Parent Common Unit.

(b) The General Partner, the GP Board or any authorized committee of the GP Board shall take any and all actions reasonably necessary to effectuate the transactions contemplated by this Section 5.5.

Section 5.6 Employee Matters.

(a) Not later than 20 days prior to the Closing Date, Parent shall, or shall cause one of its Subsidiaries to, extend a written offer of employment with Parent or its Subsidiary to each Person set forth on Section 5.6(a) of the Partnership Disclosure Schedule (the “Offered Employees”) for employment effective as of the Effective Time and on terms that are consistent with the remaining provisions of this Section 5.6. Parent or its Subsidiary shall provide each Offered Employee with no less than 10 days in which to accept or reject such offer of employment. At least five days prior to the Closing Date, Parent shall inform the Partnership in writing which Offered Employees have accepted an offer of employment and which Offered Employees have rejected or not timely responded to an offer of employment. All Offered Employees who accept employment with Parent or its Subsidiary pursuant to an offer of employment described in this Section 5.6(a) and who commence employment with Parent or its Subsidiary are referred to herein as the “Transferred Employees”.

(b) Following the Effective Time and until the first anniversary of the Closing Date (the “Continuation Period”), Parent shall, or shall cause one of its Subsidiaries to, provide the Transferred Employees with (i) annual base salary or wages (as applicable) and annual cash incentive compensation opportunities, in the aggregate, that are no less favorable than the aggregate compensation opportunities provided to such Transferred Employees immediately prior to the Effective Time (including annual base salary or wages (as applicable), annual cash incentive compensation and equity-based incentive opportunities) (provided, that the foregoing shall not preclude Parent from implementing broad-based salary or other pay reduction programs, following the date of this Agreement that are made in connection with market conditions and are proportionate with reductions in salary or other pay for Parent’s other similarly situated employees) and (ii) employee benefits (excluding defined benefit and supplemental pensions and retiree medical benefits) that are no less favorable than either, at Parent’s election, (A) the other compensation and employee benefits provided to similarly-situated employees of Parent and its Subsidiaries, or (B) the other compensation and employee benefits provided to such Transferred Employees immediately prior to the Effective Time.

(c) For purposes of vesting, eligibility to participate and, solely for vacation and paid time off policies, severance plans and policies, and disability plans and policies, determining levels of benefits (but not, for the avoidance of doubt, for purposes of benefit accrual under any defined benefit pension plan) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Transferred Employees after the Effective Time (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with the Partnership, the General Partner and their respective Subsidiaries and their respective predecessors and prior employers before the Effective Time, to the same extent as such Transferred Employee was entitled, before the Effective Time, to credit for such service under any similar Benefit Plan sponsored or maintained by the Sponsor or its Affiliate (other than the Partnership or the General Partner) in which such Transferred Employee participated or was eligible to participate immediately prior to the Effective Time (such plans, collectively, the “Old

Plans”), provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use reasonable best efforts to (i) waive or cause the waiver of any limitation on benefits relating to pre-existing conditions, actively-at-work exclusions, evidence of insurability and waiting periods for the Transferred Employees under any New Plan providing medical, dental, pharmaceutical and/or vision benefits for the Transferred Employee and his or her covered dependents to the extent that such limitations are waived or otherwise inapplicable to a Transferred Employee under any comparable Old Plan as of the Closing Date and (ii) credit amounts paid under any Old Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employees under any corresponding New Plan for purposes of applying deductibles, copayments, and out-of-pocket limits as though such amounts had been paid in accordance with the terms and conditions of the New Plan with respect to the plan year in which the Effective Time occurs to the extent such amounts were qualified to be taken into account for purposes of satisfying any deductible, copayment or out-of-pocket limit under the corresponding Old Plan. Furthermore, Parent shall assume and honor all vacation and paid time off days accrued by Transferred Employees prior to the Effective Time, including payment for such days upon termination of employment to the extent provided for under Law or the terms of the vacation and paid time off policies of the Partnership, General Partner and their Subsidiaries; provided, however, that the foregoing shall not restrict Parent from amending, modifying or terminating any applicable vacation or paid time off policy to the extent permitted by Law.

(d) Parent shall establish and maintain or make provision for, the establishment or continuation of a health care and dependent care flexible spending account plans applicable to the Transferred Employees and the election by any Transferred Employee under an Old Plan that includes flexible spending accounts will be continued as an election as if made under the applicable New Plan containing flexible spending accounts from the beginning of the plan year in which the Effective Time occurs.

(e) Parent shall cause its New Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement to accept a direct rollover of any Transferred Employee’s benefits under any corresponding Old Plan in which such Transferred Employee participated prior to the Effective Time, in cash.

(f) No later than the Effective Time, the General Partner or one of its Affiliates (including the Sponsor) shall pay pro-rata annual bonuses for the calendar year in which the Effective Time occurs for Transferred Employees based on the number of days from January 1 of such calendar year through the earlier of the Effective Time and December 31 of such calendar year that each Transferred Employee was employed by the Sponsor or its Affiliate during such calendar year.

(g) To the extent that a Transferred Employee is eligible as of the date hereof to receive severance benefits under the Sponsor Employee Change in Control Plan, effective as of March 31, 2012 (the “2012 Plan”), if the employment of such Transferred Employee is terminated on or prior to November 20, 2022 by Parent or its Affiliates other than for Cause (as defined in Section 5.6(g) of the Partnership Disclosure Schedule) or by a Transferred Employee for Good Reason (as defined in Section 5.6(g) of the Partnership Disclosure Schedule), Parent

shall, or shall cause its Affiliates to, provide such Transferred Employee with the severance benefits to which such Transferred Employee would have been entitled under the 2012 Plan, as set forth in Section 5.6(g)(i) of the Partnership Disclosure Schedule. To the extent that a Transferred Employee is eligible as of the date hereof to receive severance benefits under the Sponsor 2021 Employee Change in Control Plan (the “2021 Plan”), if the employment of such Transferred Employee is terminated by Parent or its Affiliates other than for Cause (as defined in Section 5.6(g) of the Partnership Disclosure Schedule) or by a Transferred Employee for Good Reason (as defined in Section 5.6(g) of the Partnership Disclosure Schedule), Parent shall, or shall cause its Affiliates to, provide such Transferred Employee with the greater of (A) the severance benefits to which such Transferred Employee would have been entitled under the 2021 Plan, as set forth in Section 5.6(g)(ii) of the Partnership Disclosure Schedule, or (B) the severance benefits under Parent’s or its Subsidiary’s severance plan, program or policy that is applicable to similarly-situated employees of Parent and its Subsidiaries, if any.

(h) Nothing in this Section 5.6 shall be construed as an amendment of, or undertaking to amend, any Benefit Plan or to prevent the amendment or termination of any Benefit Plan in accordance with its terms. Nothing in this Section 5.6 shall limit the right of Parent, the Surviving Entities or any of their Subsidiaries to terminate the employment of any Transferred Employee at any time, subject to any rights to severance benefits accrued as of the applicable termination date pursuant to Section 5.6(g). Without limiting the generality of Section 8.13, the provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other Person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan or other compensation or benefit plan or arrangement (including any Parent Benefit Plan) for any purpose.

Section 5.7 Regulatory Approvals; Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Laws to consummate and make effective the LP Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary actions or nonactions, waivers, clearances, consents and approvals, including the Partnership Approvals and the Parent Approvals, from Governmental Entities and make all necessary registrations, notifications and filings and take other steps as may be necessary to obtain an action or nonaction, waiver, clearance, consent or approval from any Governmental Entity, in each case as promptly as commercially practicable, (ii) obtain all necessary consents, approvals or waivers from third parties other than any Governmental Entity, in each case as promptly as commercially practicable, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Partnership and Parent shall use their reasonable best efforts to (i) as promptly as practicable (and in any event not more than ten business days) after the date hereof, make all required or advisable filings under the HSR Act, (ii) make available to the other party such information as the other party may reasonably request in order to make any HSR Act filings or respond to information or document requests by any relevant Governmental Entity, (iii) use reasonable best efforts to take, or cause to be taken, other actions and do, or cause to be done, other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of substantive notices or other substantive communications or correspondence between the Partnership or Parent, or any of their respective Subsidiaries or Affiliates, and any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions. Prior to transmitting any substantive communications, advocacy, white papers, information responses or other submissions to any Governmental Entity (or members of their respective staffs) in connection with the LP Merger or the other transactions contemplated by this Agreement, the Partnership and Parent shall permit counsel for the other parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other parties in connection therewith. Each of the Partnership and Parent agrees not to participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the LP Merger or the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate where appropriate and advisable under the circumstances.

(c) In furtherance and not in limitation of the foregoing, each of parties hereto shall use their reasonable best efforts to satisfy the conditions to closing identified in Section 6.1 of this Agreement as promptly as reasonably practicable, including (i) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the LP Merger or the other transactions contemplated by this Agreement from any relevant Governmental Entity and (ii) using reasonable best efforts to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate and make effective the transactions.

(d) Notwithstanding anything herein to the contrary, each of the Partnership and Parent agrees, and shall cause its Subsidiaries to, use its reasonable best efforts to take any and all steps necessary to eliminate each and every impediment under any antitrust or competition Law that is asserted by any Governmental Entity or any other party so as to enable the parties hereto to close the transactions contemplated hereby no later than the End Date, including but not limited to (i) negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, license, holding separate or other disposition of assets or businesses of the Partnership or Parent or any of their respective Subsidiaries, (x) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Partnership or Parent or any of their respective Subsidiaries and (y) creating any relationships, ventures, contractual rights, obligations or other arrangements of the Partnership or Parent or any of their respective Subsidiaries (each of the items described in this clause (i), a “Remedial Action”) (provided, that any Remedial Action may be conditioned upon the consummation of the transactions contemplated hereby) and (ii) defending through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring no later than the End Date; provided, however, that such litigation in no way limits the other obligations of the parties; provided, further, that notwithstanding anything to the contrary contained in this Section 5.7 or otherwise in this Agreement, Parent and its Subsidiaries shall not be required to offer, negotiate, commit to, effect, enter into or take any Remedial Action that would be, individually or in the aggregate, material to the business financial condition or continuing results of operations of Parent and its Subsidiaries (including the Partnership), taken as a whole, following the transactions contemplated hereby.

Section 5.8 Takeover Statutes. If any Takeover Law may become, or may purport to be, applicable to the LP Merger or any other transactions contemplated hereby, each of the Partnership and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.9 Public Announcements. Parent and the Partnership shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the LP Merger and, subject to the requirements of Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. Each of Parent and the Partnership may issue a press release, reasonably acceptable to the other party, announcing this Agreement.

Section 5.10 Indemnification and Insurance.

(a) Parent, Merger Sub and GP Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of any of the current or former Indemnified Parties as provided in the Organizational Documents of the Partnership, the General Partner or any Subsidiary thereof or in any agreement between the Partnership, the General Partner or any Subsidiary thereof, on the one hand, and the Indemnified Party, on the other hand, shall survive the Mergers and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Entities shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Partnership’s, the General Partner’s and any of their respective Subsidiaries’ Organizational Documents in effect immediately prior to the Effective Time (including the Organizational Documents of the Partnership and the General Partner) or in any indemnification agreements of the General Partner, the Partnership or their respective Subsidiaries with any of their respective current or former Indemnified Parties in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions (and Parent, Merger Sub and GP Merger Sub shall not authorize or consent to any such amendment, repeal or other modification) of the Surviving Entities’ certificate of limited partnership, certificate of formation, partnership agreement and limited liability company agreement, as applicable, in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former Indemnified Parties; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the GP Surviving Entity, Surviving Entity and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.10 without limit as to time.

(b) Parent and the Surviving Entities shall jointly and severally, to the fullest extent permitted under Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Partnership, General Partner or any of their respective Subsidiaries and each Person who served as a director, officer, member, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Partnership, General Partner or any of their respective Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses and other costs and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Organizational Documents of the Partnership and the General Partner to repay such amounts if it is ultimately determined that such Person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and including any matters addressed by alternative dispute resolution mechanism(s) (an “Action”), arising out of, relating to or in connection with their status, services or duties as an Indemnified Party or any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee, agent or other fiduciary of any entity if such service was at the request or for the benefit of the Partnership and in all cases including any matters pertaining or relating to this Agreement, the transactions contemplated hereby and any approvals, determinations or processes relating to the foregoing). In the event of any such Action, the Surviving Entities shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the General Partner, Partnership and their respective Subsidiaries with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Partnership prior to the date hereof (the “Maximum Amount”) in respect of the coverages required to be obtained pursuant hereto and if the cost of the coverages required to be obtained pursuant hereto exceeds the

Maximum Amount, Parent shall purchase as much coverage as reasonably available for the Maximum Amount. If the Partnership in its sole discretion elects, then the Partnership may, prior to the Effective Time, purchase (and prepay in full the aggregate premium for) a “tail policy,” that by its terms survives the Effective Time and the transactions contemplated hereby, with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such or relating to their status, service or duties as Indemnified Parties (with such policy having at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as existing policies); provided that in no event shall the Partnership be permitted to pay as the cost of such policy in excess of six times the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.10(c) other than that the Surviving Entity shall, and Parent shall cause the Surviving Entity to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of limited partnership or partnership agreement or other organization documents of the Partnership or any of its Subsidiaries or the Surviving Entities, any other indemnification arrangement, the Delaware LP Act, the Delaware LLC Act or otherwise.

(f) In the event Parent, the Surviving Entities or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entities, as the case may be, shall assume the obligations of such party set forth in this Section 5.10. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the General Partner, Partnership or any of their respective Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

(g) Following the Effective Time, the obligations of Parent and the Surviving Entities under this Section 5.10 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.10 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) following the Effective Time, the Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, and (ii) this Section 5.10 shall survive consummation of the Mergers and shall, following the Effective Time, be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Entity and their respective successors and assigns.

Section 5.11 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Partnership, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Partnership and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12 Section 16 Matters. Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required to cause any dispositions of Partnership Common Units (including derivative securities with respect to Partnership Common Units) or acquisitions of Parent Common Units (including derivative securities with respect to Parent Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Tax Matters.

(a) Parent, Parent GP, the Partnership and the General Partner each acknowledges and agrees that, for U.S. federal (and applicable state and local) income tax purposes, (i) the GP Merger is intended to be treated as a taxable sale of the assets of General Partner to Parent in exchange for the GP Merger Consideration and the assumption of the General Partner’s liabilities, (ii) the LP Merger is intended to be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby the Partnership is treated as the terminating partnership and Parent is treated as the resulting partnership, (iii) to the extent of the Cash Consideration, the LP Merger is intended to be treated as a taxable sale of Partnership Common Units by the Sponsor occurring immediately prior to the LP Merger in accordance with Treasury Regulations Section 1.708-1(c)(4), and (iv) none of Parent, the Partnership, the General Partner, nor any partner or member, as the case may be, of Parent, the Partnership or the General Partner is intended to recognize taxable income or gain (other than any income or gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code, (B) from the deemed sale of Parent Common Units pursuant to Section 2.3, (C) the payment of the Cash Consideration, (D) the receipt of any Equity Consideration that is not pro rata (including as a result of the excess of the Public Holder Exchange Ratio over the Sponsor Exchange Ratio), (E) a disguised sale attributable to contributions of cash or other property to the Partnership after the date of this Agreement and prior to the Effective Time, (F) the receipt of the GP Merger Consideration, (G) the application of Section 897 of the Code and the Treasury Regulations thereunder to any non-U.S. holder of Partnership Common Units that has beneficially owned more than five percent of the total Partnership Common Units, at any time in the five year period ending on the Closing Date or (H) the enactment or amendment of special gain recognition rules applicable to Persons other than corporations that hold Partnership Common Units that were received in exchange for Incentive Distribution Rights (as defined in the Partnership Agreement)) (the “Intended Tax Treatment”). Unless required to do so as a result of a “determination” as defined in

Section 1313(a) of the Code, each of Parent, Parent GP, the Partnership and the General Partner agrees not to make any tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with the other parties to make any filings, statements, or reports required to effect, disclose or report the Intended Tax Treatment.

(b) Each of Parent and the Partnership shall (and shall cause its respective Subsidiaries to) use its reasonable best efforts to cause the LP Merger to be treated, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any actions that would reasonably be expected to prevent or impede the LP Merger from being treated in accordance with the Intended Tax Treatment.

(c) Each of Parent, Parent GP, the General Partner and the Partnership shall use its reasonable best efforts and shall reasonably cooperate with one another to obtain the opinions of counsel referred to in Section 6.1(f), Section 6.2(e) and Section 6.3(d) (the “Required Tax Opinions”). In connection therewith, (i) Parent shall deliver to requisite counsels one or more duly executed certificates containing such representations as shall be reasonably necessary or appropriate to enable such counsels to render the Required Tax Opinions, as applicable (the “Parent Tax Certificates”) and (ii) the Partnership shall deliver to requisite counsels one or more duly executed certificates containing such representations as shall be reasonably necessary or appropriate to enable such counsels to render the Required Tax Opinions, as applicable (the “Partnership Tax Certificates”), in each case, dated as of the Closing Date (and, if requested, Parent and the Partnership shall deliver such certificates to requisite counsels in connection with any opinions to be filed in connection with the Form S-4 dated as of the date of such opinions), and Parent, Parent GP, the General Partner and the Partnership shall provide such other information as reasonably requested by counsels for purposes of rendering the Required Tax Opinions (or any opinions to be filed in connection with the Form S-4).

(d) Parent shall (i) prepare and file any U.S. federal (and applicable state and local) income Tax Returns for the Partnership for the taxable year including the Closing Date (and any prior taxable years for which such returns are not yet filed as of Closing) in accordance with the past practices of the Partnership (other than reflecting a closing of the books under Section 706 of the Code on the Closing Date), and (ii) provide the Sponsor with access to such Partnership files, work papers and other materials as the Sponsor may reasonably request to confirm that such Tax Returns have been prepared in accordance with the past practices of the Partnership.

Section 5.14 Stock Exchange Listing. Parent shall cause the Parent Common Units to be issued in the LP Merger and such other Parent Common Units to be reserved for issuance in connection with the LP Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.15 Obligations of Merger Subs and the Surviving Entities. Parent shall take all action necessary to cause each of the Merger Subs and the Surviving Entities to perform their respective obligations under this Agreement.

Section 5.16 Financing Assistance.

(a) Prior to the Effective Time, the Partnership and the General Partner shall, and shall cause their respective Subsidiaries and shall use commercially reasonable efforts to cause each of their respective officers, employees and Representatives to, use commercially reasonable efforts to provide customary cooperation in connection with any financing by Parent or any of its Subsidiaries in connection with the LP Merger, in each case, as may be reasonably requested by Parent or any of its officers, employees or Representatives. Notwithstanding anything to the contrary herein, Parent and Merger Sub acknowledge and agree that consummation of any such financing by Parent or any of its Subsidiaries is not a condition to Closing or any of their respective obligations under this Agreement. Without limiting the generality of the foregoing, the Partnership and the General Partner shall, and shall cause their respective Subsidiaries and shall use commercially reasonable efforts to cause each of their respective officers, employees and Representatives to, upon reasonable request of Parent or any of its officers, employees or Representatives (and solely to the extent customary or necessary in connection with such financing): (1) furnish the report of the Partnership’s auditor on the three most recently available audited consolidated financial statements of the Partnership and its Subsidiaries (as and when available in the ordinary course of business of the Partnership and Subsidiaries) and use its commercially reasonable efforts to obtain the consent of such auditor to the use of such reports, including in documents filed with the SEC under the Securities Act, in accordance with normal custom and practice and use commercially reasonable efforts to cause such auditor to provide customary comfort letters to the arrangers, underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; and (2) use commercially reasonable efforts to (i) furnish any customary additional financial statements, schedules, business or other financial data relating to the Partnership and its Subsidiaries as may be reasonably necessary to consummate any such financing, including for the preparation of any pro forma financial information or pro forma financial statements required pursuant to the Securities Act or as may be customary and reasonably necessary in connection with any such financing (it being understood, in any event, that Parent shall be solely responsible for the preparation of any such pro forma financial information and/or pro forma financial statements); (ii) provide customary direct contact between (x) senior management and advisors, including auditors, of the Partnership and (y) the proposed arrangers, lenders, underwriters, initial purchasers or placement agents, as applicable, and/or Parent’s auditors, as applicable, in connection with any such financing, at reasonable times during regular business hours, and upon reasonable advance notice; (iii) reasonably assist in the preparation of (but not, in each case of the following, entering into or executing) documents, certificates (excluding as to solvency), and other agreements (including indentures or supplemental indentures) and take other actions that are or may be customary in connection with any such financing or reasonably necessary or desirable to permit Parent or its Subsidiaries to fulfill conditions or obligations under the financing documents, provided that such agreements shall be conditioned upon, and shall not take effect until, the Effective Time; (iv) reasonably assist in the pledging of collateral of the Partnership and its Subsidiaries (including obtaining deposit and security account control agreements or similar third party agreements), provided that such pledges shall be conditioned upon, and shall not take effect until, the Effective Time; (v) reasonably assist in the preparation of one or more customary confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by Parent and reasonably necessary for such financing; (vi) permit Parent or its Subsidiaries’ customary use of the Partnership’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, in connection with any such financing (subject to (A) advance review of and consultation with respect to such use; provided that, Parent agrees not to use any such logos to the extent that after such consultation the Partnership informs Parent that such use is prohibited by existing contractual obligations of the Partnership and its Subsidiaries, and (B) such use is not intended to, nor reasonably likely to, harm or disparage the Partnership or any of its Subsidiaries); (vii) participate in a reasonable number of meetings and presentations, during regular business hours and upon reasonable advance notice, with arrangers and prospective lenders, investors and ratings agencies, as applicable (including the participation in such meetings of the Partnership’s and the General Partner’s senior management) and, in each case, at times and locations to be mutually agreed; (viii) no later than five (5) business days prior to the Closing Date, provide Parent all documentation and other information with respect to the Partnership and its Subsidiaries as shall have been reasonably requested in writing by Parent at least ten (10) business days prior to the Closing Date that is required or necessary in connection with such financing by any financing source to comply with applicable “know-your-customer” and anti-money laundering rules and regulations; and (ix) as further set forth in Section 5.16(c) below, take customary actions as may be reasonably requested by Parent in connection with the repayment of certain existing indebtedness for borrowed money of the Partnership and its Subsidiaries, including delivery of customary payoff and release documentation with respect thereto.

(b) Notwithstanding anything in this Section 5.16 to the contrary, in fulfilling its obligations pursuant to this Section 5.16, (i) none of the General Partner, the Partnership, its Subsidiaries or their respective officers, employees and Representatives shall be required to (A) pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (B) give any indemnities that are effective prior to the Effective Time or (C) provide any cooperation that would contravene any applicable law, fiduciary duty or binding agreement or any obligation of confidentiality, result in the disclosure of any trade secrets, cause any loss of attorney-client or other legal privilege or cause any covenant, representation or warranty in this Agreement to be breached by, or in respect of, the General Partner, the Partnership or any of its Subsidiaries, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations or business of the General Partner, the Partnership and its Subsidiaries and (iii) Parent shall, promptly upon request by the Partnership, reimburse the General Partner and the Partnership for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket auditor’s, accountant’s, and attorneys’ fees) incurred by the General Partner, the Partnership or any of its Subsidiaries or their respective officers, employees and Representatives in connection with such cooperation. Parent shall indemnify and hold harmless the General Partner, the Partnership and its Subsidiaries from and against any and all claims, losses, or damages suffered or incurred by them directly or indirectly in connection with the arrangement of any financing required or requested under this Section 5.16 or any information provided in connection therewith (other than to the extent related to information provided by the General Partner, the Partnership, its Subsidiaries or their respective officers, employees and Representatives in writing specifically provided for inclusion in materials for any such financing that contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading). In addition, no action, liability, or obligation of the General Partner, the Partnership, any of its Subsidiaries, or any of their respective officers, employees and Representatives pursuant to any agreement, arrangement, contract, certificate, instrument, or other document relating to any such financing will be effective until the Effective Time, and none of the General Partner, the Partnership, nor any of its Subsidiaries will be required to take any action pursuant to any of the foregoing that is not contingent on the occurrence of the Closing or that must be effective before the Effective Time. Further, nothing in this Section 5.16 will require (1) the General Partner, the Partnership, its Subsidiaries, or their respective officers, employees and Representatives to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any financing or adopt resolutions approving the agreements, documents or instruments pursuant to which any financing is obtained or pledge any collateral with respect to any financing prior to Closing, (2) any officer, employee or Representative of the General Partner, the Partnership or any of its Subsidiaries to deliver any certificate or take any other action under this Section 5.16 that could reasonably be expected to result in personal liability to such officer or Representative, (3) the Representatives of the General Partner, the Partnership or its Subsidiaries to deliver any legal opinions with respect to such financing or (4) the General Partner, the Partnership, its Subsidiaries, or their respective officers, employees and Representatives to prepare and/or deliver any financial information in a form not customarily prepared by such Person with respect to such period.

(c) At the reasonable request of Parent, the Partnership shall use commercially reasonable efforts to deliver to Parent on or prior to the Closing Date customary payoff letters or other satisfactory documentation from any third-party lenders (or agents therefor), trustees, or other holders of indebtedness of the Partnership or its Subsidiaries (or representatives therefor), as applicable, in the customary forms of such lenders, trustees or other holder of indebtedness or otherwise in form reasonably satisfactory to Parent, in each case, solely with respect to the indebtedness and other obligations due and owing under the Partnership Credit Facility (provided, that the Partnership shall use its commercially reasonable efforts to deliver such payoff letters or other documentation, as applicable, referred to in this clause (c) to Parent at least one calendar day prior to the Closing Date); provided, however, that the Partnership and its Subsidiaries shall not be obligated to make or cause to become effective any such action (nor shall the Partnership or any of its Subsidiaries be required to incur any cost or liability in respect thereof), and no such borrowings or indebtedness shall be required to be repaid, prior to the Effective Time. The Partnership shall use commercially reasonable efforts to cooperate with Parent in replacing any letters of credit issued pursuant to the facilities evidencing the above referenced indebtedness or obligations.

(d) Notwithstanding anything in this Agreement to the contrary, in no event will any failure by the Partnership or the General Partner or any other Person to comply with this Section 5.16 be used by Parent as a basis to (x) terminate this Agreement pursuant to Article VII, except to the extent the Partnership has committed a Willful Breach with respect to its obligations pursuant to this Section 5.16, or (y) assert the failure of the condition set forth in Article VI to be satisfied, except to the extent that the Partnership has committed a Willful Breach with respect to its obligations pursuant to this Section 5.16.

Section 5.17 Termination of Certain Agreements. Prior to the Effective Time, the agreements and arrangements (a) between or among the Sponsor, the General Partner and/or the Subsidiaries of the Partnership and (b) between or among the Sponsor and the Partnership, the General Partner and/or the Subsidiaries of the Partnership, in each case, as set forth in Section 5.17 of the Partnership Disclosure Schedule, shall be terminated.

Section 5.18 Resignations. At or prior to the Closing Date, the General Partner shall (a) deliver duly executed letters of resignation or (b) cause the removal, in each case, effective as of the Closing Date, of any member of the GP Board, manager, and/or officer of the General Partner, the Partnership or any of their respective Subsidiaries thereof that have been designated in writing by Parent at least three business days prior to the Closing Date (it being understood that such resignation shall not constitute a voluntary termination of employment with respect to any officer or director of the Partnership or its Subsidiaries).

Section 5.19 Distributions.

(a) After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any distributions in respect of Parent Common Units and Partnership Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Partnership Common Units shall not receive, for any quarter, distributions both in respect of Partnership Common Units and also distributions in respect of Parent Common Units, as the case may be, that they receive in exchange therefor as the Equity Consideration, but that they shall receive for any such quarter either: (i) only distributions in respect of Partnership Common Units or (ii) only distributions in respect of Parent Common Units that they receive as the Equity Consideration.

(b) Parent shall take all necessary action to effect the Distribution Increase immediately following the Effective Time; provided, however, Parent shall not be required to take any action under this Section 5.19(b) that would violate any Law, the Organizational Documents of Parent or any Parent Material Contract.

Section 5.20 Conflicts Committee. Prior to the Effective Time, the General Partner shall not, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the General Partner that is a member of the Conflicts Committee either as a member of the GP Board or the Conflicts Committee. For the avoidance of doubt, this Section 5.20 shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the Organizational Documents of the General Partner.

ARTICLE VI.

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under Law) at or prior to the Effective Time of the following conditions:

(a) The Requisite Unitholder Approval shall have been obtained in accordance with Law and the Organizational Documents by the Partnership;

(b) No injunction, order or decree by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect, no Law shall have been adopted or be effective, and no agreement with any Governmental Entity shall be in effect, in each case that prohibits, prevents or makes unlawful the consummation of the Mergers or the other transactions contemplated by this Agreement;

(c) All waiting periods or any timing agreement (or other written commitment with any Governmental Entity not to close before a certain date) applicable to the Mergers or the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;

(d) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(e) The Combined Consent Statement/Prospectus shall have been mailed to all holders of Partnership Common Units following effectiveness of the Form S-4 and at least 20 days prior to the Closing Date; and

(f) Parent and the Partnership shall have received an opinion of Vinson & Elkins L.L.P. (“Vinson & Elkins”) or other nationally recognized tax counsel reasonably satisfactory to Parent and the Partnership (which Parent and the Partnership agree for the purposes of this Section 6.1(f) shall include Baker Botts L.L.P. (“Baker Botts”)), dated as of the Closing Date to the effect that (A) at least 90% of the gross income of Parent for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code, (B) at least 90% of the gross income of the Partnership for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (C) at least 90% of the combined gross income of each of Parent and the Partnership for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Vinson & Elkins (or such other counsel, as applicable) shall be entitled to receive and rely upon the Parent Tax Certificates, the Partnership Tax Certificates and any other representations, warranties and covenants of the officers of Parent, the Partnership and any of their respective Affiliates as to such matters as such counsel may reasonably request.

Section 6.2 Conditions to Obligation of the Partnership to Effect the Mergers. The obligation of the Partnership and the General Partner to effect the Mergers is further subject to the fulfillment (or waiver by both the Partnership and the General Partner) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent, Merger Sub and GP Merger Sub set forth in (i) this Agreement (other than in Section 4.2(a) and Section 4.10) shall be true and correct as of the Closing as though made at and as of the Closing, except where such failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) Section 4.2(a) shall be true and correct as of the Closing as though made at and as of the Closing, except for any immaterial inaccuracies, and (iii) Section 4.10 shall be true and correct as of the Closing as though made at and as of the Closing; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii) or (iii), as applicable) only as of such date or period;

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) Parent shall have delivered to the Partnership a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of Parent GP, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(d) The Parent Common Units to be issued in the LP Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(e) The Partnership and the General Partner shall have received an opinion of Vinson & Elkins or other nationally recognized tax counsel reasonably satisfactory to the Partnership (which the Partnership agrees for the purposes of this Section 6.2(e) shall include Baker Botts), dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) the Partnership should not recognize any income or gain as a result of the LP Merger and (ii) no taxable income or gain should be recognized by holders of Partnership Common Units (in their capacity as holders of Partnership Common Units) as a result of the LP Merger (other than any income or gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code, (B) from the deemed sale of Parent Common Units pursuant to Section 2.3, (C) the payment of the Cash Consideration, (D) the receipt of any Equity Consideration that is not pro rata (including as a result of the excess of the Public Holder Exchange Ratio over the Sponsor Exchange Ratio), (E) a disguised sale attributable to contributions of cash or other property to the Partnership after the date of this Agreement and prior to the Effective Time, (F) the receipt of the GP Merger Consideration, (G) the application of Section 897 of the Code and the Treasury Regulations thereunder to any non-U.S. holder of Partnership Common Units that has beneficially owned more than five percent of the total Partnership Common Units at any time in the five year period ending on the Closing Date or (H) the enactment or amendment of special gain recognition rules applicable to Persons other than corporations that hold Partnership

Common Units that were received in exchange for Incentive Distribution Rights (as defined in the Partnership Agreement)). In rendering such opinion, Vinson & Elkins (or such other counsel, as applicable) shall be entitled to receive and rely upon the Partnership Tax Certificates, the Parent Tax Certificates and any other representations, warranties and covenants of officers of the Partnership, the General Partner, Parent and Parent GP and any of their respective Affiliates as to such matters as such counsel may reasonably request; and

(f) Parent shall have delivered to the Partnership a duly executed counterpart to each of the Registration Rights Agreement, Transition Services Agreement and the Director Nomination Agreement.

Section 6.3 Conditions to Obligation of Parent to Effect the Mergers. The obligation of Parent to effect the Mergers is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Partnership and the General Partner set forth in (i) this Agreement (other than in Section 3.2(a) and Section 3.10) shall be true and correct as of the Closing as though made at and as of the Closing, except where such failures to be so true and correct (without regard to “materiality,” Partnership Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, (ii) Section 3.2(a) shall be true and correct as of the Closing, except for any immaterial inaccuracies, and (iii) Section 3.10 shall be true and correct as of the Closing as though made at and as of the Closing; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) , (ii) and (iii), as applicable) only as of such date or period;

(b) The Partnership and the General Partner shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) The Partnership shall have delivered to Parent a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of the General Partner, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(d) Parent shall have received an opinion of Baker Botts L.L.P. (“Parent Counsel”) dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) Parent should not recognize any income or gain as a result of the Mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (ii) no income or gain should be recognized by holders of Parent Common Units immediately prior to the LP Merger as a result of the LP Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code). In rendering such opinion, Parent Counsel shall be entitled to receive and rely upon the Parent Tax Certificates, the Partnership Tax Certificates and any other representations, warranties and covenants of officers of Parent, Parent GP, the Partnership and the General Partner and any of their respective Affiliates as to such matters as such counsel may reasonably request;

(e) Sponsor and its Subsidiaries, as applicable, shall have delivered a duly executed counterpart to each of the Registration Rights Agreement, Transition Services Agreement, Support Agreement, the Master Amendment to Commercial Agreements and the Director Nomination Agreement; and

(f) The Pre-Closing Transactions shall have occurred.

Section 6.4 Frustration of Closing Conditions. No party may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s willful and intentional breach of any material provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Partnership and Parent;

(b) by either the Partnership or Parent, if the LP Merger shall not have been consummated on or prior to April 25, 2022 or such later date as may be agreed in writing by Parent and the Partnership (following approval by the Conflicts Committee) (the “End Date”); provided, however, that if all of the conditions to Closing, other than any of the conditions set forth in Section 6.1(b) or Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at such time, the End Date shall automatically be extended to October 25, 2022, which date shall thereafter be deemed to be the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be primarily due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c) by either the Partnership or Parent, if an injunction or other Law shall have been entered, enacted or become effective permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers and such injunction or other Law has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction or Law was due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(d) by the Partnership, if Parent, Merger Sub or GP Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not cure such breach or failure within thirty (30) days after receiving written notice from the Partnership describing such breach or failure in reasonable detail (provided that the Partnership may not exercise the termination right pursuant to this Section 7.1(d) if it is then in material breach of any representation, warranty, covenant or other agreement contained herein);

(e) by Parent, if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Partnership or the General Partner, as applicable, does not cure such breach or failure within thirty (30) days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent may not exercise the termination right pursuant to this Section 7.1(e) if it is then in material breach of any representation, warranty, covenant or other agreement contained herein); and

(f) by either the Partnership or Parent, if the Support Agreement is terminated in accordance with Section 2.1 thereof.

Section 7.2 Effect of Termination. In the event of termination or abandonment of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Partnership or Parent or any other party hereto to Parent, the Partnership or any other party hereto, except for (x) reimbursement and indemnification obligations of Parent under Section 5.16, (y) liability arising out of or the result of, Fraud or any Willful Breach, in which case of clause (y) the aggrieved party shall be entitled to all rights and remedies available at law or in equity (provided that Parent acknowledges and agrees that this clause (y) shall not apply in the event of a termination pursuant to Section 7.1(f) following compliance with Section 7.3) and (z) as set forth in Section 7.3.

Section 7.3 Breakup Fee.

(a) If this Agreement is terminated pursuant to Section 7.1(f), then the Partnership shall pay $40,000,000 (the “Breakup Fee”) to Parent, within three business days, by wire transfer of same day federal funds to the account specified by Parent.

(b) In no event shall the Partnership be required to pay the Breakup Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that if this Agreement is terminated pursuant to Section 7.1(f), the payment of the Breakup Fee shall be the sole and exclusive remedy available to Parent, Merger Sub or any of their Affiliates against the General Partner, Partnership and their Affiliates (including the Sponsor) and any of their respective former, current or future general or limited partners, shareholders, unitholders, managers, members, officers, directors, employees, Representatives or their respective Affiliates with respect to this Agreement or the transactions contemplated hereby, including the Support Agreement, even in the event of Fraud or any Willful Breach.

(c) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither party would enter into this Agreement. If the Partnership fails to pay promptly the amounts due pursuant to this Section 7.3, then the Partnership will also pay Parent interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal and the reasonable out-of-pocket expenses (including legal fees) in connection with any action taken to collect payment. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

(d) The parties acknowledge and agree that Sponsor, pursuant to the terms of the Sponsor Agreement, may satisfy the Partnership’s obligations under this Section 7.3.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that (a) fees and expenses incurred in connection with the printing, filing and mailing of the Combined Consent Statement/Prospectus and Form S-4 (including applicable SEC filing fees, and for the avoidance of doubt, not including any legal fees incurred in connection therewith) and (b) filing fees payable under the HSR Act shall be borne equally by Parent and the Partnership.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it at law or in equity, each of the parties shall be entitled to an injunction or injunctions or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding relating to or arising out of this Agreement and the rights and obligations hereunder, other than for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email by the party to be notified, provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery), in each case to the party to be notified at the following address:

To Parent, Merger Sub or GP Merger Sub:

Crestwood Equity Partners LP
2440 Pershing Road, Suite 600
Kansas City, MO 64108
Attention:	Michael Post

with copies to:

Baker Botts L.L.P.
910 Louisiana Street, Suite 3200
Houston, Texas 77002
Attention:	Joshua Davidson
Jonathan Bobinger
Email:	joshua.davidson@bakerbotts.com
jonathan.bobinger@bakerbotts.com

To the Partnership:

Oasis Midstream Partners LP
1001 Fannin Street, Suite 1500
Houston, Texas 77002
Attention:	Nickolas J. Lorentzatos

with copies to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention:	David P. Oelman
Benji Barron
Email:	doelman@velaw.com
bbarron@velaw.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable in a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, the Support Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Partnership, Parent, the General Partner, Merger Sub and GP Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that no provision of this Agreement may be amended or waived by or on behalf of the Partnership or the General Partner without the prior consent of the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Third-Party Beneficiaries. Each of Parent, Merger Sub, GP Merger Sub, the Partnership and the General Partner agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the Partnership or Parent, Merger Sub and GP Merger Sub, as applicable, in accordance with and subject to the terms of this Agreement, and (b) except for, following the Effective Time (i) the provisions of Section 5.10 and (ii) the right of the Partnership’s unitholders to receive the applicable LP Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.14 No Recourse to the Sponsor. Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub, GP Merger Sub, the Partnership and the General Partner expressly agrees that the Sponsor shall have no liability to any Person in connection with this Agreement or, except as expressly set forth in the Support Agreement and subject to the terms and conditions thereof, the transactions contemplated hereby, and none of the parties to this Agreement shall make any claims whatsoever against the Sponsor or its Affiliates (other than the Partnership and the General Partner) or their representatives in connection with this Agreement or the transactions contemplated hereby other than, if applicable, enforcement by Parent of the Support Agreement in accordance with its terms.

Section 8.15 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.16 Definitions.

(a) As used in this Agreement:

(i) “Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise.

(ii) “Benefit Plan” means each (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, including employer stock and incentive plans, (iii) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (iv) other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, including all bonus, cash or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements.

(iii) “business day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

(iv) “Code” means the Internal Revenue Code of 1986, as amended.

(v) “COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

(vi) “COVID-19 Actions” means any commercially reasonable actions, inactions, activities or conduct that a party reasonably determines in good faith are necessary or advisable to comply with COVID-19 Measures.

(vii) “COVID-19 Measures” means, as applicable to a party or its Subsidiaries, any quarantine, “shelter in place,” “stay at home,” vaccine or testing mandate, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(viii) “Director Nomination Agreement” means, the director nomination agreement, to be entered into at Closing, substantially in the form attached hereto as Exhibit B.

(ix) “Distribution Increase” means an increase of the regular quarterly cash distribution with respect to the Parent Common Units to $0.655 per Parent Common Unit per quarter for the first fiscal quarter ending following the Closing. For the avoidance of doubt, if the Effective Time occurs after the declaration of a regular quarterly cash distribution with respect to the Parent Common Units but prior to the payment date of such distribution, then the Distribution Increase will not be in effect for such distribution and instead shall apply in connection with the following quarterly distribution.

(x) “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), pipeline safety, human health or safety, or any exposure to, release of, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials, in each case as in effect as of the date of this Agreement.

(xi) “Equity Interests” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, and (d) any restricted shares, stock appreciation rights, restricted units, performance. units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

(xii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xiii) “ERISA Affiliate” means, with respect to any Person, trade or business, any other Person, trade or business (whether or not incorporated), that together with such first Person, trade or business, is, or was at a relevant time, treated as a single employer or under common control, in either case, under or within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(xiv) “Fraud” means an actual and intentional misrepresentation, omission or concealment of a material fact by a party with respect to one of its written representations or warranties contained in this Agreement, (a) made with actual knowledge that the applicable representation or warranty was false, (b) made with the intent to induce the other party to enter into this Agreement and (c) that caused the other party, in reasonable reliance upon such misrepresentation, omission or concealment of a material fact to (i) enter into this Agreement and (ii) suffer damages as a result of such reasonable reliance. For the avoidance of doubt, “Fraud” expressly excludes any claim based on constructive knowledge, constructive fraud, equitable fraud, promissory fraud, unfair dealing, negligent misrepresentation, recklessness or a similar theory.

(xv) “Hazardous Materials” means any substance, material or waste that is listed, defined, designated, classified, or regulated as hazardous, toxic, radioactive, or dangerous, or as a “pollutant” or “contaminant,” or words of similar meaning under any Environmental Law, including without limitation petroleum, natural gas or natural gas liquids or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, polychlorinated biphenyls or per- and polyfluoroalkyl substances (PFAS).

(xvi) “Holdings” means OMS Holdings LLC, a Delaware limited liability company and Subsidiary of the Sponsor.

(xvii) “Knowledge” means (A) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.16(a)(xvi) of the Parent Disclosure Schedule and (B) with respect to the Partnership and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.16(a)(xvi) of the Partnership Disclosure Schedule.

(xviii) “Law” or “Laws” means any applicable federal, state, local or foreign or multinational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity, including common law.

(xix) “Lien” means any mortgages, encumbrances, pledges, security interests, or charges of any kind.

(xx) “LP Merger Consideration” means the Sponsor LP Merger Consideration and the Public Holder Merger Consideration, as applicable.

(xxi) “Master Amendment to Commercial Agreements” means, the master amendment to commercial agreements, to be entered into at Closing, substantially in the form attached hereto as Exhibit D.

(xxii) “Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of limited partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

(xxiii) “Parent Common Units” means common units representing limited partner interests in Parent and having the rights and obligations specified in the Organizational Documents of Parent.

(xxiv) “Parent Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect on (x) the business financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole or (y) the ability of Parent or the Merger Subs to consummate the transactions contemplated hereby; provided, however, that none of the following, and no change, event, occurrence or effect, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur: any event, change, effect, development or occurrence: (1) disclosed in the Parent SEC Documents filed or furnished prior to the date hereof (excluding any disclosure set forth in any risk factor section or in any section relating to forward-looking statements) or as disclosed in the Parent Disclosure Schedule, (2) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, including any changes in supply, demand, currency exchange rates, interest rates, tariff policy, monetary policy or inflation, so long as such event, change, effect, development or occurrence does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate, or (3) resulting from or arising out of (A) any changes or developments in the industries in which Parent or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas or other commodities or for Parent’s raw material inputs and end products, including general market prices and regulatory changes generally affecting the industries in which Parent and its Subsidiaries operate, (C) resulting from the negotiation, execution, announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement), (D) any taking of any action required by this Agreement, the Support Agreement (to the extent applicable) or at the request of the Partnership, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) (i) earthquakes, any weather-related or other force majeure event, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, other natural disasters, pandemics (excluding the response to and impact of the COVID-19 pandemic) or outbreak or other natural disasters or (ii) hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber-attack or any escalation or general worsening of the foregoing, (H) any failure by Parent to meet any internal or external projections, forecasts, estimates, milestones or budgets or financial or operating predictions of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure would have, individually or in the aggregate, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition) or (I) any changes in the unit price or trading volume of the Parent Common Units or in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change would have, individually or in the aggregate, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (A)-(B) and (E)-(G), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.

(xxv) “Parent Permitted Lien” means (1) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) arising under conditional sales contracts, tenders, statutory obligations, surety and appeals bonds, bids, government contracts, performance and return of money bonds, equipment leases and similar obligations, in each case so long as each of the aforementioned documents are with third parties entered into in the ordinary course of business, (D) not created by Parent or its Subsidiaries that affect the underlying fee interest of a Parent Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Organizational Documents of Parent or any Subsidiary of Parent, (G) created pursuant to the agreements set forth on Section 8.16(a)(xxxii) of the Parent Disclosure Schedule, (H) resulting from any facts or circumstances relating to the Partnership or its Subsidiaries, (I) that does not and would not reasonably be expected to materially impair the continued use of Parent Owned Real Property or Parent Leased Real Property as currently operated; (2) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business that do not and would not reasonably be expected to materially impair the continued use of Parent Owned Real Property or Parent Leased Real Property as currently operated; (3) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or which has been delivered to the Partnership; (4) with respect to any Parent Leased Real Property, Liens and other rights reserved by or in favor of any landlord under a Parent Real Property Lease; or (5) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Parent Real Property, and not violated by the current use and operation of the Parent Real Property or (J) arising under securities Laws.

(xxvi) “Parent Preferred Units” means the preferred units representing limited partner interests in Parent.

(xxvii) “Partnership Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by the Partnership, the General Partner or any of their respective Subsidiaries or under or with respect to which the Partnership, the General Partner or any of their respective Subsidiaries has any liability.

(xxviii) “Partnership Common Units” means the common units representing limited partner interests in the Partnership.

(xxix) “Partnership Credit Facility” means that certain Credit Agreement, dated as of September 25, 2017, by and among the Partnership, as parent, OMP Operating LLC, as borrower, and Wells Fargo Bank, N.A. as administrative agent, and the lenders party thereto, in each case, as amended, supplemented, or otherwise modified from time to time.

(xxx) “Partnership Equity Plan” means the Partnership’s 2017 Long Term Incentive Plan, as amended from time to time.

(xxxi) “Partnership Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or is reasonably likely to have, a material adverse effect (x) on the business financial condition or continuing results of operations of the Partnership and its Subsidiaries, taken as a whole or (y) the ability of the Partnership or the General Partner to consummate the transactions contemplated hereby; provided, however, that none of the following, and no change, event, occurrence or effect, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether a Partnership Material Adverse Effect has occurred or is reasonably likely to occur: any event, change, effect, development or occurrence (1) disclosed in the Partnership SEC Documents filed or furnished prior to the date hereof (excluding any disclosure set forth in any risk factor section or in any section relating to forward-looking statements) or as disclosed in the Partnership Disclosure Schedule, (2) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, including any changes in supply, demand, currency exchange rates, interest rates, tariff policy, monetary policy or inflation, so long as such event, change, effect, development or occurrence does not disproportionately affect the Partnership and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Partnership and its Subsidiaries operate, or (3) resulting from or arising out of (A) any changes or developments in the industries in which the Partnership or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas or other commodities or for the Partnership’s raw material inputs and end products, including general market prices and regulatory changes generally affecting the industries in which the Partnership and its Subsidiaries operate, (C) resulting from the negotiation, execution, announcement, pendency or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Partnership or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement), (D) any taking of any action required by this Agreement, the Support Agreement (to the extent applicable) or at the request of Parent, Merger Sub or GP Merger Sub, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) (i) earthquakes, any weather-related or other force majeure event, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, other natural disasters, pandemics (excluding the existence, response to and impact of the COVID-19 pandemic) or outbreak or other natural disasters or (ii) hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber-attack or any escalation or general worsening of the foregoing, (H) any failure by the Partnership to meet any internal or external projections, forecasts, estimates, milestones or budgets or financial or operating predictions of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure would have, individually or in the aggregate, a Partnership Material Adverse Effect so long as it is not otherwise excluded by this definition), or (I) any changes in the unit price or trading volume of the Partnership Common Units or in the credit rating of the Partnership or any of its Subsidiaries (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change would have, individually or in the aggregate, a Partnership Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (A)-(B) and (E)-(G), to the extent disproportionately affecting the Partnership and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Partnership and its Subsidiaries operate.

(xxxii) “Partnership Permitted Lien” means (1) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) arising under conditional sales contracts, tenders, statutory obligations, surety and appeals bonds, bids, government contracts, performance and return of money bonds, equipment leases and similar obligations, in each case so long as each of the aforementioned documents are with third parties entered into in the ordinary course of business, (D) not created by the Partnership or its Subsidiaries that affect the underlying fee interest of Partnership Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of the Partnership included in the Partnership SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Organizational Documents of the Partnership or any Subsidiary of the Partnership, (G) created pursuant to the agreements set forth on Section 8.16(a)(xxxii) of the

Partnership Disclosure Schedule, (H) resulting from any facts or circumstances relating to Parent or its Affiliates, (I) that does not and would not reasonably be expected to materially impair the continued use of Partnership Owned Real Property or Partnership Leased Real Property as currently operated; (2) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business that do not and would not reasonably be expected to materially impair the continued use of Partnership Owned Real Property or Partnership Leased Real Property as currently operated; (3) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or which has been delivered to the Parent; (4) with respect to any Partnership Leased Real Property, Liens and other rights reserved by or in favor of any landlord under a Partnership Real Property Lease; or (5) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Partnership Real Property, and not violated by the current use and operation of the Partnership Real Property or (J) arising under securities Laws.

(xxxiii) “Partnership Restricted Unit Agreement” means each award agreement evidencing the grant of a Partnership Restricted Unit Award (including, for the avoidance of doubt, that certain Incentive Unit Award Agreement dated as of May 22, 2017 and that certain Supplement to Incentive Unit Award Agreement dated as of March 30, 2021).

(xxxiv) “Permits” means any franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and orders of all applicable Governmental Entities.

(xxxv) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

(xxxvi) “Registration Rights Agreement” means the registration rights agreement, to be entered into at the Closing, substantially in the form attached hereto as Exhibit A.

(xxxvii) “Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

(xxxviii) “Seconded Employees” means the employees seconded to the Partnership, the General Partner or their respective Subsidiaries pursuant to the Secondment Arrangements.

(xxxix) “Secondment Arrangements” means all agreements and arrangements pursuant to which employees of the Sponsor or any of its Affiliates provide services to the Partnership, the General Partner or their respective Subsidiaries as Seconded Employees.

(xl) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (B) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (C) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.

(xli) “Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Partnership or Parent or any of their Subsidiaries, as applicable, and used for the conduct of the business of the Partnership or Parent or any of their Subsidiaries as presently conducted.

(xlii) “Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under Law.

(xliii) “Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection or with respect thereto.

(xliv) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

(xlv) “Transition Services Agreement” means the transition services agreement, to be entered into at the Closing, substantially in the form attached hereto as Exhibit C.

(xlvi) “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

(xlvii) “Willful Breach” means a material breach of this Agreement, or failure to perform, that is the consequence of an act or omission of the breaching party with Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement.

(b) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

2012 Plan	Section 5.6(g)
2021 Plan	Section 5.6(g)
Action	Section 5.10(b)
Affiliate	Section 8.16(a)(i)
Agreement	Preamble
Balance Sheet Date	Section 3.6
Benefit Plan	Section 8.16(a)(ii)
Breakup Fee	Section 7.3(a)
business day	Section 8.16(a)(iii)
Cash Consideration	Section 2.1(a)(i)(A)
Certificates of Merger	Section 1.4
Certificates	Section 2.2(b)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 8.16(a)(iv)
Combined Consent Statement/Prospectus	Section 3.3(b)
Confidentiality Agreement	Section 5.3(b)
Conflicts Committee	Recitals
Continuation Period	Section 5.6(b)
Contract	Section 3.20(a)
control, controlling, controlled by, or under common control with	Section 8.16(a)(i)
COVID-19	Section 8.16(a)(v)
COVID-19 Actions	Section 8.16(a)(vi)
COVID-19 Measures	Section 8.16(a)(vii)
Delaware LLC Act	Section 1.2
Delaware LP Act	Section 1.2(b)
Director Nomination Agreement	Section 8.16(a)(viii)
Distribution Increase	Section 8.16(a)(ix)
Effective Time	Section 1.4
End Date	Section 7.1(b)
Environmental Law	Section 8.16(a)(x)
Equitable Exceptions	Section 3.3(a)
Equity Consideration	Section 2.1(a)(i)(B)
Equity Interests	Section 8.16(a)(xi)
ERISA	Section 8.16(a)(xii)
ERISA Affiliate	Section 8.16(a)(xiii)
Exchange Act	Section 3.3(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Form S-4	Section 3.12
FCPA	Section 3.7(c)
FERC	Section 3.13(b)
FPA	Section 3.13(a)
GAAP	Section 3.4(b)

General Partner	Preamble
General Partner LLC Agreement	Recitals
Governmental Entity	Section 2.2(e)
GP Board	Recitals
GP Certificate of Merger	Section 1.4
GP Merger	Recitals
GP Merger Consideration	Section 2.1(a)(ii)
GP Merger Sub	Preamble
GP Surviving Entity	Section 1.2
Hazardous Materials	Section 8.16(a)(xiv)
HSR Act	Section 3.3(b)
ICA	Section 3.13(a)
Indemnified Party	Section 5.10(b)
Intellectual Property	Section 3.16
Intended Tax Treatment	Section 5.13(a)
Investment Company Act	Section 3.23
Knowledge	Section 8.16(a)(xvi)
Law or Laws	Section 8.16(a)(xviii)
Lien	Section 8.16(a)(xix)
LP Certificate of Merger	Section 1.4
LP Merger	Recitals
LP Merger Consideration	Section 8.16(a)(xx)
Maximum Amount	Section 5.10(c)
Merger Sub	Preamble
Merger Subs	Preamble
Mergers	Recitals
New Plans	Section 5.6(c)
NGA	Section 3.13(a)
NGPA	Section 3.13(a)
NYSE	Section 4.3(b)
Offered Employees	Section 5.6(a)
Old Plans	Section 5.6(c)
Holdings	Section 8.16(a)(xvi)
Organizational Documents	Section 8.16(a)(xxii)
Parent	Preamble
Parent Approvals	Section 4.3(b)
Parent Benefit Plan	Section 4.9(a)
Parent Common Units	Section 8.16(a)(xxiii)
Parent Counsel	Section 6.3(d)
Parent Disclosure Schedule	Preamble to Article IV
Parent Employees	Section 4.15(a)
Parent Equity Plans	Section 4.2(a)
Parent GP	Preamble
Parent GP Interest	Section 4.2(a)
Parent GP LLC	Recitals
Parent GP Board	Recitals

Parent Intellectual Property	Section 4.16
Parent Leased Real Property	Section 4.17(a)
Parent Material Adverse Effect	Section 8.16(a)(xxiv)
Parent Material Contracts	Section 4.19(a)
Parent Owned Real Property	Section 4.17(a)
Parent Permits	Section 4.7(b)
Parent Permitted Lien	Section 8.16(a)(xxv)
Parent Real Property	Section 4.17(a)
Parent Real Property Leases	Section 4.17(a)
Parent SEC Documents	Section 4.4(a)
Parent Tax Certificates	Section 5.13(c)
Partnership	Preamble
Partnership Agreement	Recitals
Partnership Approvals	Section 3.3(b)
Partnership Benefit Plan	Section 8.16(a)(xxvii)
Partnership Common Units	Section 8.16(a)(xxviii)
Partnership Credit Facility	Section 8.16(a)(xxix)
Partnership Employees	Section 3.15(a)
Partnership Equity Plan	Section 8.16(a)(xxx)
Partnership Disclosure Schedule	Preamble to Article III
Partnership GP Interest	Section 3.2(a)
Partnership Intellectual Property	Section 3.16
Partnership Leased Real Property	Section 3.17(a)
Partnership Material Adverse Effect	Section 8.16(a)(xxxi)
Partnership Material Contracts	Section 3.20(a)
Partnership Owned Real Property	Section 3.17(a)
Partnership Permits	Section 3.7(b)
Partnership Permitted Lien	Section 8.16(a)(xxxii)
Partnership Real Property	Section 3.17(a)
Partnership Real Property Leases	Section 3.17(a)
Partnership Restricted Unit Agreement	Section 8.16(a)(xxxiii)
Partnership Restricted Unit Award	Section 5.5(a)
Partnership SEC Documents	Section 3.4(a)
Partnership Tax Certificates	Section 5.13(c)
Permits	Section 8.16(a)(xxxiv)
Person	Section 8.16(a)(xxxv)
Pre-Closing Transactions	Section 1.1
Public Holder Exchange Ratio	Section 2.1(a)(i)(B)
Public Holder Merger Consideration	Section 2.1(a)(i)(B)
PUHCA	Section 3.13(a)
Registration Rights Agreement	Section 8.16(a)(xxxvi)
Remedial Action	Section 5.7(d)
Representatives	Section 5.3(a)
Required Tax Opinions	Section 5.13(c)
Requisite Unitholder Approval	Section 3.3(a)
Rights-of-Way	Section 8.16(a)(xxxvii)

Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 3.3(b)
Seconded Employees	Section 8.16(a)(xxxviii)
Secondment Arrangements	Section 8.16(a)(xxxix)
Secretary of State	Section 1.4
Securities Act	Section 3.3(b)
Sole Member	Recitals
Sole Member Consent	Recitals
Sole Member of the General Partner	Recitals
Sponsor	Recitals
Sponsor Cash Units	Section 2.1(a)(i)(A)
Sponsor Equity Consideration	Section 2.1(a)(i)(A)
Sponsor Equity Units	Section 2.1(a)(i)(A)
Sponsor Exchange Ratio	Section 2.1(a)(i)(A)
Sponsor LP Merger Consideration	Section 2.1(a)(i)(A)
Sponsor Units	Section 2.1(a)(i)(A)
Subsidiary	Section 8.16(a)(xxxix)
Support Agreement	Recitals
Surviving Entity	Section 1.2(b)
Systems	Section 8.16(a)(xli)
Takeover Law	Section 8.16(a)(xlii)
Tax or Taxes	Section 8.16(a)(xliii)
Tax Return	Section 8.16(a)(xliv)
Termination Date	Section 5.1(a)
Transferred Employees	Section 5.6(a)
Transition Services Agreement	Section 8.16(a)(xlv)
Treasury Regulations	Section 8.16(a)(xlvi)
under common control with	Section 8.16(a)(i)
Vinson & Elkins	Section 6.1(f)
Willful Breach	Section 8.16(a)(xlvii)

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CRESTWOOD EQUITY PARTNERS LP

By:	Crestwood Equity GP LLC, its general partner

By:	/s/ William Moore
	Name:	William Moore
	Title:	Executive Vice President, Corporate Strategy

PROJECT FALCON MERGER SUB LLC

By:	/s/ William Moore
	Name:	William Moore
	Title:	Executive Vice President, Corporate Strategy

PROJECT PHANTOM MERGER SUB LLC

By:	/s/ William Moore
	Name:	William Moore
	Title:	Executive Vice President, Corporate Strategy

SOLELY FOR PURPOSES OF SECTION 2.1(a)(i)

CRESTWOOD EQUITY GP LLC

By:	/s/ William Moore
	Name:	William Moore
	Title:	Executive Vice President, Corporate Strategy

[Signature Page to Agreement and Plan of Merger]

OMP GP LLC

By:	/s/ Taylor L. Reid
Name: Taylor L. Reid
Title: Chief Executive Officer

OASIS MIDSTREAM PARTNERS LP

By:	OMP GP LLC, its general partner

By:	/s/ Taylor L. Reid
Name: Taylor L. Reid
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Registration Rights Agreement

See attached.

Final Form

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

CRESTWOOD EQUITY PARTNERS LP

AND

THE UNITHOLDERS LISTED ON SCHEDULE A HERETO

DATED AS OF [•]

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], by and among Crestwood Equity Partners LP, a Delaware limited partnership (“Crestwood”), and each of the Persons set forth on Schedule A1 to this Agreement (each a “Unitholder” and collectively, the “Unitholders”).

WHEREAS, Crestwood and certain other entities entered into an Agreement and Plan of Merger dated as of October 25, 2021 (the “Merger Agreement”), which provides, among other things, for the merger of Oasis Midstream Partners LP into certain subsidiaries of Crestwood, pursuant to which the Unitholders will receive Common Units (as defined below); and

WHEREAS, Crestwood has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Unitholders.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified therefor in the recitals hereof.

“Block Trade” has the meaning specified therefor in Section 3.02(b).

[1]	Note to Draft: To be Sponsor and any subsidiary of Sponsor, as designated by Sponsor.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Missouri shall not be regarded as a Business Day.

“Closing Date” means the date of the closing of the transactions contemplated by the Merger Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partner interests in Crestwood.

“Common Unit Price” means the volume weighted average closing sale price of one Common Unit as reported on the NYSE (or the exchange on which the Common Units are then listed) over any thirty (30) consecutive trading day period.

“Crestwood” has the meaning specified therefor in the recitals hereof.

“Demand Offering” has the meaning specified therefor in Section 3.02(a).

“DTC” means The Depository Trust Company, a New York corporation, or its successor.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System of the Commission, or any successor system thereto.

“Effectiveness Period” has the meaning specified therefor in Section 3.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Holder” means the record holder of any Registrable Securities.

“Holder Underwriter Registration Statement” has the meaning specified therefor in Section 3.05(o).

“Included Registrable Securities” has the meaning specified therefor in Section 3.03(a).

“Issued Units” means the Common Units issued to Sponsor and its Affiliates in connection with the Merger Agreement.

“Law” means any statute, law, ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof, of any governmental authority.

“Losses” has the meaning specified therefor in Section 3.09(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

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“Merger Agreement” has the meaning specified therefor in the recitals hereof.

“Niobrara RRA” has the meaning specified therefor in Section 3.12(b).

“Other Holders” has the meaning specified therefor in Section 3.04(b).

“Parity Securities” has the meaning specified therefor in Section 3.04(b).

“Partnership” has the meaning specified therefor in the recitals hereof.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Crestwood, dated August 20, 2021.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Permitted Transferee” of a Unitholder means any Affiliate of such Unitholder.

“Piggyback Opt-out Notice” has the meaning specified therefor in Section 3.03(a).

“PIPE RRA” has the meaning specified therefor in Section 3.12(b).

“Preferred RRA” has the meaning specified therefor in Section 3.12(b).

“Registrable Securities” means the Issued Units, all of which Registrable Securities are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.

“Registration Expenses” has the meaning specified therefor in Section 3.08(b).

“Resale Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force under the Securities Act).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified therefor in Section 3.08(b).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 3.09(a).

“Senior Securities” has the meaning specified therefor in Section 3.04(b).

“Sponsor” means Oasis Petroleum, Inc., a Delaware corporation.

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“Sponsor Credit Agreement” means that certain Credit Agreement dated as of November 19, 2020, among Sponsor, as parent, Oasis Petroleum North America LLC, as borrower, the other credit parties party thereto, Wells Fargo Bank, N.A., as administrative agent, issuing bank and swingline lender and the lenders party thereto, in each case, as amended, supplemented, or otherwise modified from time to time, or any refinancings thereof.

“Transfer” has the meaning specified therefor in Section 2.01.

“Underwritten Offering” means an offering (including an offering pursuant to a Resale Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks, including any Block Trade.

“Underwritten Offering Notice” has the meaning specified therefor in Section 3.02(a).

“Unitholder” has the meaning specified therefor in the recitals hereof.

“Walled Off Person” has the meaning specified therefor in Section 3.07.

Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security (a) when a registration statement covering the Registrable Security becomes or is declared effective by the Commission and the Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force) under the Securities Act; (c) when such Registrable Security has been disposed of in a private transaction pursuant to which the transferor’s rights have not been assigned to the transferee in accordance with Section 3.11; (d) when such Registrable Security is held by Crestwood or its Subsidiaries; (e) at the first such time that the Unitholders (together with their Affiliates) cease to hold Common Units that in the aggregate do not equal at least $50 million based on the Common Unit Price; or (f) at such time Sponsor completes the payment of a dividend described in Section 2.02.

Section 1.03 Right and Obligations. Except for the rights and obligations under Section 3.09, all rights and obligations of each Holder under this Agreement, and all rights and obligations of Crestwood under this Agreement with respect to such Holders, shall terminate when such Holder is no longer a Holder.

ARTICLE II

LOCK-UP

Section 2.01 Lock up. Each Unitholder shall not, without the prior written consent of Crestwood, during the period commencing on the Closing Date and continuing for 90 days after the Closing Date, (a) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, hypothecate, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to the Issued Units, or (b) enter into any swap or other agreement that transfers or intends to transfer, in whole or in part, any of the economic consequences of ownership of the Issued Units (any such transaction described in clause (a) or (b) above, a “Transfer”), other than (w) a Transfer of the Issued Units to a Permitted Transferee who agrees in writing to be bound by the terms of this Section 2.01, (x) a Transfer contemplated by Section 2.02, (y) any pledges of Issued Units that are required under the Sponsor Credit Agreement or (z) pursuant to a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction of Crestwood.

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Section 2.02 Pro Rata Dividend. If Sponsor, on behalf of its Affiliated Unitholders, decides to declare a dividend of all of the Issued Units that it and its Affiliated Unitholders holds at such time through a pro rata distribution to its stockholders, Crestwood shall reasonably cooperate with the reasonable requests of Sponsor in connection therewith, including, to the extent reasonably necessary and with assistance of counsel to each party, seeking guidance from the Commission as to the requirements necessary for such dividend to be completed without registration, or, if the Commission advises that registration is required or declines to advise, the appropriate form of such registration statement, in order to enable the stockholders who receive Issued Units in the dividend to resell such Issued Units without further registration under the Securities Act; provided, that any consultation with the Commission shall include counsel to Sponsor and counsel to Crestwood, and Crestwood shall use its commercially reasonable efforts to use the form of registration statement that, in the view of Crestwood and Sponsor, is reasonably necessary to register the dividend of Issued Units at the time desired by Sponsor; provided, however, that Sponsor shall consult with Crestwood a reasonable time in advance prior to declaring such dividend regarding an orderly process, determining the appropriate mechanics for completing such distribution, and reimburse Crestwood for any reasonable out-of-pocket expenses (including expenses for legal counsel and accountants) incurred by Crestwood in connection therewith (other than any Registration Expenses for which Crestwood is responsible hereunder).

Section 2.03 Right of First Offer.

(a) Offering Notice. At all times prior to [•]2, if Sponsor or any of its Affiliates desires to sell all or any part of its Issued Units (other than in connection with exercising its Piggyback Rights under Section 3.03), Sponsor or its applicable Affiliate (a “ROFO Seller”) shall first grant to Crestwood a right, but not an obligation (except as otherwise set forth in this Section 2.03), pursuant to the terms of this Section 2.03, to purchase all of the Common Units that the ROFO Seller desires to sell by sending written notice (an “Offering Notice”) to Crestwood, which shall state (i) the number of Common Units such ROFO Seller intends to sell (the “Subject Units”), (ii) the intended date of pricing such sale (which shall be not less than five days from the date of receipt of the Offering Notice (such date, as may be changed pursuant to clause (i) of the immediately following sentence, the “Proposed Pricing Date”) and (iii) the manner of the sale, such as whether such it will be a Block Trade, another form of Underwritten Offering, at the market or through a private transaction. Each ROFO Seller in its sole discretion may at any time (i) change the Proposed Pricing Date, so long as such ROFO Seller provides Crestwood with advance written notice as soon as reasonably practicable under the circumstances and in no event less than 24 hours in advance of the revised Proposed Pricing Date and (ii) withdraw an Offering Notice.

[2]	Note to Draft: To be two years from the Closing Date.

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(b) Rightholder Option; Exercise.

(i) Following the delivery of the Offering Notice, Crestwood shall have the right to offer, at the times set forth in this Section 2.03(b), to purchase all, but not less than all, of the Subject Units at a purchase price determined by Crestwood. The right of Crestwood to offer to purchase all of the Subject Units under this Section 2.03(b) shall be exercisable by delivering written notice of the exercise thereof (each such offer, a “ROFO Offer” and, each such notice, a “ROFO Offer Notice”) to the ROFO Seller, (A) if the proposed sale is to be effected pursuant to an Underwritten Offering that will be marketed to investors (for the avoidance of doubt, not including a Block Trade, overnight or bought Underwritten Offering or any similar transaction), no less than two days prior to the Proposed Pricing Date and (B) if the proposed sale is to be effected in any other manner, no later than 4:15 p.m. Eastern Time on the day of the Proposed Pricing Date. Each ROFO Offer Notice shall be, subject to the following sentence, an irrevocable offer to purchase all of the Subject Units pursuant to this Section 2.03(b), and shall state the purchase price Crestwood is offering for the Subject Units (the “Offer Price”) and the expiration date and time of the ROFO Offer (which shall be no earlier than 11:59 p.m. Eastern Time on the Proposed Pricing Date). The failure of Crestwood to deliver a ROFO Offer Notice that conforms to the requirements set forth in this Section 2.03(b) on or before the deadlines set forth in this Section 2.03(b) shall be deemed to be a waiver of Crestwood’s right to make a ROFO Offer under this Section 2.03. A ROFO Offer shall be irrevocable until 11:59 p.m. Eastern Time on the Proposed Pricing Date, unless earlier accepted by the ROFO Seller.

(c) Sale of Subject Units.

(i) If Crestwood has delivered a ROFO Offer Notice that conforms to the requirements set forth in Section 2.03(b), then the ROFO Seller may, prior to 11:59 p.m. Eastern Time on the Proposed Pricing Date, accept such offer in its entirety, but not in part, by notifying Crestwood of such acceptance (the “ROFO Acceptance”). A ROFO Acceptance shall be irrevocable once communicated by such ROFO Seller to Crestwood.

(ii) In the event of a ROFO Acceptance, the closing of the purchase of such Subject Units pursuant to the ROFO Offer Notice shall be held at the executive office of Crestwood at 11:00 a.m., local time, on the second Business Day after the ROFO Acceptance or at such other day, time and place as the parties to the transaction may agree (the “ROFO Closing Date”). At such closing, so long as the closing of transaction complies with all applicable securities Laws, the ROFO Seller shall deliver the Subject Units to Crestwood, and such Subject Units shall be free and clear of any Liens (other than Liens arising under securities Laws or the Partnership Agreement and the other Organizational Documents of Crestwood), and the ROFO Seller shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Subject Units. At the closing, Crestwood shall purchase the Subject Units by delivery of payment in full in immediately available funds for the Subject Units equal to the Offer Price. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary to effectuate the transactions contemplated by this Section 2.03, provided that such documents shall not impose any liability on the ROFO Seller or Crestwood. If the closing of the ROFO Acceptance does not occur on the ROFO Closing Date for any reason except where such failure is caused by the ROFO Seller, then the ROFO Seller shall be free to sell the Subject Units without further complying with this Section 2.03; provided, however, that such sale is consummated within 45 days after the Proposed Pricing Date.

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(iii) If Crestwood has made a ROFO Offer, and the ROFO Seller elects not to accept such ROFO Offer, then the ROFO Seller may sell the Subject Units to one or more third parties (A) as long as the purchase price for such Subject Units is, in the aggregate, not less than the Offer Price and (B) such sale is consummated within 45 days after the Proposed Pricing Date.

(iv) If Crestwood does not deliver a ROFO Offer Notice that conforms to the requirements set forth in Section 2.03(b) on or before the deadlines set forth in Section 2.03(b), then the ROFO Seller shall be free to sell the Subject Units without further complying with this Section 2.03; provided, however, that such sale is consummated within 45 days after the Proposed Pricing Date.

(v) Any sale of Common Units by Sponsor or one of its Affiliates to Crestwood pursuant to this Section 2.03 shall not constitute a Demand Offering under Article III.

ARTICLE III

REGISTRATION RIGHTS

Section 3.01 Registration.

(a) Request for Filing and Deadline to Become Effective. No later than 60 days following the date hereof (except if Crestwood is not then eligible to register for resale the Registrable Securities on Form S-3, in which case, not later than 90 days), Crestwood shall prepare and file a Resale Registration Statement under the Securities Act with respect to all of the Registrable Securities. The Resale Registration Statement filed pursuant to this Section 3.01(a) shall be on such appropriate registration form of the Commission that Crestwood is eligible to use, as reasonably selected by Crestwood. Crestwood shall use its commercially reasonable efforts to cause the Resale Registration Statement to become effective as soon as reasonably practicable (and in any event within 90 days of the date hereof). Crestwood will use its commercially reasonable efforts to cause the Resale Registration Statement filed pursuant to this Article III to be continuously effective under the Securities Act until all Registrable Securities covered by the Resale Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). The Resale Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Resale Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that the Resale Registration Statement becomes effective, but in any event within two Business Days of such date, Crestwood shall provide the Unitholders with written notice of the effectiveness of the Resale Registration Statement.

(b) Delay Rights. Notwithstanding anything to the contrary contained herein, Crestwood may, upon written notice to any Selling Holder whose Registrable Securities are included in the Resale Registration Statement or any other registration statement pursuant to Section 3.03, suspend such Selling Holder’s use of any prospectus that is a part of the Resale Registration Statement or any other registration statement pursuant to Section 3.03 (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the such

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registration statement but may settle any previously made sales of Registrable Securities) if (i) Crestwood is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Crestwood determines in good faith that Crestwood’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Resale Registration Statement or any other registration statement pursuant to Section 3.03 or (ii) Crestwood has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Crestwood, would materially adversely affect Crestwood; provided, however, in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to the Resale Registration Statement or any other registration statement pursuant to Section 3.03 for a period that exceeds an aggregate of 60 days in any 180-day period or 105 days in any 365-day period, in each case, exclusive of days covered by any lock-up agreement executed by a Selling Holder in connection with any Underwritten Offering. Upon disclosure of such information or the termination of the condition described above, Crestwood shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Resale Registration Statement or any other registration statement pursuant to Section 3.03, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

(c) Termination of Rights. Other than as set forth otherwise in this Agreement, a Holder’s rights (and any transferee’s rights pursuant to Section 3.10) under this Article III shall terminate upon the termination of the Effectiveness Period.

Section 3.02 Demand Rights.

(a) The Unitholders shall have the right, at any time from time to time, to elect to include, other than pursuant to Section 2.01 of this Agreement, at least an aggregate of $50 million of Registrable Securities (calculated based on the Common Unit Price times the number of Registrable Securities on the date Crestwood receives an Underwritten Offering Notice) under a registration statement pursuant to an Underwritten Offering (a “Demand Offering”), pursuant to and subject to the conditions of this Section 3.02(a) of this Agreement, exercisable by delivery of a written notice to Crestwood (an “Underwritten Offering Notice”). Each Underwritten Offering Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Demand Offering and the expected price range of Registrable Securities to be sold in such Underwritten Offering. The right to initiate a Demand Offering shall not be exercised (i) in respect of more than three Underwritten Offerings or (ii) more than once in any 90-day period. Upon the delivery to Crestwood of any Underwritten Offering Notice, Crestwood shall be obligated to retain underwriters in order to permit the Unitholders to effect such sale through an Underwritten Offering as promptly as practicable after an Underwritten Offering Notice (but in no event more than 30 calendar days after the delivery of such Underwritten Offering Notice). In connection with any Underwritten Offering (including any Block Trade) under this Section 3.02, the Unitholders shall be entitled to select the Managing Underwriter or Underwriters for such Underwritten Offering, subject to the consent of Crestwood not to be unreasonably withheld, delayed or conditioned.

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(b) Subject to the terms in Section 3.02(a) (including, for the avoidance of doubt, the maximum number of Demand Offerings) and Section 2.01, any time when a Resale Registration Statement is on file with the Commission and is effective, if a Unitholder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), for at least an aggregate of $50 million of Registrable Securities (calculated based on the Common Unit Price times the number of Registrable Securities on the date Crestwood receives an Underwritten Offering Notice), Crestwood shall retain underwriters for such Block Trade within 5 calendar days, notwithstanding the 30-day period in Section 3.02(a), and shall use commercially reasonable efforts to facilitate such Block Trade; provided that the Unitholder wishing to engage in the Block Trade shall reasonably cooperate with Crestwood and any underwriters prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade. Crestwood shall not notify any other holder of Common Units of any proposed Block Trade or overnight or bought Underwritten Offering under this Section 3.02 and will not give them the opportunity to participate in such Underwritten Offering unless required by the Niobrara RRA, the Preferred RRA or the PIPE RRA (provided that no notice will be provided under the PIPE RRA after March 30, 2022), as in effect on the date hereof.

Section 3.03 Piggyback Rights.

(a) Underwritten Offering Piggyback Rights. If at any time during the Effectiveness Period, Crestwood proposes to file a registration statement (whether for the account of itself or the account of any other security holder) other than (i) the Resale Registration Statement contemplated by Section 3.01(a), (ii) a registration statement or prospectus supplement to a registration statement in connection with registration rights granted pursuant to an agreement existing on the date hereof, (iii) a registration relating solely to employee benefit plans, (iv) a registration relating solely to a Rule 145 transaction or (v) a registration on any registration form that does not permit secondary sales, then as soon as practicable following the engagement of counsel by Crestwood to prepare the documents to be used in connection with an Underwritten Offering, Crestwood shall give notice (including notification by electronic mail) of such proposed Underwritten Offering to each Holder owning more than $10 million of then-outstanding Registrable Securities, calculated on the basis of the Common Unit Price, determined as of the date of such notice, and such notice shall offer each such Holder the opportunity to participate in any Underwritten Offering and to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing, subject to any registration rights existing prior to the date hereof, and customary underwriter cutbacks; provided, however, that Crestwood shall not be required to provide such opportunity (I) to any such Holder that does not offer a minimum of $10 million of Registrable Securities (based on the Common Unit Price), or (II) to such Holders if Crestwood has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 3.04(b). Any notice required to be provided in this Section 3.03(a) to Holders shall be provided on a Business Day pursuant to Section 4.01 and receipt of such notice shall be confirmed by the Holder. The Holder will have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving

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written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, Crestwood shall determine for any reason not to undertake or to delay such Underwritten Offering, Crestwood may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to Crestwood of such withdrawal at or prior to the time of pricing of such Underwritten Offering. Any Holder may deliver written notice (a “Piggyback Opt-Out Notice”) to Crestwood requesting that such Holder not receive notice from Crestwood of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), Crestwood shall not be required to deliver any notice to such Holder pursuant to this Section 3.03(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by Crestwood pursuant to this Section 3.03(a).

(b) Termination of Piggyback Registration Rights. The Piggyback Rights under this Section 3.03 will terminate at the time that the Issued Units cease to be Registrable Securities.

Section 3.04 Procedures for Underwritten Offering.

(a) General Procedures. In connection with an Underwritten Offering under this Agreement (other than pursuant to Section 3.02 of this Agreement), Crestwood shall be entitled to select the Managing Underwriter or Underwriters in its sole discretion. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and Crestwood shall be obligated to enter into an underwriting agreement with the Managing Underwriter or Underwriters that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Selling Holder may participate in an Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Crestwood to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Crestwood or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its authority to enter into such underwriting agreement and to sell, and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an Underwritten Offering, such Selling Holder may elect to withdraw therefrom by notice to Crestwood and the Managing Underwriter; provided, however, that any such withdrawal must be made as soon as practicable and in any event no later

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than the time of pricing of such Underwritten Offering. If all Selling Holders withdraw from an Underwritten Offering prior to the pricing of such Underwritten Offering, the events will not be considered an Underwritten Offering. No such withdrawal or abandonment shall affect Crestwood’s obligation to pay Registration Expenses; provided, however, if (i) certain Selling Holders withdraw from an Underwritten Offering after the public announcement at launch of such Underwritten Offering, and (ii) all Selling Holders withdraw from such Underwritten Offering prior to pricing, then the withdrawing Selling Holders shall pay for all reasonable Registration Expenses incurred by Crestwood during the period from the launch of such Underwritten Offering until the time that all Selling Holders withdraw from such Underwritten Offering.

(b) Priority Rights. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering advises Crestwood that the total amount of Registrable Securities that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises Crestwood can be sold without having such adverse effect, with such number to be allocated, (i) in the case of an Underwritten Offering initiated by Crestwood, (A) first, to Crestwood, (B) second, to any holder of securities of Crestwood having rights of registration that are expressly senior to the Registrable Securities (the “Senior Securities”), (C) third, pro rata among the Selling Holders who have requested participation in such Underwritten Offering and any other holder of securities of Crestwood having rights of registration that are neither expressly senior nor subordinated to the Registrable Securities (the “Parity Securities”), and (D) fourth, pro rata among any other holders of securities of Crestwood having registration rights, and (ii) in the case of an Underwritten Offering by any other holders of securities of Crestwood having registration rights (the “Other Holders”), (A) first, pro rata among the Other Holders, (B) second, pro rata among any other holder of Senior Securities, (C) third, pro rata among the Selling Holders who have requested participation in such Underwritten Offering and any other holder of Parity Securities, (C) fourth, to Crestwood and (D) fifth, pro rata among any other holders of securities of Crestwood having registration rights. The pro rata allocations for each Selling Holder who has requested participation in such Underwritten Offering shall be the product of (1) the aggregate number of Registrable Securities proposed to be sold in such Underwritten Offering by the Selling Holders multiplied by (2) the fraction derived by dividing (x) the number of Registrable Securities owned by such Selling Holder by (y) the aggregate number of Registrable Securities owned by all Selling Holders plus the aggregate number of Parity Securities owned by all holders of Parity Securities that are participating in the Underwritten Offering.

Section 3.05 Sale Procedures. In connection with its obligations under this Article III, Crestwood will, as expeditiously as possible:

(a) prepare and file with the Commission such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Resale Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Resale Registration Statement;

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(b) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from a registration statement and the Managing Underwriter at any time shall notify Crestwood in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, then Crestwood shall use its reasonable best efforts to include such information in such prospectus supplement;

(c) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Resale Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Resale Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Resale Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Resale Registration Statement or such other registration statement;

(d) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Resale Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders shall reasonably request; provided, however, that Crestwood will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Resale Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Resale Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Resale Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f) immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Resale Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not

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misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of the Resale Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Crestwood of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Crestwood agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Crestwood personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, that Crestwood need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with Crestwood;

(i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Crestwood are then listed;

(k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Crestwood to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(l) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

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(m) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities in advance of an Underwritten Offering or Block Trade (including, making appropriate officers of Crestwood available to participate in any “road show” presentations before analysts, and other customary marketing activities (including one-on-one meetings with prospective Unitholders of the Registrable Securities), provided, however, in the event, Crestwood, using reasonable best efforts, is unable to make such appropriate officers available to participate in connection with any “road show” presentations and other customary marketing activities (whether in person or otherwise), Crestwood shall make such appropriate officers available to participate via conference call or other means of communication in connection with no more than one “road show” presentation per Underwritten Offering);

(n) if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and

(o) if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Resale Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to Crestwood and satisfy its obligations in respect thereof. In addition, at any Holder’s request, Crestwood will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request, (i) a “cold comfort” letter, dated such date, from Crestwood’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing Crestwood for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the general partner of Crestwood addressed to the Holder; provided, however, that with respect to any placement agent, Crestwood’s obligations with respect to this Section 3.05 shall be limited to one time, with an additional bring-down request within 30 days of the date of such documents. Crestwood will also permit legal counsel to such Holder to review and comment upon any such Holder Underwriter Registration Statement at least five Business Days prior to its filing with the Commission and all amendments and supplements to any such Holder Underwriter Registration Statement with a reasonable number of days prior to their filing with the Commission and not file any Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Holder’s legal counsel reasonably objects. Each Selling Holder, upon receipt of notice from Crestwood of the happening of any event of the kind described in Section 3.05(f), shall forthwith discontinue offers and sales of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.05(f) or until it is advised in writing by Crestwood that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Crestwood, such Selling Holder will, or will

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request the Managing Underwriter or Underwriters, if any, to deliver to Crestwood (at Crestwood’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. Notwithstanding anything to the contrary in this Section 3.05, Crestwood will not name a Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Resale Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires Crestwood to name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the Resale Registration Statement or Holder Underwriter Registration Statement, as applicable, such Holder shall no longer be entitled to received Liquidated Damages under this Agreement with respect thereto and Crestwood shall have no further obligations hereunder with respect to Registrable Securities held by such Holder.

Section 3.06 Cooperation by Holders. Crestwood shall have no obligation to include Registrable Securities of a Holder in the Resale Registration Statement, or in an Underwritten Offering pursuant to Section 3.03(a), who has failed to timely furnish such information that Crestwood determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 3.07 Restrictions on Public Sale by Holders of Registrable Securities. For so long as any Common Units are Registrable Securities, each Holder agrees that it will not sell any Common Units or other equity securities of Crestwood for a period of up to 60 days following the pricing date of an Underwritten Offering of equity securities by Crestwood in which such Holder exercises its Piggyback Rights; provided, however, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the underwriters on the officers, directors or any Affiliate of Crestwood. In addition, the provisions of this Section 3.07 shall not apply with respect to a Holder that (a) owns less than $10 million of Registrable Securities based on the Common Unit Price, or (b) has delivered a Piggyback Opt-Out Notice to Crestwood pursuant to Section 3.03(a). Subject to such Holder’s compliance with its obligations under the U.S. federal securities laws and its internal policies: (i) Holder, for purposes hereof, shall not be deemed to include any employees, subsidiaries or Affiliates that are effectively walled off by appropriate “Chinese Wall” information barriers approved by Holder’s legal or compliance department (and thus have not been privy to any information concerning such transaction) (a “Walled Off Person”) and (ii) the foregoing covenants in this paragraph shall not apply to any transaction by or on behalf of Holder that was effected by a Walled Off Person in the ordinary course of trading without the advice or participation of Holder or receipt of confidential or other information regarding such transaction provided by Holder to such entity.

Section 3.08 Expenses.

(a) Expenses. Crestwood will pay all reasonable Registration Expenses as determined in good faith by Crestwood. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, except as otherwise provided in Section 3.09, Crestwood shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

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(b) Certain Definitions.

(i) “Registration Expenses” means all expenses incident to Crestwood’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Resale Registration Statement pursuant to Article III and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes and the fees and disbursements of counsel and independent public accountants for Crestwood, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.

(ii) “Selling Expenses” means all underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities.

Section 3.09 Indemnification.

(a) By Crestwood. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Crestwood will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, employees and agents and each Person, if any, who controls such Selling Holder and its directors, officers, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in the Resale Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Crestwood will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Resale Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person and shall survive the transfer of such securities by such Selling Holder.

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(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Crestwood, the general partner of Crestwood and each of their respective directors, officers, employees and agents and each Person, if any, who controls Crestwood within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from Crestwood to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Resale Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 3.09. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 3.09 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party (provided appropriate documentation for such expense is also submitted with such notice) as incurred; provided, however, that the indemnified party will be required to repay the indemnifying party any amounts paid to it for which it is determined the indemnified party was not otherwise entitled within five calendar days of such determination. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.

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(d) Contribution. If the indemnification provided for in this Section 3.09 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 3.09 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 3.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Crestwood agrees to use its commercially reasonable efforts to:

(a) Make and keep public information regarding Crestwood available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b) File with the Commission in a timely manner all reports and other documents required of Crestwood under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) So long as a Holder owns any Registrable Securities, furnish, unless otherwise available at no charge by access electronically to the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Crestwood, and such other reports and documents so filed with the Commission as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

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Section 3.11 Transfer or Assignment of Registration Rights. The rights to cause Crestwood to register Registrable Securities under this Article III may only be transferred or assigned by any Unitholder to one or more transferees or assignees of Registrable Securities, subject to the transfer restrictions provided in Section 4.7 of the Partnership Agreement; provided, however, that (a) such transferee receives Registrable Securities with an aggregate value of at least $50 million at the time of such transfer, (b) Crestwood is given written notice prior to any such transfer or assignment, stating the name and address of each such transferee and identifying the securities that are being transferred or assigned, and (c) each such transferee agrees in writing to undertake responsibility for its portion of the obligations of the applicable transferor under this Agreement.

Section 3.12 Limitation on Subsequent Registration Rights.

(a) From and after the date hereof, Crestwood shall not, without the prior written consent of the Holders of all of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of Crestwood that would allow such current or future holder to require Crestwood to include securities in any registration statement filed by Crestwood (x) with respect to any Block Trade or any overnight or bought Underwritten Offering, on any basis, or (y) with respect to any other Underwritten Offering (except as contemplated by clause (x)), on a basis other than pari passu with, or expressly subordinate to, the priority rights set forth in Section 3.04(b) granted to the Holders of Registrable Securities hereunder.

(b) Crestwood represents and warrants that, as of the date hereof, (i) none of Crestwood or any of its Subsidiaries is party to any registration rights or similar agreement with respect to Common Units that is in effect other than (x) that certain Registration Rights Agreement, dated December 28, 2017, by and among Crestwood and CN Jackalope Holdings, LLC, as amended (the “Niobrara RRA”), (y) that certain Registration Rights Agreement, dated as of September 30, 2015, by and among Crestwood and the other parties thereto (the “Preferred RRA”), and (z) that certain Registration Rights Agreement, dated March 30, 2021, by and among Crestwood and the other parties thereto (the “PIPE RRA”), (ii) there are no “Registrable Securities” that are Common Units (as defined in each of the Niobrara RRA and the Preferred RRA) and (iii) there are not, and could not be at any point in the future, any Senior Securities under the Niobrara RRA. Crestwood agrees that, prior to January 1, 2024, it shall not exercise any of its rights under that certain Third Amended and Restated Limited Liability Company Agreement of Crestwood Niobrara LLC, dated as of April 9, 2019, that would result in Registrable Securities that are Common Units existing under the Niobrara RRA.

Section 3.13 Removal of Legends; Further Assurances. Crestwood will replace any legended certificates with unlegended certificates promptly upon request by any Holder or at any time after such units cease to be Registrable Securities or are exempt from registration under the Securities Act. At any time after the removal of such legend, Crestwood shall use commercially reasonable efforts to cause such Registrable Securities to be registered in the name of DTC or its nominee, maintained in book entry form on the books of DTC and allowed to be settled through DTC’s regular book-entry settlement services.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

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(a)	if to a Unitholder:

To the respective address listed on Schedule A hereof,

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: David P. Oelman

                  Benji Barron

Telephone: (713) 758-5861

                    (713) 758-3260

Email: doelman@velaw.com

            bbarron@velaw.com

(b)	if to a transferee of a Unitholder, to such Holder at the address provided pursuant to Section 3.11 above; and

(c)	if to Crestwood:

Crestwood Equity Partners LP

2440 Pershing Road, Suite 600

Kansas City, MO 64108

Attention:         Michael Post

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street, Suite 3200

Houston, Texas 77002

Attention: Joshua Davidson

                  Jonathan Bobinger

Telephone: (713) 229-1527

                  (713) 229-1352

Email: joshua.davidson@bakerbotts.com

            jonathan.bobinger@bakerbotts.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by courier service or any other means.

Section 4.02 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

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Section 4.03 Assignment of Rights. All or any portion of the rights and obligations of any Unitholder under this Agreement may be transferred or assigned by such Unitholder in accordance with Section 3.11.

Section 4.04 Recapitalization, Exchanges, Etc. Affecting the Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Crestwood or any successor or assign of Crestwood (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.

Section 4.05 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 4.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 4.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 4.08 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.09 Governing Law. This Agreement, including all issues and questions concerning its application, construction, validity, interpretation and enforcement, shall be construed in accordance with, and governed by, the laws of the State of New York.

Section 4.10 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 4.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Crestwood set forth herein. This Agreement and the Merger Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

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Section 4.12 Amendment. This Agreement may be amended only by means of a written amendment signed by Crestwood and the Holders of all of the then-outstanding Registrable Securities.

Section 4.13 No Presumption. If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 4.14 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Unitholders (and their permitted transferees and assignees) and Crestwood shall have any obligation hereunder. Notwithstanding that one or more Unitholders may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Unitholders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Unitholders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Unitholders under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of a Unitholder hereunder.

Section 4.15 Interpretation. Article, Exhibit and Section references in this Agreement are references to the corresponding Article and Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by a Unitholder or a Holder under this Agreement, such action shall be in such Person’s sole discretion unless otherwise specified.

* * * * * *

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CRESWOOD EQUITY PARTNERS LP

By	Crestwood Equity GP LLC, its general partner

By:
Name:
Title:

UNITHOLDERS:

[TO COME]

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Registration Rights Agreement

Schedule A

Unitholder Name; Notice and Contact Information

[To come.]

Schedule A

Exhibit B

Director Nomination Agreement

See attached.

Final Form

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”), dated as of [•], is made by and among Crestwood Equity Partners LP, a Delaware limited partnership (“Parent”), Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP” and together with Parent, the “Parent Parties”), and Oasis Petroleum Inc., a Delaware corporation (“Sponsor”). Parent, Parent GP and Sponsor may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Parent, Parent GP, Oasis Midstream Partners LP, a Delaware limited partnership (the “Partnership”), OMP GP LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), and certain other entities entered into an Agreement and Plan of Merger, dated as of October 26, 2021 (the “Merger Agreement”), which provides, among other things, for the merger of the Partnership and Partnership GP into certain subsidiaries of Parent, pursuant to which Sponsor will receive common units representing limited partner interests of Parent (“Parent Common Units”);

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent required the Partnership and Sponsor to enter into a Support Agreement of even date with the Merger Agreement (the “Support Agreement”); and

WHEREAS, as a condition of the willingness of Sponsor to enter into the Support Agreement, Sponsor required Parent and Parent GP to agree to enter into this Agreement in connection with the closing of the transactions contemplated by the Merger Agreement, including the Mergers (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise; provided that Sponsor shall not be deemed an Affiliate of Parent, Parent GP or any of their respective Subsidiaries for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the preamble.

“beneficial ownership,” including the correlative term “beneficially own,” shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Board” shall mean the board of directors of Parent GP.

“Closing” shall mean the closing of the Transactions.

“Closing Date” shall have the meaning given to such term in the Merger Agreement.

“Confidential Information” shall have the meaning set forth in Section 3.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Governmental Entity” shall mean any federal, state of the United States, local, foreign, domestic, tribal or multinational government, regulatory or administrative agency, bureau, commission, commissioner, legislature, court, arbitrator, body, entity or other authority or governmental instrumentality.

“Law” or “Laws” shall mean any applicable federal, state, local or foreign or multinational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity, including common law.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and such Party’s Organizational Documents and are within such Party’s control) necessary to cause such result, including but not limited to, (i) voting or providing a written consent or proxy, (ii) causing the adoption of resolutions and amendments to the Organizational Documents of Parent or Parent GP, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board.

“NYSE” shall mean the New York Stock Exchange or any stock exchange on which the Common Units are traded following the date of this Agreement.

“NYSE Rules” shall mean the rules and regulations of the NYSE.

“Parent GP LLCA” shall mean the Second Amended and Restated Limited Liability Company Agreement of Parent GP, dated August 20, 2021, as may be amended, restated, supplemented or modified from time to time.

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“Parent LPA” shall mean the Sixth Amended and Restated Agreement of Limited Partnership of Parent, dated August 20, 2021, as may be amended, restated, supplemented or modified from time to time.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Percentage of Parent Common Unit Ownership” means, with respect to any Person, the aggregate percentage of issued and outstanding Parent Common Units that are beneficially owned by such Person as of the applicable date of determination.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Representatives” shall mean, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” shall mean the U.S. Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (B) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (C) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.

Section 1.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when

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used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 2.1 Organization; Authorization; Validity of Agreement; Necessary Action. Such Party has been duly formed or incorporated and is validly existing in good standing under the Laws of its jurisdiction of incorporation or formation, and has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, and no other actions or proceedings on its part are required to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered the applicable Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding agreement of the applicable Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether considered in a proceeding in equity or at law).

Section 2.2 Absence of Conflicts. Neither the execution and delivery of this Agreement by such Party nor the performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, acceleration or cancellation of, or give rise to a right of purchase under, or result in the creation of any mortgages, encumbrances, pledges, security interests, or charges of any kind (other than under this Agreement) upon any of the properties, rights or assets owned by such Party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Party is a party or by which such Party, or any of its properties, rights or assets may be bound, (ii) violate any Law applicable to such Party or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its Organizational Documents.

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Section 2.3 Consents and Approvals. No consent, approval, order, license, permit, or authorization of, or registration, declaration, notice or filing with, any Person is necessary to be obtained or made by such Party in connection with its execution, delivery and performance of this Agreement or consummation of the transactions contemplated by this Agreement, except for any reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

ARTICLE III

GOVERNANCE

Section 3.1 Board.

(a) Composition of the Board. (i) Prior to or simultaneously with the execution of this Agreement, the Parent Parties shall have taken all necessary action to expand the size of the Board to eleven directors and (ii) simultaneously with execution of this Agreement, the Board shall elect two directors designated by Sponsor (each, including any individuals subsequently designated by Sponsor pursuant to this Agreement, a “Sponsor Director”), who initially shall be [•] and [•] and thereafter shall be designated pursuant to Section 3.1(b) of this Agreement. One such Sponsor Director shall be a Class II member of the Board (whose term shall expire at the 2023 annual meeting of limited partners of Parent) and the other shall be a Class III member of the Board (whose term shall expire at the 2024 annual meeting of limited partners of Parent). 1

(b) Sponsor Representation. For so long as Sponsor and its Affiliates hold the Percentage of Parent Common Unit Ownership shown in the table below, the Parent Parties shall include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of unitholders of Parent at which directors are to be elected, if applicable, that number of individuals designated by Sponsor that, if elected, will result in the Board having the number of Sponsor Directors that is shown in the table below.

Percentage of the Parent Common Unit Ownership	Number of Sponsor Directors
At least 15%	2
At least 10% but less than 15%	1
Less than 10%	0

(c) Decrease in Directors. Upon any decrease in the number of directors that Sponsor is entitled to designate for nomination to the Board pursuant to Section 3.1(b), (i) Sponsor shall take all Necessary Action to cause the appropriate number of Sponsor Directors to tender their resignation to the Board (and if only one Sponsor Director is required to resign, as determined by Sponsor in its sole discretion), effective immediately, and (ii) to the extent Parent GP accepts any such resignation, the corresponding vacancy on the Board shall be filled, or the number of directors constituting the whole Board decreased, in accordance with the Parent LPA or Parent GP LLCA, as applicable.

[1]	Note to Draft: Initial Sponsor nominees to be selected prior to Closing.

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(d) Removal; Vacancies. Subject to the limitations set forth in Section 3.1, Sponsor shall have the exclusive right to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation, including any resignation pursuant to Section 3.1(e), of any Sponsor Director (including any committees thereof), and the Parent Parties shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by Sponsor as promptly as reasonably practicable and in the manner set forth in the Parent LPA or the Parent GP LLCA, as applicable, for filling vacancies on the Board. Any Sponsor Director elected by the Board to fill a vacancy pursuant to this Section 3.1(d) shall have the same remaining term as that of his or her predecessor. The Parent Parties shall take all Necessary Action such that no Sponsor Director is removed from the Board except as permitted or required by this Agreement or as required by the Parent LPA or the Parent GP LLCA.

(e) Forced Resignation. Sponsor shall take all Necessary Action to cause any Sponsor Director to resign promptly from the Board if such Sponsor Director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a member of the Board under any rule or regulation of the SEC or the NYSE Rules, or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of any duties that may be owed by such Sponsor Director to Parent GP, Parent or the unitholders of Parent under applicable Law, the Parent LPA or the Parent GP LLCA, or (iii) has (A) been convicted of, or entered a plea of guilty or nolo contendere to, any crime or offense constituting a felony or any other crime involving (x) an act of theft, embezzlement, fraud or dishonesty or (y) a violation of the federal securities Laws of the United States; (B) materially violated the terms of the Parent LPA that apply equally to all directors on the Board; (C) materially violated a written policy or procedure established by Parent that applies equally to all directors on the Board; (D) willfully engaged in misconduct that is materially injurious to Parent or its Subsidiaries, monetarily or otherwise; or (E) committed an action which constitutes intentional misconduct or a knowing violation of Law if such action in either event results both in an improper substantial personal benefit to such Sponsor Director and a material injury to Parent or its Subsidiaries. Nothing in this Section 3.1(e) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any Person designated hereunder as a Sponsor Director, whether during or after such Person’s service on the Board.

(f) Committee Appointments. The Board shall not designate an executive committee or any other committee which has been delegated authority substantially similar to the authority of the full Board unless at least one Sponsor Director is also appointed as a member of such Committee.

(g) Qualifications and Information. Notwithstanding anything to the contrary contained in this Agreement, each individual designated to be a Sponsor Director shall not be prohibited or disqualified from serving as a member of the Board pursuant to the applicable securities Laws, regulations or rules or the NYSE Rules (it being acknowledged and agreed that no Sponsor Director shall be required to be an “independent” director under any securities Laws, rules or regulations or the NYSE Rules). Sponsor shall use reasonable efforts to timely provide Parent with accurate and complete information relating to any individual designated to be a Sponsor Director that may be required to be disclosed by Parent under the Exchange Act. In addition, at Parent’s request, Sponsor shall use reasonable efforts to cause any individual designated to be a Sponsor Director to complete and execute a “Director and Officer Questionnaire,” in the form required to be completed by each of the Board’s other directors, prior to being admitted to the Board or any committee thereof or standing for reelection at an annual or special meeting of the unitholders of Parent, or at such other time as may be requested by Parent.

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Section 3.2 Organizational Documents. None of the Parent Parties shall take any action, directly or indirectly, to (a) effect, or in furtherance of, any amendment to the Parent GP LLCA, the Parent LPA or any other Organizational Documents of the Parent Parties that either (x) materially adversely impacts the rights of Sponsor and its Affiliates under this Agreement or (y) disproportionately and adversely impacts the rights of the Sponsor Directors as compared to all the directors on the Board, or (b) act in a manner inconsistent with the rights of Sponsor and its Affiliates under the terms of this Agreement.

Section 3.3 Sharing of Information. Each Sponsor Director is permitted to disclose to Sponsor and its Affiliates confidential, non-public information about the Parent Parties and their respective Affiliates that he or she receives as a result of being a member of the Board (“Confidential Information”). Accordingly, Sponsor covenants and agrees with the Parent Parties that it will not, except with the prior written consent of Parent, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of Sponsor, (ii) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity, provided that Sponsor promptly notifies Parent of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information was available or becomes available to Sponsor or its Affiliates before, on or after the date hereof, without restriction, from a source (other than Parent) without any breach of duty to Parent known to Sponsor or (iv) such information was independently developed by Sponsor or its Representatives without the use of or access to the Confidential Information. Sponsor shall be permitted to disclose Confidential Information to any Affiliate or Representative of Sponsor without the prior written consent of Parent; provided, that Sponsor shall use commercially reasonable efforts to cause any Affiliate or Representative that is to receive Confidential Information from Sponsor, to abide by the obligations and restrictions imposed by this Section 3.3 with respect to such Confidential Information; and Sponsor shall be responsible for any breach of this Section 3.3 by any such Person. None of Sponsor, its Affiliates nor any Sponsor Director shall use Confidential Information in a manner inconsistent with applicable Law.

Section 3.4 Reimbursement of Expenses. Each Sponsor Director shall be entitled to receive customary reimbursement of fees and expenses incurred in connection with his or her service as a member of the Board and/or any committee thereof in accordance with the reimbursement policy applicable to the independent directors on the Board. Each Sponsor Director (other than a Sponsor Director who is an employee of Sponsor) shall be compensated for his or her service on the Board in the same amounts and form of consideration as the other independent directors on the Board.

Section 3.5 Indemnification Agreements. Simultaneously with any Person becoming a Sponsor Director, Parent GP shall execute and deliver to each such Sponsor Director a Director and Officer Indemnification Agreement, in a form substantially consistent with those entered into by the other members of the Board, dated effective the date such Sponsor Director becomes a member of the Board. For the avoidance of doubt, each Sponsor Director shall constitute an “Indemnified Person” as such term is defined in the Parent LPA and shall be entitled to the rights of indemnification provided in Article V of the Parent GP LLCA.

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ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 4.2 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 4.3 Jurisdiction; Specific Enforcement. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it at law or in equity, each of the Parties shall be entitled to an injunction or injunctions or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.3 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding relating to or arising out of this Agreement and the rights and obligations hereunder, or for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the

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aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 4.5; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 4.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email by the Party to be notified, provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 4.5 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 4.5; or (c) when delivered by a courier (with confirmation of delivery), in each case to the Party to be notified at the following address:

To Parent Parties:

Crestwood Equity Partners LP

2440 Pershing Road, Suite 600

Kansas City, MO 64108

Attention:         Michael Post

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with copies to:

Baker Botts L.L.P.

910 Louisiana Street, Suite 3200

Houston, Texas 77002

Attention:         Joshua Davidson

    Jonathan Bobinger

Email:              joshua.davidson@bakerbotts.com

    jonathan.bobinger@bakerbotts.com

To Sponsor:

Oasis Petroleum Inc.

1001 Fannin Street, Suite 1500

Houston, Texas 77002

Attention:         Nickolas J. Lorentzatos

with copies to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:         David P. Oelman

    Benji Barron

Email:               doelman@velaw.com

    bbarron@velaw.com

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 4.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 4.6 shall be null and void.

Section 4.7 Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable in a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Upon such a determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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Section 4.8 Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the Parties hereto.

Section 4.9 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parent Parties and Sponsor or, in the case of a waiver, by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 4.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

Section 4.11 Third-Party Beneficiaries. The Parent Parties and Sponsor each agree that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the Parent Parties or Sponsor, as applicable, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 4.12 Interpretation. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 4.13 Definitions. All capitalized terms not otherwise defined in this Agreement shall have the meanings given them under the Merger Agreement.

Section 4.14 Freedom to Pursue Opportunities. The Parties expressly acknowledge and agree that: (i) Sponsor and each Sponsor Director (and each Affiliate thereof) has the right to, and shall not have any duty (contractual or otherwise) to (and none of the following shall be deemed to be wrongful or improper), (x) directly or indirectly engage in the same or similar business activities or lines of business as the Parent Parties or any of their respective Subsidiaries, including those deemed to be competing with the Parent Parties or any of their respective Subsidiaries, or (y) directly or indirectly do business with any client or customer of the Parent Parties or any of their respective Subsidiaries; and (ii) in the event that Sponsor or a Sponsor Director (or any Affiliate thereof) acquires knowledge of a potential transaction or matter that may be an opportunity for the Parent Parties or any of their respective Subsidiaries and Sponsor or any other Person, Sponsor and such Sponsor Director (and any such Affiliate) shall not have any duty (contractual or otherwise) to communicate or present such opportunity to the Parent Parties or any of their respective Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Parent Parties, their respective Subsidiaries or their respective Affiliates or equity holders for breach of any duty (contractual or otherwise) by

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reason of the fact that Sponsor or such Sponsor Director (or such Affiliate thereof), directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Parent Parties or any of their respective Subsidiaries; provided, that any such business, activity or transaction described in this Section 4.14 is not the direct result of Sponsor, its Affiliates or a Sponsor Director using Confidential Information in violation of Section 3.3 hereof. Notwithstanding anything to the contrary contained in this Section 4.14, any Sponsor Director may be excluded, by the members of the Board who are not Sponsor Directors, from any discussion or vote on matters in accordance with a conflicts of interest policy of the Board that is adopted by the Board in good faith and is applicable to all of the members of the Board.

Section 4.15 Termination. This Agreement shall terminate automatically (without any action by any Party) upon the time at which Sponsor or any of its Affiliates no longer has the right to designate an individual for nomination to the Board under this Agreement, and upon such termination, Sponsor’s rights and obligations shall cease; provided, that the provisions in Section 3.3 and this Article IV shall survive such termination.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

CRESTWOOD EQUITY PARTNERS LP

By: Crestwood Equity GP LLC, its general partner

By:
Name:
Title:

CRESTWOOD EQUITY GP LLC

By:
Name:
Title:

OASIS PETROLEUM INC.

By:
Name:
Title:

Signature Page to Director Nomination Agreement

Exhibit C

Form of Transition Services Agreement

See attached.

Final Form

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [•] (the “Effective Date”), is by and between Crestwood Equity Partners LP, a Delaware limited partnership (“Parent”) and Oasis Petroleum LLC, a Delaware limited liability company (the “Sponsor”). Parent and the Sponsor are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, on October 25, 2021, Parent, Project Falcon Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub”), Project Phantom Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“GP Merger Sub”), Oasis Midstream Partners LP, a Delaware limited partnership (the “Partnership”), OMP GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and, solely for the purposes of Section 2.1(a)(i) therein, Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of Parent, entered into an Agreement and Plan of Merger (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, (a) Merger Sub will merge with and into the Partnership (the “LP Merger”), with the Partnership surviving the LP Merger as a direct wholly owned subsidiary of Parent, and (b) GP Merger Sub will merge with and into the General Partner (the “GP Merger” and, together with the LP Merger, the “Mergers”), with the General Partner surviving the GP Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, as a condition to the Closing of the transactions contemplated by the Merger Agreement, the parties thereto agreed that Parent and the Sponsor would enter into this Agreement; and

WHEREAS, the Sponsor desires to provide certain transition services to Parent and its Affiliates (as defined herein) and Parent desires to accept such services on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

SERVICES

Section 1.1 Services to be Provided to Parent.

(a) The Sponsor shall, or shall cause one of its Affiliates, to provide to Parent and its Affiliates the services set forth on Schedule 1.1 (as may be amended by the mutual agreement of the Parties, the “Services”), as may be reasonably requested by Parent from time to time. The Services are provided solely for the exclusive use and benefit of Parent in connection with the operation of the business of the Partnership and its Subsidiaries. For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person, any other

Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, Parent, on the one hand, and the Sponsor, on the other, shall not be considered Affiliates.

(b) Each employee of the Sponsor or an Affiliate thereof who performs Services hereunder (each, a “Service Employee”) shall be solely employed by the Sponsor or an Affiliate thereof during the period that he or she performs Services, and with respect to such employment during such period, the Sponsor or its Affiliate shall be solely responsible, and shall satisfy all obligations with respect to each Service Employee for: payment of wages, provision of leaves and benefits, satisfaction of all labor, employment and employee benefits laws, maintenance of all health and welfare insurance, recordkeeping obligations, immigration compliance, and payroll taxes and tax withholdings, in each case, during the period that such Service Employee performs Services. Parent and its Affiliates shall have no right or authority to terminate any Service Employee’s employment with the Sponsor or any Affiliate thereof.

(c) In providing the Services, the Sponsor shall comply, and cause its Affiliates to comply, with all applicable Laws and shall use commercially reasonable efforts to ensure that all Service Employees have all required licenses and certifications; provided, however, that the Sponsor agrees to (i) promptly notify Parent in writing of any impairment of its ability to provide any Services by reason of the limitations described in this Section 1.1 and (ii) use its commercially reasonable efforts to make alternative arrangements for the provision of applicable Services to the extent the Sponsor or its Affiliates are restricted from providing such Services in accordance with the foregoing. The Sponsor will use commercially reasonable efforts to perform the Services with substantially the same quality of workmanship, professionalism and standards, as such services were performed by the Sponsor and its Affiliates immediately prior to the Effective Date. Neither the Sponsor nor its Affiliates shall be required to add personnel (including where employees of the Sponsor or its Affiliates leave their employment with the Sponsor or its Affiliates following the execution of this Agreement) or purchase or license equipment, software, facilities or other resources or incur incremental subscription or licensing fees in order to provide any Service unless the Parties mutually agree to do so in writing.

(d) The Sponsor shall have the right in its discretion to outsource all or portions of the Services to other unaffiliated parties (“Third Parties”) who are tax advisors, accounting advisors and legal counsel (each, a “Sponsor Contractor”), subject to the prior written approval by Parent, which shall not be unreasonably withheld, of any such Sponsor Contractor, provided that such Third Parties shall adhere to the terms and conditions of this Agreement and the Sponsor shall be responsible for any failure by the Sponsor Contractors to adhere to the terms and conditions of this Agreement; and in all cases retain responsibility for the provision to Parent of Services to be performed by any Sponsor Contractor under the terms of this Agreement; provided, however, that no event will the

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Sponsor be required to engage any Third Party services providers. To the extent Sponsor Contractors assist in rendering Services, the fees and costs of the Sponsor Contractor will be paid in accordance with Section 3.2(c). In the event that Sponsor reasonably believes that the Services cannot be performed in accordance with this Agreement without the use of a Sponsor Contractor, Sponsor shall notify Parent, and if Parent does not approve and agree to reimburse Sponsor for the use of such Sponsor Contractor in accordance with Section 3.2(c), Parent shall not be obligated to perform the applicable Services for which a Sponsor Contractor would have been used.

Section 1.2 Service Coordinators. The Sponsor and Parent shall each nominate a representative to act as the primary contact person for such entity (each, a “Service Coordinator” and collectively, the “Service Coordinators”) with respect to the performance and receipt of the Services. Unless otherwise agreed upon by the Parties, all communications relating to this Agreement and to the Services provided hereunder (other than day-to-day communications and billings relating to the actual provision of the Services) shall be directed to the Service Coordinators. The initial Service Coordinators and their contact information is set forth on Schedule 1.2. The Sponsor and Parent may each replace its respective Service Coordinator at any time by providing notice in accordance with Section 7.6 of this Agreement.

Section 1.3 Cooperation. Each Party shall use commercially reasonable efforts to cooperate reasonably with the other Party in all matters relating to the provision and receipt of the Services and to minimize the expense, distraction and disturbance to each Party.

Section 1.4 System Security.

(a) If any Party is given access to the other Party’s computer systems or software (collectively, the “Systems”) in connection with the Services, the Party given access (the “Availed Party”) shall comply with all of the other Party’s system security policies, procedures and requirements that have been provided to the Availed Party in advance and in writing (collectively, the “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by such other Party. The Availed Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use.

(b) Each Party shall use commercially reasonable efforts to (i) ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party gain such access and (ii) prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations.

(c) If, at any time, the Availed Party determines that (i) any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, (ii) any unauthorized Availed Party personnel has accessed the Systems, or (iii) any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the other Party, then, in each case, the Availed Party shall promptly terminate any such person’s access to the Systems and promptly notify the other Party. In addition, such other Party shall have the right to deny personnel of the Availed

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Party access to its Systems upon notice to the Availed Party in the event that the other Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 1.4 or otherwise pose a security concern. The Availed Party shall use commercially reasonable efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s Systems.

Section 1.5 Insurance. The Parties shall maintain insurance in sufficient amounts to support their respective obligations under this Agreement, including Article V.

Section 1.6 Discontinuation of Services. At any time during the period commencing on the Effective Date up to and including the date that is ninety (90) days following the Effective Date (the “Transition Services Period”), Parent may, in its sole discretion, without cause and in accordance with the terms and conditions hereunder, request the discontinuation of one or more specific Services by providing written notice to the Sponsor at least five (5) Business Days in advance of the date upon which such discontinuation is intended to take effect; provided that, for the avoidance of doubt, any Services that are discontinued during the Transition Services Period in accordance with this Section 1.6 will accrue the relevant Fee (as defined below) pro rata for the time performed.

Section 1.7 Data; Intellectual Property.

(a) All Parent Data is, or upon creation will be, and shall remain the property of Parent or its applicable Affiliate. The Sponsor hereby irrevocably assigns, transfers and conveys, and shall cause the Sponsor’s Affiliates and subcontractors to assign, transfer and convey, to Parent or its designee without further consideration all of its and their rights, title and interest in, to and under Parent Data created solely as part of the Services. For purposes of this Agreement, “Parent Data” shall mean all data that (i) is or has been obtained, developed or produced by the Sponsor or the Sponsor’s Affiliates or subcontractors in connection with the provision of the Services and relates to Parent or its Affiliates or (ii) relates to Parent or its Affiliates to which the Sponsor or the Sponsor’s Affiliates or subcontractors have access in connection with the provision of the Services.

(b) All Intellectual Property (i) created, conceived or developed in whole or in part by the Sponsor or the Sponsor’s Affiliates or subcontractors solely in connection with the Services and (ii) based on, derivative of, or created, conceived or developed as a result of access to any assets of Parent or its Affiliates, will be the property of Parent or its applicable Affiliate (“Services IP”). The Sponsor hereby irrevocably assigns, transfers and conveys, and shall cause the Sponsor’s Affiliates and subcontractors to assign, transfer and convey, to Parent or its designee without further consideration all of its and their rights, title and interest in, to and under Services IP created, conceived or developed solely as part of the Services.

Section 1.8 No Solicitation. In connection with the transactions contemplated by the Merger Agreement and this Agreement and during the one (1) year period after the End Date, (a) Parent shall not, and shall cause its Affiliates not to, make an offer of employment to any employee of the Sponsor or any of its Affiliates with whom Parent or its Affiliates had contact as a result of the Merger Agreement, this Agreement or the transactions and agreements contemplated

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thereby; and (b) the Sponsor shall not, and shall cause its Affiliates not to, make an offer of employment to any employee of Parent or any of its Affiliates with whom the Sponsor or its Affiliates had contact as a result of the Merger Agreement, this Agreement or the transactions and agreements contemplated thereby. Notwithstanding the foregoing, in all cases, offers resulting from (i) general solicitations made to the applicable market as a whole (e.g., Internet and newspaper advertisements or postings), (ii) communications between an individual and the Sponsor, Parent or their respective Affiliates, as applicable, that do not commence until after the applicable employee has terminated employment with the Sponsor, Parent or their respective Affiliates, as applicable, (iii) solicitations made between an individual and the Sponsor, Parent or their respective Affiliates, as applicable, that were initiated by the individual, or (iv) individuals using a recruiter or a recruiting services (provided that such recruiter was not directed to contact that employee specifically) that are placed in contact with the Sponsor, Parent or their respective Affiliates, as applicable, shall not constitute a violation hereof. Further, provided that either Party consults with and receives advance written permission from an authorized representative of the other Party, such Party may solicit and hire any individual whose solicitation and hire would be otherwise prohibited by this Section 1.8. Each Party acknowledges that the other Party may suffer irreparable damage for which monetary damages would not be a sufficient remedy in the event of a breach or threatened breach of any provision of this Section 1.8. Accordingly, the affected Party shall be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of any provision of this Section 1.8 without posting a bond or other security. Each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 1.9 Access; Provision of Information. In connection with the performance of the Services, Parent shall permit the Sponsor and its Affiliates and their respective officers, employees and Representatives, upon reasonable request, access to facilities owned or operated by Parent (during normal business hours) and electronic access to operating data, in each case solely as reasonably necessary for the Sponsor or any of its Affiliates or their respective officers, employees and Representatives to perform the Services. Any data, information, equipment or general directions reasonably necessary for the Sponsor or any of its Affiliates or their respective officers, employees and Representatives to perform the Services that is not contained in the historical records or the current databases of the Sponsor shall be provided by Parent or its Affiliates in a timely manner. The access rights granted pursuant to this Section 1.9 shall not unreasonably interfere with the operations of the business of Parent or the Partnership. Officers, employees and Representatives of Sponsor or its Affiliates, when on the property of Parent or when provided access to any equipment, computer, software, network or files owned or controlled by Parent, will conform to the policies, procedures, rules and regulations of Parent concerning safety, health and security which are provided in writing to the Sponsor prior to entry on, or access to, such property.

Section 1.10 Disclaimers.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT THE SPONSOR AND ITS AFFILIATES MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, AND HEREBY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER WARRANTY WHATSOEVER, IN EACH CASE, WITH RESPECT TO THE SERVICES, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 1.1.

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(b) Notwithstanding anything to the contrary in this Agreement, (i) the Sponsor obligation hereunder is to perform the Services in accordance with the terms and conditions of this Agreement and the standards set forth herein and (ii) the Sponsor shall only have an obligation to provide any information required by the Services that is available to Sponsor (and in the format available to Sponsor).

ARTICLE II

LIMITATIONS

Section 2.1 Force Majeure. Other than with respect to the payment, reimbursement of indemnity obligations under this Agreement, the Parties shall not have any liability or responsibility, and shall be excused from performance for, any interruption, delay, impairment or other failure to fulfill any obligation under this Agreement to the extent and so long as the fulfillment of such obligation is interrupted, delayed, impaired, prevented or frustrated as a result of or by natural disaster, hurricane, earthquake, floods, fire, catastrophic weather conditions, diseases or other elements of nature or acts of God, acts of war (declared or undeclared), insurrection, riot, embargoes, pandemics, shortages of or curtailments of raw materials or power, terrorist acts, or any other cause or circumstance beyond its reasonable control (“Force Majeure Event”). The affected Party shall promptly notify the other Party of its delay in performance due to a Force Majeure Event, describing in reasonable detail the circumstances causing such delay, and shall resume the performance of its obligations as promptly as reasonably practicable.

Section 2.2 Interim Basis Only. Each Party acknowledges that the purpose of this Agreement is for the Sponsor or its Affiliates to provide Parent and its Affiliates with Services on an interim basis. Accordingly, at all times from and after the Effective Date, Parent shall use commercially reasonable efforts to obtain any approvals, permits or licenses, implement any computer systems and take, or cause to be taken, any and all other actions necessary or advisable for Parent or its designated Affiliate to provide such Services, as applicable, for itself upon the date that Services are no longer provided hereunder.

ARTICLE III

PAYMENT

Section 3.1 Fees. In consideration for the applicable Services, Parent shall pay to the Sponsor the fees set forth herein. The applicable rates, fees and charges associated with each Service are set forth on Schedule 3.1 (as may be amended by the mutual agreement of the Parties, the “Fees”).

Section 3.2 Billing and Payment Terms.

(a) The Sponsor shall invoice Parent within fifteen (15) days after the end of each calendar month, beginning with the first month after the Closing. All undisputed Fees associated with such invoice shall be payable within fifteen (15) days after Parent’s receipt of the invoice.

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(b) In the event of a good-faith dispute as to the amount of any invoice or portion thereof submitted by the Sponsor to Parent, Parent will pay all undisputed charges on such invoice in accordance with the provisions of Section 3.2(a) or Section 3.2(b), as applicable, and will provide written notice to the Sponsor within fifteen (15) days of receipt of such invoice regarding the disputed amount and the reasons each such charge is disputed. The Sponsor shall promptly provide Parent with sufficient records relating to the disputed charge so as to enable the Parties to resolve the dispute. If the Parties fail to agree as to the amount or propriety of any invoice or any portions thereof within fifteen (15) days after Parent’s receipt of the Sponsor’s supporting documentation, then either Party may pursue dispute resolution in accordance with Section 7.4 of this Agreement.

(c) The Parties acknowledge and agree that the Sponsor or certain of its Affiliates may receive invoices, and incur costs, with respect to Third Parties that relate to the pre- and post-Closing operations of the Partnership (including costs of Sponsor Contractors, costs of procurement of materials and the other payments to Third Parties contemplated by the Services, such as payments with respect to rights of way) (“Sponsor Reimbursable Costs”). To the extent that the Sponsor or any of its Affiliates makes any payments for the Sponsor Reimbursable Costs to Third Parties, the Sponsor shall invoice Parent for the Sponsor Reimbursable Costs within fifteen (15) days of such Payment by Sponsor or any of its Affiliates (such invoice to set forth a description of the Services provided and reasonable documentation to support the charges thereon), and Parent shall reimburse Sponsor or its applicable Affiliate for all undisputed Sponsor Reimbursable Costs within fifteen (15) days of Parent’s receipt of such invoice; provided, however, upon the request by the Sponsor to Parent, Parent shall pay any Sponsor Reimbursable Costs directly, with evidence of such payment being provided to the Sponsor.

(d) To the extent that the Sponsor or any of its Affiliates receives any payments from Third Parties that relate to the post-Closing operations of the Partnership (“Third Party Payments”), the Sponsor or its applicable Affiliate shall pay Parent any amount received for any such Third Party Payment within fifteen (15) days after the Partnership’s receipt thereof.

Section 3.3 Late Payments. Any undisputed amounts not timely paid in accordance with Section 3.2 shall bear interest from the date on which such payment was due at a rate equal to the lesser of (a) the prime rate (as published in the Wall Street Journal, Eastern Edition) (in effect from time to time during such period) plus 5.0% and (b) the highest lawful interest rate, until paid in full (the “Interest Rate”).

Section 3.4 Sales Taxes. All Fees paid under this Agreement are not inclusive of any sales, use, transfer, value-added, goods, services or similar taxes imposed or assessed on or with respect to the Services (“Sales Taxes”), and no deduction or withholding of any Sales Taxes shall be made from any Fees paid under this Agreement. If any Sales Taxes are imposed or assessed on or with respect to the Services, Parent shall be responsible for any such Sales Taxes and shall indemnify and hold harmless Sponsor from and against any such Sales Taxes. If Sponsor is required by applicable Law to collect or pay Sales Taxes, such Sales Taxes shall be included (and separately stated) in the applicable invoice and Parent shall pay such amount to Sponsor in addition to the Fees payable on such invoice. Sponsor and Parent shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Sales Taxes.

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ARTICLE IV

CONFIDENTIALITY

Section 4.1 Confidential Information.

(a) Each Party may receive Confidential Information of the other Party. As used in this Agreement, the term “Confidential Information” means any information (whether received before, on or after the Effective Date and whether transmitted orally or in writing or stored electronically) belonging or relating to the disclosing Party or any of its Affiliates. Confidential Information shall not, however, include any information that (i) is or becomes generally available to the public other than as a result of disclosure by a Person in breach of this Agreement, the Merger Agreement, or in breach of any other confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Parent, the Partnership, the Sponsor or any other Person with respect to such information or (ii) was or becomes available on a non-confidential basis from a source other than a Party or their respective Affiliates or was known to the receiving Party or its Affiliate prior to its disclosure to the disclosing Party or its Affiliate; provided, that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Parent, the Partnership, the Sponsor or any other person with respect to such information.

(b) The Parties agree that at all times from and after the date of this Agreement until the one year anniversary of the End Date they shall keep confidential all such Confidential Information of or relating to the disclosing Party and that they will not directly or indirectly use or disclose the same to any Person without first obtaining the prior written consent of the disclosing Party, except in the course of providing the Services as provided herein or as required to comply with any law, rule, regulation or order or subpoena or other requirement of any court or other legal or governmental authority or requirements of securities exchanges on which securities of the receiving Party or its Affiliates are listed or quoted, or to the receiving Party’s officers, employees and Representatives who have a need to know such information and theretofore whom such Party will be responsible for any breach of this Section 4.1.

(c) The receiving Party acknowledges that the Confidential Information of or relating to the disclosing Party may have tangible value and may contain trade secrets and proprietary information of or relating to the disclosing Party, and that the disclosing Party will suffer irreparable damage for which monetary damages would not be a sufficient remedy in the event of a breach or threatened breach of any provision of this Section 4.1. Accordingly, the disclosing Party shall be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of any provision of this Section 4.1 without posting a bond or other security. Each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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(d) From and after the date of this Agreement until the one year anniversary of the End Date, upon a request by the disclosing Party, the receiving Party shall promptly return or destroy all Confidential Information, excluding materials presented to senior management or the Board of Directors of the Sponsor or Parent and models, of or relating to the disclosing Party and copies thereof, except as necessary for the performance of Services or to comply with such receiving Party’s document retention policies, but such Confidential Information will remain subject to this Section 4.1.

ARTICLE V

INDEMNITY

Parent hereby agrees to indemnify, defend and hold harmless the Sponsor, its Affiliates and its and their respective directors, officers, owners, managers, members, employees, controlling persons, agents, representatives, contractors, subcontractors, successors and assigns (collectively, “Sponsor Indemnified Persons”) from and against any and all losses, claims, damages, demands, deficiencies, awards, penalties, obligations, liabilities, actions, judgments, settlements, suits, disbursements, fees, costs and reasonable documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) (excluding any amount which such Party actually receives under any insurance policy which provides such coverage for the liability in question) (“Losses”) incurred by any Sponsor Indemnified Person arising out of or relating to the Services or this Agreement, REGARDLESS OF WHETHER SUCH LOSSES ARE THE RESULT OF OR CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF SPONSOR INDEMNIFIED PERSONS, EXCEPT TO THE EXTENT SUCH LOSSES ARE CAUSED BY THE GROSS NEGLIGENCE OR THE INTENTIONAL OR WILLFUL MISCONDUCT OF ANY OF SPONSOR INDEMNIFIED PERSONS. Notwithstanding the foregoing, any Sponsor Indemnified Person entitled to receive indemnification under this Article V shall act in good faith and use its commercially reasonable efforts to mitigate the amount of any Losses for which it seeks indemnification, including making a good faith effort to recover from insurers under applicable insurance policies and from other persons who may be liable so as to reduce the amount of any Losses hereunder. If the amount of any Losses at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, or expenses incurred in connection therewith, will promptly be repaid by the Sponsor Indemnified Persons to Parent.

The Sponsor agrees to indemnify, defend and hold harmless Parent, its Affiliates and its and their respective directors, officers, owners, managers, members, employees, controlling persons, agents, representatives, contractors, subcontractors, successors and assigns (collectively, “Parent Indemnified Persons”) from and against any and all Losses incurred by any Parent that are (i) caused by the gross negligence or the intentional or willful misconduct of any Service Employee or other Sponsor Indemnified Person in the performance of (or failure to perform) the Services pursuant to this Agreement. For the avoidance of doubt, the Sponsor shall have no liability under this Agreement except in the event of gross negligence or the intentional or willful misconduct of any Service Employee or other Sponsor Indemnified Person in the performance of (or failure to perform) the Services pursuant to this Agreement and then only subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, any Parent Indemnified Person entitled to

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receive indemnification under this Article V shall act in good faith and use its commercially reasonable efforts to mitigate the amount of any Losses for which it seeks indemnification, including making a good faith effort to recover from insurers under applicable insurance policies and from other persons who may be liable so as to reduce the amount of any Losses hereunder. If the amount of any Losses at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, or expenses incurred in connection therewith, will promptly be repaid by the Parent Indemnified Persons to the Sponsor.

ARTICLE VI

TERM AND TERMINATION

Section 6.1 Term of Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement shall become effective, and each Service shall commence, on the Effective Date, and this Agreement shall remain in force, and each Service shall continue until the later of the date that is (a) ninety (90) days from the date of this Agreement or, (b) upon Parent giving written notice to the Sponsor ten (10) Business Days prior to the date in clause (a), one hundred eighty (180) days from the date of this Agreement (the later of such dates in clauses (a) and (b), the “End Date”), unless earlier terminated by a Party as provided in Section 6.2.

Section 6.2 Termination.

(a) Termination by Parent. This Agreement, or any Service provided hereunder, as applicable, may be terminated by Parent prior to the End Date upon written notice to the other Parties, if:

(i) The Sponsor fails to perform or otherwise breaches this Agreement and such failure or breach is not cured, to the reasonable satisfaction of Parent, within fifteen (15) days of written notice thereof; or

(ii) The Sponsor makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings for, such Party.

(b) Termination by Sponsor. This Agreement, or any Service provided hereunder, as applicable, may be terminated by the Sponsor prior to the End Date upon written notice to the other Parties, if:

(i) Parent fails to perform or otherwise breaches this Agreement and such failure or breach is not cured, to the reasonable satisfaction of the Sponsor, within fifteen (15) days of written notice thereof; or

(ii) Parent makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings for, such Party.

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(c) Partial Termination. Parent may, on five (5) Business Days’ prior written notice to the Sponsor, terminate any major line item of Services (of which there are eight as of the date hereof). Upon termination of any Service in accordance with the prior sentence, such terminated Service shall be deleted from Schedule 1.1, and Parent shall have no obligation to continue to use or pay for any such Service following the effective date of such termination but shall have an obligation to under Article III with respect to the terminated Service prior to the termination date; provided, however, that this Agreement shall remain in effect until the End Date, or until otherwise terminated pursuant to Section 6.2(a) or Section 6.2(b) above. Any written termination notice delivered by Parent shall specify in detail the Service or Services to be terminated, and the effective date of such termination.

Section 6.3 Effect of Termination.

(a) In the event that this Agreement expires or is terminated for any reason (including on the End Date), each Party agrees and acknowledges that the obligations of the Parties to provide the Services hereunder shall immediately cease. Upon cessation of the Sponsor’s obligation to provide any Service, Parent shall stop using, directly or indirectly, such Service.

(b) In the event that this Agreement expires or is terminated for any reason, upon request, each Party shall return to the other Party or, at the other Party’s option, destroy (subject to standard data retention and archiving policies) all books, records or files owned by such other Party and used in connection with the provision of Services that are in possession as of the termination date.

(c) The following matters shall survive the expiration or termination of this Agreement: (i) the rights and obligations of each Party under Section 1.8, Article V, this Article VI and Article VII, and (ii) the obligations under Article III of Parent to pay the applicable Fees for Services furnished prior to the effective date of termination.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Insurance. Parent acknowledges that all insurance policies maintained by the Sponsor and its Affiliates shall be terminated as of Closing with respect to the Partnership and its Subsidiaries, and Parent is responsible for obtaining any insurance for the Partnership and its Subsidiaries with an effective coverage period from and after the Closing. In respect of any claim made or occurrence prior to Closing, Parent, subject to the terms and conditions of the applicable policies, may pursue claims on any of the Sponsor’s or its Affiliates’ occurrence based insurance policies covering occurrences prior to the Closing. The Sponsor shall (and shall cause its Affiliates to) use commercially reasonable efforts to assist Parent in asserting any such claims; provided, that (i) Parent shall be solely liable for, and the Sponsor shall have no obligation to pay or reimburse Parent for, all deductibles and retentions associated with such claim and (ii) Parent shall reimburse Sponsor for any out of pocket expenses incurred by Sponsor in the pursuit of such claims.

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Section 7.2 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each Party and delivered (by telecopy, electronic delivery or otherwise) to the other Party. Signatures to this Agreement transmitted by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 7.3 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 7.4 Jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding relating to or arising out of this Agreement and the rights and obligations hereunder, other than for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 7.6; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 7.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 7.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email by the Party to be notified, provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 7.6 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 7.6; or (c) when delivered by a courier (with confirmation of delivery), in each case to the Party to be notified at the following address:

To Parent:

Crestwood Equity Partners LP

2440 Pershing Road, Suite 600

Kansas City, MO 64108

Attention:             Michael Post

with copies to:

Baker Botts L.L.P.

910 Louisiana Street, Suite 3200

Houston, Texas 77002

Attention:             Joshua Davidson

       Jonathan Bobinger

Email:                   joshua.davidson@bakerbotts.com

       jonathan.bobinger@bakerbotts.com

To the Sponsor:

Oasis Petroleum LLC

1001 Fannin Street, Suite 1500

Houston, Texas 77002

Attention:             Nickolas J. Lorentzatos

with copies to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:             David P. Oelman

       Benji Barron

Email:                  doelman@velaw.com

       bbarron@velaw.com

13

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 7.7 shall be null and void.

Section 7.8 Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable in a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Upon such a determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 7.9 Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the Parties hereto.

Section 7.10 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and the Sponsor or, in the case of a waiver, by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 7.11 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

Section 7.12 Third-Party Beneficiaries. Parent and the Sponsor each agree that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of Parent or the Sponsor, as applicable, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

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Section 7.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The schedules hereto are incorporated into, and subject to, the terms of this Agreement.

Section 7.14 Definitions. All capitalized terms not otherwise defined in this Agreement shall have the meanings given them under the Merger Agreement.

Section 7.15 Relationship of the Parties. Each Party and its Affiliates, as applicable, shall be acting as an independent company in performing under this Agreement, and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party or any of its Affiliates, as applicable. Each Party and its Affiliates, as applicable, shall, at all times, maintain complete control over its personnel and operations, and shall have sole responsibility for staffing, instructing and compensating its personnel. Neither Party (nor its Affiliates, as applicable) shall have, or shall represent that it has, any power, right or authority to bind the other Party (or its Affiliates, as applicable) to any obligation or liability, to assume or create any obligation or liability or transact any business in the name or on behalf of the other Party (or its Affiliates, as applicable), or make any promises or representations on behalf of the other Party (or its Affiliates, as applicable), unless agreed to in writing. It is expressly understood and agreed that this Agreement is a purely commercial transaction between the Sponsor and Parent and that nothing stated herein shall operate to create any special or fiduciary duty that either the Sponsor or any of its Affiliates shall owe to Parent or vice versa. Nothing stated herein shall obligate or require a Party to do anything that such Party reasonably deems to be detrimental or injurious to any other business or commercial activities of such Party or any of its Affiliates, and it is expressly understood and agreed that the Sponsor shall be obliged to exert only commercially reasonable efforts in providing Services hereunder.

[Signature pages follow.]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CRESTWOOD EQUITY PARTNERS LP

By:	Crestwood Equity GP LLC, its general partner

By:
Name:
Title:

SIGNATURE PAGE TO

TRANSITION SERVICES AGREEMENT

OASIS PETROLEUM LLC

By:
Name:
Title:

SIGNATURE PAGE TO

TRANSITION SERVICES AGREEMENT

Exhibit D

Form of Master Amendment to Commercial Agreements

See attached.

[Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.]

FORM OF MASTER AMENDMENT TO COMMERCIAL AGREEMENTS

MASTER AMENDMENT TO COMMERCIAL AGREEMENTS

This MASTER AMENDMENT TO COMMERCIAL AGREEMENTS (this “Amendment”) is made and entered into effective as of [_______] (the “Effective Date”) by and among OASIS PETROLEUM NORTH AMERICA LLC, a Delaware limited liability company (“OPNA”), OASIS PETROLEUM MARKETING LLC, a Delaware limited liability company (“OPM”), OASIS MIDSTREAM SERVICES LLC, a Delaware limited liability company (“OMS”), OASIS MIDSTREAM PARTNERS LP, a Delaware limited partnership (“MLP”), OMP OPERATING LLC, a Delaware limited liability company (“OMP”), and BIGHORN DEVCO LLC, a Delaware limited liability company (“Bighorn”). OPNA, OPM, OMS, MLP, OMP and Bighorn may be referred to herein individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Parties are parties to one or more of the following agreements and to the extent they are parties thereto, desire to amend certain of their provisions as more specifically set forth in this Amendment:

(i) that certain Gas Gathering, Compression, Processing and Gas Lift Agreement, dated as of September 25, 2017, by and among OPNA, OPM, OMS and MLP (as the same may be or has been amended, modified and restated from time to time, the “Gas Agreement”);

(ii) that certain Produced and Flowback Water Gathering and Disposal Agreement dated as of September 25, 2017, by and among OPNA, OMS, and MLP (as the same may be or has been amended, modified and restated from time to time, the “Produced Water Agreement—Wild Basin”);

(iii) that certain Produced and Flowback Water Gathering and Disposal Agreement dated as of September 25, 2017, by and among OPNA, OMS, and MLP (as the same may be or has been amended, modified and restated from time to time, the “Produced Water Agreement—Beartooth Area”);

(iv) that certain Crude Oil Gathering, Stabilization, Blending and Storage Agreement, dated as of September 25, 2017, by and among OPNA, OPM, OMS and MLP (as the same may be or has been amended, modified and restated from time to time, the “Crude Oil Agreement—Wild Basin”);

(v) that certain Crude Oil Gathering Agreement, dated as of August 4, 2021, by and among OPNA, OPM, and Bighorn (as the same may be or has been amended, modified and restated from time to time, the “Crude Oil Agreement—South Nesson”);

(vi) that certain Gas Purchase Agreement, dated as of September 23, 2020, by and among OPNA and OMP (as the same may be or has been amended, modified and restated from time to time, the “Gas Purchase Agreement”); and

(vii) that certain Freshwater Purchase and Sales Agreement, dated as of September 25, 2017, by and among OPNA, OMS and MLP (as the same may be or has been amended, modified and restated from time to time, the “Freshwater Purchase Agreement”).

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

1. Amendments.

(a) Amendment to Crude Oil Agreement—Wild Basin. The Crude Oil Agreement—Wild Basin is hereby amended as set forth in this Section 1(a) below. All capitalized terms used in this Section 1(a) and not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Crude Oil Agreement—Wild Basin.

(i) Effective as of the Effective Date, the following sentence is hereby added after the period at the end of Section 3.9(b) of the Crude Oil Agreement—Wild Basin:

“Notwithstanding anything to the contrary contained in this Agreement, all services hereunder shall be controlled by Gatherer and made available to other shippers (i) in the Gathering System, (ii) in the Storage Tanks (including associated ACT units and the Storage Tanks described in Section 3.9), and (iii) at the truck ACT offloading facilities (including those described in Section 3.7); provided that, in the cases of (ii), only to the extent such usage by other shippers does not impede, curtail or otherwise negatively impact the usage by Shipper as stated in Section 3.9(a) and this Section 3.9(b) above, provided further that Gathering System capacity, Tankage Shell Capacity, or offloading service capacity, as applicable, is available, based on Shipper’s and such other shippers’ nominations to and from the Gathering System, the Storage Tanks, or the truck ACT offloading facilities, as applicable. [Omitted]

(ii) Effective as of the Effective Date, Section 4.2 of the Crude Oil Agreement—Wild Basin is hereby deleted in its entirety and replaced with the following:

“If this Agreement is terminated pursuant to the terms and conditions of this Agreement on or after December 31, 2032, then Shipper shall have the option (to be exercised by providing written notice to Gatherer prior to the termination of the Agreement) to continue to receive the Services or a portion of the Services, under a new agreement, for all or any portion of its volumes of Crude Oil on a year-to-year basis on the same terms and conditions as the most favorable terms and conditions under a then-effective agreement with any third party pursuant to which Gatherer provides a basket of services for an initial term (excluding any renewals or extensions of any kind) of at least [omitted] for volumes of Crude Oil utilizing any System Segment located within the “Most Favored Nations Dedication Area” as identified on Exhibit K attached hereto (other than any pipeline facilities physically connected or independent of a System Segment after the Effective Date, in each case, in connection with an acquisition, joint venture, or partnership by and between Gatherer and a third party), that are the same or substantially similar in nature to the basket of Services during the term hereunder, unless and until such third party agreement is terminated. For avoidance of doubt, the Services Gatherer is to offer Producer in accordance with the proceeding sentence shall only apply to Services on the Gathering System.

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If the option to extend the term of this Agreement on a year-to-year basis pursuant to this Section 4.2 is exercised, any obligation of Gatherer to continue to provide the Services pursuant to such option shall not extend beyond December 31, 2042. Gatherer shall provide copies to Shipper of any such third party agreements applicable to volumes of Crude Oil accessing the Gathering System upon any notice of termination of this Agreement (whether such notice is delivered by Gatherer, Producer or Shipper); provided, however, that to the extent Gatherer is prohibited by an obligation of confidentiality from disclosing any such third party agreement to Shipper, then (a) Gatherer shall not be obligated to disclose such agreement to Shipper until Gatherer has obtained the right to disclose such agreement and (b) Gatherer shall exercise reasonable efforts to obtain the right to disclose such agreement to Shipper.”

(iii) Effective as of the Effective Date, Section 7.4 of the Crude Oil Agreement—Wild Basin is hereby deleted in its entirety and replaced with the following:

“Subject to the rest of the provisions of this Section 7.4, Producer will (i) use reasonable efforts to obtain access to electrical power at each CDP and (ii) provide electrical power to Gatherer at each CDP at Producer’s sole cost and expense. In designing and constructing its electrical facilities at each CDP, Producer will cooperate with Gatherer and take into account the amount of electrical power that is reasonably necessary for Gatherer’s facilities to receive Producer’s Crude Oil at each such CDP. If a generator is necessary for electrical power to be used by Producer and Gatherer, then Producer shall procure, install, operate, and maintain such generator to fulfill the power requirements of the Parties and Gatherer shall pay its prorated portion of the reasonable capital costs (including reasonable rental and installation costs) therefor; provided, however, that Producer will continue to use all reasonable efforts to obtain access to electrical power at such CDP, thereby minimizing the time such generator is needed (rather than a local electric utility) to provide electrical power at such CDP.”

(iv) Effective as of the Effective Date, the following sentence is hereby added as Section 9.2(e) of the Crude Oil Agreement—Wild Basin:

“Except to protect operational or pipeline integrity, to prevent injury to Persons or damage to property, or as required by Applicable Law, Gatherer (or Gatherer’s affiliates) shall not amend the quality provisions of the Crude Oil Tariff regarding the Johnson’s Corner Pipeline System without OPM’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.”

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(v) Effective as of the Effective Date, Section 17.4(b)(iii) of the Crude Oil Agreement—Wild Basin is hereby deleted in its entirety and replaced with the following:

“Producer and Shipper shall have the right to assign their collective rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to any Person with a credit rating equal to or better than Producer’s credit rating as of the Effective Date and to whom Producer sells, assigns or otherwise Transfers all or any portion of the Dedicated Properties and who assumes in writing all of Producer’s and Shipper’s obligations hereunder (if applicable, to the extent of the Dedicated Properties being Transferred to such Person) and, upon such assignment, each of Producer and Shipper shall be released from their respective obligations under this Agreement to the extent of such assignment. If the Person to whom Producer intends to sell, assign or otherwise Transfer all or any portion of the Dedicated Properties has a credit rating worse than Producer’s credit rating as of the Effective Date, then, Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to such Person if, as a condition precedent to such assignment, at Producer’s option, either: (A) Producer and the assignee execute an amendment to this Agreement with Gatherer that sets forth creditworthiness requirements to which Gatherer agrees such assignee will be subject under this Agreement for the remainder of the term, or (B) grants Gatherer (or its designee) the exclusive right to market and sell all of such assignee’s Crude Oil received into the Gathering System (thereby waiving all take-in-kind rights thereto) and to remit payment to such assignee, on a Monthly basis, of the net proceeds from the sale of such Crude Oil (after deducting the Fees and any other applicable fees or costs incurred under this Agreement and any other agreement between such assignee and Gatherer (or its Affiliate)) during such Month in accordance with Article 12, or (C) Producer remains liable for its obligations under this Agreement to the extent of such assignment, or (D) the assignee agrees to provide a letter of credit from a major U.S. commercial bank for the benefit of Gatherer in an amount equal to 60 days of the aggregated Fees under this Agreement that are reasonably estimated to become due and payable by assignee upon the assignment; provided that, upon such assignment, in each case of (A), (B) and (D), Producer shall be released from its obligations under this Agreement to the extent of such assignment.”

(vi) Effective as of the Effective Date, Appendix I attached to this Amendment shall be added to the Crude Oil Agreement—Wild Basin as a new Exhibit K.

(b) Amendments to add Bergem DSU to Crude Oil Agreement—Wild Basin, Gas Agreement, and Produced Water Agreement—Wild Basin.

(i) Crude Oil Agreement—Wild Basin. The Crude Oil Agreement—Wild Basin is hereby amended as set forth in this Section 1(b)(i) below. All capitalized terms used in this Section 1(b)(i) and not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Crude Oil Agreement—Wild Basin.

1.	The definition of “Dedicated Acreage” in Article 1 of the Crude Oil Agreement—Wild Basin is hereby amended to include the area on Exhibit A—1 attached to this Amendment (the “Bergem DSU Area”).

2.	The following definition is hereby added to the definitions in Article 1 of the Crude Oil Agreement—Wild Basin:

“Bergem DSU Area. means the area described on Exhibit A—1 to this Amendment.”

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3. [Omitted]

(ii) Gas Agreement. The Gas Agreement is hereby amended as set forth in this Section 1(b)(ii) below. All capitalized terms used in this Section 1(b)(ii) and not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Gas Agreement.

1.	The definition of “Dedicated Acreage” in Article 1 of the Gas Agreement is hereby amended to include the area on Exhibit A—1 attached to this Amendment (the “Bergem DSU Area”).

2.	The following definition is hereby added to the definitions in Article 1 of the Gas Agreement:

“Bergem DSU Area. means the area described on Exhibit A—1 to this Amendment.”

3.	[Omitted]

(iii) Produced Water Agreement—Wild Basin. The Produced Water Agreement—Wild Basin is hereby amended as set forth in this Section 1(b)(iii) below. All capitalized terms used in this Section 1(b)(iii) and not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Produced Water Agreement—Wild Basin.

1.	The definition of “Dedicated Acreage” in Article 1 of the Produced Water Agreement—Wild Basin is hereby amended to include the area on Exhibit A—1 attached to this Amendment (the “Bergem DSU Area”).

2.	The following definition is hereby added to the definitions in Article 1 of the Produced Water Agreement—Wild Basin:

“Bergem DSU Area. means the area described on Exhibit A—1 to this Amendment.”

3.	[Omitted]

(c) Amendment to Gas Agreement. The Gas Agreement is hereby amended as set forth in this Section 1(c) below. All capitalized terms used in this Section 1(c) and not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Gas Agreement.

(i) Effective as of the Effective Date, Section 4.2 of the Gas Agreement is hereby deleted in its entirety and replaced with the following:

“If this Agreement is terminated pursuant to the terms and conditions of this Agreement on or after December 31, 2032, then Shipper shall have the option (to be exercised by providing written notice to Gatherer prior to the termination of the Agreement) to continue to receive the Services or a portion of the Services, under a new agreement, for all or any portion of its volumes of Gas on a year-to-year basis on the same terms and conditions as the most favorable terms and conditions under a then-effective agreement with any third

5

party pursuant to which Gatherer provides a basket of services for an initial term (excluding any renewals or extensions of any kind) of at least [omitted] for volumes of Gas utilizing any System Segment located within the “Most Favored Nations Dedication Area” as identified on Exhibit M attached hereto (other than any pipeline facilities physically connected with or independent of a System Segment after the Effective Date, in each case, in connection with an acquisition, joint venture, or partnership by and between Gatherer and a third party), that are the same or substantially similar in nature to the basket of Services during the term hereunder, unless and until such third party agreement is terminated. For avoidance of doubt, the Services Gatherer is to offer Shipper in accordance with the proceeding sentence shall only apply to Services on the Gathering System.

If the option to extend the term of this Agreement on a year-to-year basis pursuant to this Section 4.2 is exercised, any obligation of Gatherer to continue to provide the Services pursuant to such option shall not extend beyond December 31, 2042. Gatherer shall provide copies to Shipper of any such third party agreements applicable to volumes of Gas accessing the Facilities upon any notice of termination of this Agreement (whether such notice is delivered by Gatherer, Producer or Shipper); provided, however, that to the extent Gatherer is prohibited by an obligation of confidentiality from disclosing any such third party agreement to Shipper, then (a) Gatherer shall not be obligated to disclose such agreement to Shipper until Gatherer has obtained the right to disclose such agreement and (b) Gatherer shall exercise reasonable efforts to obtain the right to disclose such agreement to Shipper.”

(ii) Effective as of the Effective Date, Section 10.1(b) of the Gas Agreement is hereby deleted in its entirety and replaced with the following:

“(b) not more than 1/4 grain H2S per 100 Cubic Feet, such 1/4 grain H2S per 100 Cubic Feet specification shall apply based on the aggregate volume weighted average Receipt Point quality as calculated upstream of each System Compressor Station with no individual Receipt Point exceeding [omitted];”

(iii) Effective as of the Effective Date, Section 10.1(c) of the Gas Agreement is hereby deleted in its entirety and replaced with the following:

“(c) not more than 1/4 grain of mercaptan sulphur per 100 Cubic Feet, such 1/4 grain mercaptan sulphur per 100 Cubic Feet specification shall apply based on the aggregate volume weighted average Receipt Point quality as calculated upstream of each System Compressor Station;”

(iv) Effective as of the Effective Date, Section 10.1(f) of the Gas Agreement is hereby deleted in its entirety and replaced with the following:

“(f) not more than two grains of total sulfur per 100 Cubic Feet (including hydrogen sulfide and mercaptan) such two grains of total sulfur per 100 Cubic Feet specification shall apply based on the aggregate volume weighted average Receipt Point quality as calculated upstream of each System Compressor Station;”

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(v) Effective as of the Effective Date, the following paragraph is hereby added to the end of Section 10.3 of the Gas Agreement:

“Gatherer shall be responsible for and bear all expenses, charges and deductions paid by Shipper (or deducted from amounts owed to Shipper by purchasers of Gas) arising out of or relating to the failure of Gatherer to redeliver Delivery Point Gas that meets the requirements of this Section 10.3 and Gatherer shall remit such amounts to Shipper not later than 30 Days after receipt of invoice therefor. [Omitted]

(vi) Effective as of the Effective Date, Section 10.4 of the Gas Agreement is hereby deleted in its entirety and replaced with the following:

“Section 10.4 Delivery Point NGL Quality Specifications. If Shipper delivers Gas to Gatherer at the Receipt Points that meets the Gas Quality Specifications, Gatherer or Gatherer’s Designee shall redeliver Delivery Point NGLs to or for the account of Shipper that meet the NGL specifications of the Downstream Pipeline(s) for NGLs. Gatherer shall ensure that NGLs produced at the Processing Plant shall be a truckable product with Reid Vapor Pressure no greater than 220 psig at 100 degrees Fahrenheit. Gatherer shall be responsible for and bear all expenses, charges and deductions paid by Shipper (or deducted from amounts owed to Shipper by purchasers of NGLs) arising out of or relating to the failure of Gatherer to redeliver Delivery Point NGLs that meet the requirements of this Section 10.4 and Gatherer shall remit such amounts to Shipper not later than 30 Days after receipt of invoice therefor.”

(vii) Effective as of the Effective Date, Section 18.4(b)(iii) of the Gas Agreement is hereby deleted in its entirety and replaced with the following:

“Producer and Shipper shall have the right to assign their collective rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to any Person with a credit rating equal to or better than Producer’s credit rating as of the Effective Date and to whom Producer sells, assigns or otherwise Transfers all or any portion of the Dedicated Properties and who assumes in writing all of Producer’s and Shipper’s obligations hereunder (if applicable, to the extent of the Dedicated Properties being Transferred to such Person) and, upon such assignment, each of Producer and Shipper shall be released from their respective obligations under this Agreement to the extent of such assignment. If the Person to whom Producer intends to sell, assign or otherwise Transfer all or any portion of the Dedicated Properties has a credit rating worse than Producer’s credit rating as of the Effective Date, then, Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to such Person if, as a condition precedent to such assignment, at Producer’s option, either: (A) Producer and the assignee execute an amendment to this Agreement with Gatherer that sets forth creditworthiness requirements to which Gatherer agrees such assignee will be subject under this Agreement for the remainder of the term, or (B) grants Gatherer (or its designee) the exclusive right to market and sell all of such assignee’s Gas received into the Facilities (thereby waiving all take-in-kind rights thereto) and to remit payment to such assignee, on a Monthly basis, of the net proceeds from the sale of such Gas (after deducting the Fees and any other applicable fees or costs

7

incurred under this Agreement and any other agreement between such assignee and Gatherer (or its Affiliate)) during such Month in accordance with Article 13, or (C) Producer remains liable for its obligations under this Agreement to the extent of such assignment, or (D) the assignee agrees to provide a letter of credit from a major U.S. commercial bank for the benefit of Gatherer in an amount equal to 60 days of the aggregated Fees under this Agreement that are reasonably estimated to become due and payable by assignee upon the assignment; provided that, upon such assignment, in each case of (A), (B) and (D), Producer shall be released from its obligations under this Agreement to the extent of such assignment.”

(viii) Effective as of the Effective Date, Exhibit L to the Gas Agreement is hereby deleted in its entirety.

(ix) Effective as of the Effective Date, the following wells shall be deleted from Exhibit D (Excluded Wells) from the Gas Agreement: Rolfson 20—17H (PU)(S.A.M.—D), Rolfson 29—32H (PU)(S.A.M.—D), Lawlar 23—14H (PU)(S.A.M.—D), and Lawlar 26—35H (PU)(S.A.M.—D).

(x) Effective as of the Effective Date, Appendix II attached to this Amendment shall be added to the Gas Agreement as a new Exhibit M.

(d) Amendment to Freshwater Purchase Agreement. The Freshwater Purchase Agreement is hereby amended as set forth in this Section 1(d) below. All capitalized terms used in this Section 1(d) and not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Freshwater Purchase Agreement.

(i) Effective as of the Effective Date, Section 2.1 of the Freshwater Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Producer shall purchase Freshwater from Seller at the Delivery Points as requested from time to time by Producer and as such Freshwater is available for sale to Producer by Seller. Producer shall have no obligation to request a minimum amount of Freshwater from Seller, and Seller shall have no obligation to sell a minimum amount of Freshwater to Producer; provided, however, that during the term of this Agreement, to the extent Producer requires Flushwater at an existing CDP or Planned CDP that is connected pursuant to Section 3.3 located within the Production Area to utilize for operations in or related to the Agreed Formation, Producer shall request and purchase on an ongoing basis such Flushwater from Seller at the applicable Delivery Points prior to utilizing any third party source for Flushwater and Seller shall use reasonable efforts to deliver such Flushwater to Producer pursuant to the terms of this Agreement, and in each case subject to any Conflicting Dedication and the provisions of Section 2.2 below. Notwithstanding the forgoing and only with respect to (a) the Wild Basin Production Area shown on Exhibit A and (b) operations in or related to the Agreed Formation utilizing Fracwater in the Wild Basin Production Area (i) Producer shall provide 60 Days’ notice to Seller prior to utilizing any third party source for such Fracwater, and (ii) thereafter Seller shall have the option to sell such Fracwater to the applicable Delivery Points and Producer shall be required to purchase such Fracwater if Producer has demand for such Fracwater, in each case subject to any Conflicting Dedication and the provisions of Section 2.2 below.”

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(ii) Effective as of the Effective Date, the first two sentences of Section 2.3 of the Freshwater Purchase Agreement are hereby deleted in their entirety and replaced with the following:

“During the term of this Agreement, the Parties intend that the commitment made by Producer under this Agreement be a covenant running with (a) the Properties, as a burden on Producer’s title thereto and binding on successors-in-interest in and to the Properties, and (b) the Freshwater System, as a benefit accruing to Seller’s title thereto and inuring to the benefit of successors-in-interest to the Freshwater System. During the term of this Agreement, Producer shall not Transfer any or all of its interest in any Property unless (i) Producer obtains and delivers to Seller a written acknowledgment by the Transferee in favor of Seller acknowledging that the Transferred Property shall remain subject to this Agreement in all respects and (ii) each instrument of conveyance expressly so states.”

(iii) Effective as of the Effective Date, the second sentence of Section 3.3(b) of the Freshwater Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the forgoing and only with respect to the Wild Basin Production Area shown on Exhibit A, during the term of this Agreement, Producer shall provide a Connection Notice to Seller for each Planned CDP within the Wild Basin Production Area shown on Exhibit A that requires Freshwater to utilize for operations in or related to the Agreed Formation.”

(iv) Effective as of the Effective Date, Section 4.2 of the Freshwater Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“If this Agreement is terminated pursuant to the terms and conditions of this Agreement on or after December 31, 2032, then Producer shall have the option (to be exercised by providing written notice to Seller prior to the termination of the Agreement) to continue to receive the Services or a portion of the Services, under a new agreement, for all or any portion of its volumes of Freshwater on a year-to-year basis on the same terms and conditions as the most favorable terms and conditions under a then-effective agreement with any third party pursuant to which Seller provides a basket of services for an initial term (excluding any renewals or extensions of any kind) of at least [omitted] for volumes of Freshwater utilizing any System Segment located within the “Most Favored Nations Dedication Area” as identified on Exhibit H attached hereto (other than any pipeline facilities physically connected with or independent of a System Segment after the Effective Date, in each case, in connection with an acquisition, joint venture, or partnership by and between Seller and a third party), that are the same or substantially similar in nature to the basket of Services during the term hereunder, unless and until such third party agreement is terminated. For avoidance of doubt, the Services Seller is to offer Producer in accordance with the proceeding sentence shall only apply to Services on the Gathering System.

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If the option to extend the term of this Agreement on a year-to-year basis pursuant to this Section 4.2 is exercised, any obligation of Seller to continue to provide the Services pursuant to such option shall not extend beyond December 31, 2042. Seller shall provide copies to Shipper of any such third party agreements applicable to volumes of Freshwater accessing the Freshwater System upon any notice of termination of this Agreement (whether such notice is delivered by Producer or Seller); provided, however, that to the extent Seller is prohibited by an obligation of confidentiality from disclosing any such third party agreement to Producer, then (a) Seller shall not be obligated to disclose such agreement to Producer until Seller has obtained the right to disclose such agreement and (b) Seller shall exercise reasonable efforts to obtain the right to disclose such agreement to Producer.”

(v) Effective as of the Effective Date, Section 7.4 of the Freshwater Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Subject to the rest of the provisions of this Section 7.4, Producer will (i) use reasonable efforts to obtain access to electrical power at each CDP and (ii) provide electrical power to Seller at each CDP at Producer’s sole cost and expense. In designing and constructing its electrical facilities at each CDP, Producer will cooperate with Seller and take into account the amount of electrical power that is reasonably necessary for Seller’s facilities to provide Producer’s Freshwater at each such CDP. If a generator is necessary for electrical power to be used by Producer and Seller, then Producer shall procure, install, operate, and maintain such generator to fulfill the power requirements of the Parties and Seller shall pay its prorated portion of the reasonable capital costs (including reasonable rental and installation costs) therefor; provided, however, that Producer will continue to use all reasonable efforts to obtain access to electrical power at such CDP, thereby minimizing the time such generator is needed (rather than a local electric utility) to provide electrical power at such CDP.”

(vi) Effective as of the Effective Date, Section 16.4(b)(iii) of the Freshwater Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Seller, to any Person with a credit rating equal to or better than Producer’s credit rating as of the Effective Date and to whom Producer sells, assigns or otherwise Transfers all or any portion of the Properties and who assumes in writing all of Producer’s obligations hereunder (if applicable, to the extent of the Properties being Transferred to such Person) and, upon such assignment, Producer shall be released from its obligations under this Agreement to the extent of such assignment. If the Person to whom Producer intends to sell, assign or otherwise Transfer all or any portion of the Properties has a credit rating worse than Producer’s credit rating as of the Effective Date, then, Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Seller, to such Person if, as a condition precedent to such assignment, at Producer’s option, either: (A) Producer and the assignee execute an amendment to this Agreement with Seller that sets forth creditworthiness requirements to which Seller agrees such assignee will be subject under this Agreement for the remainder of the term, or (B) grants Seller (or its designee)

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the exclusive right to net, on a Monthly basis, the Fees incurred by such assignee during such Month hereunder against the proceeds received by Seller (or its Affiliate) on such assignee’s behalf from the sale of such assignee’s crude oil and/or natural gas volumes delivered to Seller (or its Affiliate) during such Month under a separate agreement between such assignee and Seller (or its Affiliate), or (C) Producer remains liable for its obligations under this Agreement to the extent of such assignment, or (D) the assignee agrees to provide a letter of credit from a major U.S. commercial bank for the benefit of Seller in an amount equal to 60 days of the aggregated Fees under this Agreement that are reasonably estimated to become due and payable by assignee upon the assignment; provided that, upon such assignment, in each case of (A), (B) and (D), Producer shall be released from its obligations under this Agreement to the extent of such assignment.”

(vii) Effective as of the Effective Date, the last sentence of Section 16.16 of the Freshwater Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“During the term of this Agreement, the Parties further agree that such memoranda shall be executed and delivered by the Parties from time to time at either Producer’s or Seller’s reasonable request to evidence any additions or additional areas or Interests to, or releases from, the commitment made by Producer under this Agreement.”

(viii) Effective as of the Effective Date, Section (a)(i) of Exhibit F of the Freshwater Purchase Agreement is hereby deleted in its entirety and replaced with the following:

[Omitted]

(ix) Effective as of the Effective Date, Appendix III attached to this Amendment shall be added to the Freshwater Purchase Agreement as a new Exhibit H.

(x) Contemporaneously with the execution of this Amendment, OPNA, OMS and MLP shall execute, acknowledge, deliver and record an amended and restated memorandum of the Freshwater Purchase Agreement in the form of Exhibit D thereto, except that it shall be revised to conform with the applicable changes and amendments described in this Section 1(d). Such amended and restated memorandum of the Freshwater Purchase Agreement shall amend, restate and replace the memorandum (or memoranda) previously recorded by the parties thereto in its entirety to be effective for all purposes as of the Effective Date.

(e) Amendment to Produced Water Agreement—Beartooth Area. The Produced Water Agreement—Beartooth Area is hereby amended as set forth in this Section 1(e) below. All capitalized terms used in this Section 1(e) and not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Produced Water Agreement—Beartooth Area.

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(i) Effective as of the Effective Date, the following is hereby added as new Section 3.1(j) and (k) respectively, of the Produced Water Agreement—Beartooth Area:

“(j) upon request of Producer, redeliver Barrels of Dedicated Saltwater to the applicable delivery point or other CDP for Producer to utilize for purposes of operating Producer’s Wells in an Agreed Formation located on a Dedicated Property, including for frac recycling, treatment, reinjection and/or reuse; provided that (i) Gatherer shall provide Saltwater that meets the Saltwater Quality Specifications of Section 8 and, notwithstanding Section 8.2(c), Producer shall be solely liable for any claims or losses arising out of or related to such Saltwater that meets the Saltwater Quality Specifications, and (ii) at Producer’s sole cost and expense, (X) Producer shall be responsible for the construction, ownership, operation, and maintenance of any facilities utilized or needed to transport such Saltwater from the applicable delivery point or other CDP at which such Saltwater is redelivered to the applicable Well(s), and (Y) Gatherer shall be responsible for the construction, ownership, operation, and maintenance of such delivery point or other CDP at which such Saltwater is redelivered, with only the actual 3rd Party capital costs to be invoiced to and reimbursed by Producer pursuant to Article 11; and provided further that Producer shall pay the Gathering Fee for each such redelivered Barrel of Saltwater, but no Disposal Fee shall be owed therefor; and

(k) upon request of Producer, allow Producer to remove Barrels of Dedicated Saltwater upstream of the Receipt Points for Producer to utilize for purposes of operating Producer’s Wells in an Agreed Formation located on a Dedicated Property, including for frac recycling, treatment, reinjection and/or reuse; provided that (i) at the beginning of each Month, Producer shall in good faith report to Gatherer, in writing, the total Barrels of Saltwater removed during the Month just-ended; and (ii) Producer shall pay the Gathering Fee for each such removed Barrel of Saltwater, but no Disposal Fee shall be owed therefor.”

(ii) Effective as of the Effective Date, Section 4.2 of the Produced Water Agreement—Beartooth Area is hereby deleted in its entirety and replaced with the following:

“If this Agreement is terminated pursuant to the terms and conditions of this Agreement on or after December 31, 2032, then Producer shall have the option (to be exercised by providing written notice to Gatherer prior to the termination of the Agreement) to continue to receive the Services or a portion of the Services, under a new agreement, for all or any portion of its volumes of Saltwater on a year-to-year basis on the same terms and conditions as the most favorable terms and conditions under a then-effective agreement with any third party pursuant to which Gatherer provides a basket of services for an initial term (excluding any renewals or extensions of any kind) of at least [omitted] for volumes of Saltwater utilizing any System Segment located within the Dedicated Acreage (other than any pipeline facilities physically connected with or independent of a System Segment after the Effective Date, in each case, in connection with an acquisition, joint venture, or partnership by and between Gatherer and a third party), that are the same or substantially similar in nature to the basket of Services during the term hereunder, unless and until such third party agreement is terminated. For avoidance of doubt, the Services Gatherer is to offer Producer in accordance with the proceeding sentence shall only apply to Services on the Gathering System.

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If the option to extend the term of this Agreement on a year-to-year basis pursuant to this Section 4.2 is exercised, any obligation of Gatherer to continue to provide the Services pursuant to such option shall not extend beyond December 31, 2042. Gatherer shall provide copies to Producer of any such third party agreements applicable to volumes of Saltwater accessing the Disposal System upon any notice of termination of this Agreement (whether such notice is delivered by Gatherer or Producer); provided, however, that to the extent Gatherer is prohibited by an obligation of confidentiality from disclosing any such third party agreement to Producer, then (a) Gatherer shall not be obligated to disclose such agreement to Producer until Gatherer has obtained the right to disclose such agreement and (b) Gatherer shall exercise reasonable efforts to obtain the right to disclose such agreement to Producer.”

(iii) Effective as of the Effective Date, Section 7.3 of the Produced Water Agreement—Beartooth Area is hereby deleted in its entirety and replaced with the following:

“Subject to the rest of the provisions of this Section 7.3, Producer will (i) use reasonable efforts to obtain access to electrical power at each CDP and (ii) provide electrical power to Gatherer at each CDP at Producer’s sole cost and expense. In designing and constructing its electrical facilities at each CDP, Producer will cooperate with Gatherer and take into account the amount of electrical power that is reasonably necessary for Gatherer’s facilities to receive Producer’s Saltwater at each such CDP. If a generator is necessary for electrical power to be used by Producer and Gatherer, then Producer shall procure, install, operate, and maintain such generator to fulfill the power requirements of the Parties and Gatherer shall pay its prorated portion of the reasonable capital costs (including reasonable rental and installation costs) therefor; provided, however, that Producer will continue to use all reasonable efforts to obtain access to electrical power at such CDP, thereby minimizing the time such generator is needed (rather than a local electric utility) to provide electrical power at such CDP.”

(iv) Effective as of the Effective Date, the following is hereby added to Section 14.3 of the Produced Water Agreement—Beartooth Area after the period at the end of the first sentence:

“If and to the extent Gatherer redelivers Saltwater to Producer in accordance with Section 3.1(j), then title to and risk of loss attributable to such redelivered Saltwater, including all constituents, contaminants and skim oil thereof, shall transfer from Gatherer to Producer at each applicable delivery point or other CDP.”

(v) Effective as of the Effective Date, Section 16.4(b)(iii) of the Produced Water Agreement—Beartooth Area is hereby deleted in its entirety and replaced with the following:

“Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to any Person with a credit rating equal to or better than Producer’s credit rating as of the Effective Date and to whom Producer sells, assigns or otherwise Transfers all or any portion of the Dedicated Properties and who assumes in writing all of Producer’s obligations hereunder (if applicable, to the extent of the Dedicated Properties being Transferred to such Person) and, upon such assignment, Producer shall be released from its obligations under this Agreement to the extent of such assignment. If the Person to whom Producer intends to sell, assign or otherwise Transfer all or any portion of the Dedicated Properties has a credit rating worse than Producer’s credit rating as of the Effective Date, then, Producer shall have the right to assign its rights under this Agreement, in whole or in part, as

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applicable, without the consent of Gatherer, to such Person if, as a condition precedent to such assignment, at Producer’s option, either: (A) Producer and the assignee execute an amendment to this Agreement with Gatherer that sets forth creditworthiness requirements to which Gatherer agrees such assignee will be subject under this Agreement for the remainder of the term, or (B) Producer remains liable for its obligations under this Agreement to the extent of such assignment, or (C) the assignee agrees to provide a letter of credit from a major U.S. commercial bank for the benefit of Gatherer in an amount equal to 60 days of the aggregated Fees under this Agreement that are reasonably estimated to become due and payable by assignee upon the assignment; provided that, upon such assignment, in each case of (A) and (C), Producer shall be released from its obligations under this Agreement to the extent of such assignment.”

(f) Amendment to Crude Oil Agreement—South Nesson. The Crude Oil Agreement—South Nesson is hereby amended as set forth in this Section 1(f) below. All capitalized terms used in this Section 1(f) and not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Crude Oil Agreement—South Nesson.

(i) Effective as of the Effective Date, Section 7.4 of the Crude Oil Agreement—South Nesson is hereby deleted in its entirety and replaced with the following:

“Subject to the rest of the provisions of this Section 7.4, Producer will (i) use reasonable efforts to obtain access to electrical power at each CDP and (ii) provide electrical power to Gatherer at each CDP at Producer’s sole cost and expense. In designing and constructing its electrical facilities at each CDP, Producer will cooperate with Gatherer and take into account the amount of electrical power that is reasonably necessary for Gatherer’s facilities to receive Producer’s Crude Oil at each such CDP. If a generator is necessary for electrical power to be used by Producer and Gatherer, then Producer shall procure, install, operate, and maintain such generator to fulfill the power requirements of the Parties and Gatherer shall pay its prorated portion of the reasonable capital costs (including reasonable rental and installation costs) therefor; provided, however, that Producer will continue to use all reasonable efforts to obtain access to electrical power at such CDP, thereby minimizing the time such generator is needed (rather than a local electric utility) to provide electrical power at such CDP.”

(ii) Effective as of the Effective Date, Section 17.5(b)(iii) of the Crude Oil Agreement—South Nesson is hereby deleted in its entirety and replaced with the following:

“Producer and Shipper shall have the right to assign their collective rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to any Person with a credit rating equal to or better than Producer’s credit rating as of the Effective Date and to whom Producer sells, assigns or otherwise Transfers all or any portion of the Dedicated Properties and who assumes in writing all of Producer’s and Shipper’s obligations hereunder (if applicable, to the extent of the Dedicated Properties being Transferred to such Person) and, upon such assignment, each of Producer and Shipper shall be released from their respective obligations under this Agreement to the extent of such assignment. If the Person to whom Producer intends to sell, assign or otherwise Transfer all or any portion of the Dedicated Properties has a credit rating worse than Producer’s

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credit rating as of the Effective Date, then, Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to such Person if, as a condition precedent to such assignment, at Producer’s option, either: (A) Producer and the assignee execute an amendment to this Agreement with Gatherer that sets forth creditworthiness requirements to which Gatherer agrees such assignee will be subject under this Agreement for the remainder of the term, or (B) grants Gatherer (or its designee) the exclusive right to market and sell all of such assignee’s Crude Oil received into the Gathering System (thereby waiving all take-in-kind rights thereto) and to remit payment to such assignee, on a Monthly basis, of the net proceeds from the sale of such Crude Oil (after deducting the Fees and any other applicable fees or costs incurred under this Agreement and any other agreement between such assignee and Gatherer (or its Affiliate)) during such Month in accordance with Article 12, or (C) Producer remains liable for its obligations under this Agreement to the extent of such assignment, or (D) the assignee agrees to provide a letter of credit from a major U.S. commercial bank for the benefit of Gatherer in an amount equal to 60 days of the aggregated Fees under this Agreement that are reasonably estimated to become due and payable by assignee upon the assignment; provided that, upon such assignment, in each case of (A), (B) and (D), Producer shall be released from its obligations under this Agreement to the extent of such assignment.”

(g) Amendment to Gas Purchase Agreement. The Gas Purchase Agreement is hereby amended as set forth in this Section 1(g) below. All capitalized terms used in this Section 1(g) and not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Gas Purchase Agreement.

(i) Effective as of the Effective Date, Section 17.4(b)(iii) of the Gas Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to any Person with a credit rating equal to or better than Producer’s credit rating as of the Effective Date and to whom Producer sells, assigns or otherwise Transfers all or any portion of the Dedicated Properties and who assumes in writing all of Producer’s obligations hereunder (if applicable, to the extent of the Dedicated Properties being Transferred to such Person) and, upon such assignment, Producer shall be released from its obligations under this Agreement to the extent of such assignment. If the Person to whom Producer intends to sell, assign or otherwise Transfer all or any portion of the Dedicated Properties has a credit rating worse than Producer’s credit rating as of the Effective Date, then, Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to such Person if, as a condition precedent to such assignment, at Producer’s option, either: (A) Producer and the assignee execute an amendment to this Agreement with Gatherer that sets forth creditworthiness requirements to which Gatherer agrees such assignee will be subject under this Agreement for the remainder of the term, or (B) grants Gatherer (or its designee) the exclusive right to net, on a Monthly basis, all proceeds from the sale of such Gas during each Month against any other applicable fees or costs incurred under any other agreement between such assignee and Gatherer (or its Affiliate) during such Month in

15

accordance with Article 12, or (C) Producer remains liable for its obligations under this Agreement to the extent of such assignment, or (D) the assignee agrees to provide a letter of credit from a major U.S. commercial bank for the benefit of Gatherer in an amount equal to 60 days of the aggregated Fees under this Agreement that are reasonably estimated to become due and payable by assignee upon the assignment; provided that, upon such assignment, in each case of (A), (B) and (D), Producer shall be released from its obligations under this Agreement to the extent of such assignment.”

(h) Amendment to Produced Water Agreement—Wild Basin. The Produced Water Agreement—Wild Basin is hereby amended as set forth in this Section 1(h) below. All capitalized terms used in this Section 1(h) and not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Produced Water Agreement—Wild Basin.

(i) Effective as of the Effective Date, the following is hereby added as new Section 3.1(j) and (k) respectively, of the Produced Water Agreement—Wild Basin:

“(j) upon request of Producer, redeliver Barrels of Dedicated Saltwater to the applicable delivery point or other CDP for Producer to utilize for purposes of operating Producer’s Wells in an Agreed Formation located on a Dedicated Property, including for frac recycling, treatment, reinjection and/or reuse; provided that (i) Gatherer shall provide Saltwater that meets the Saltwater Quality Specifications of Section 8 and, notwithstanding Section 8.2(c), Producer shall be solely liable for any claims or losses arising out of or related to such Saltwater that meets the Saltwater Quality Specifications, and (ii) at Producer’s sole cost and expense, (X) Producer shall be responsible for the construction, ownership, operation, and maintenance of any facilities utilized or needed to transport such Saltwater from the applicable delivery point or other CDP at which such Saltwater is redelivered to the applicable Well(s), and (Y) Gatherer shall be responsible for the construction, ownership, operation, and maintenance of such delivery point or other CDP at which such Saltwater is redelivered, with the actual 3rd Party capital costs to be invoiced to and reimbursed by Producer pursuant to Article 11; and provided further that Producer shall pay the Gathering Fee for each such redelivered Barrel of Saltwater, but no Disposal Fee shall be owed therefor; and

(k) upon request of Producer, allow Producer to remove Barrels of Dedicated Saltwater upstream of the Receipt Points for Producer to utilize for purposes of operating Producer’s Wells in an Agreed Formation located on a Dedicated Property, including for frac recycling, treatment, reinjection and/or reuse; provided that (i) at the beginning of each Month, Producer shall in good faith report to Gatherer, in writing, the total Barrels of Saltwater removed during the Month just-ended; and (ii) Producer shall pay the Gathering Fee for each such removed Barrel of Saltwater, but no Disposal Fee shall be owed therefor.”

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(ii) Effective as of the Effective Date, Section 4.2 of the Produced Water Agreement—Wild Basin is hereby deleted in its entirety and replaced with the following:

“If this Agreement is terminated pursuant to the terms and conditions of this Agreement on or after December 31, 2032, then Producer shall have the option (to be exercised by providing written notice to Gatherer prior to the termination of the Agreement) to continue to receive the Services or a portion of the Services, under a new agreement, for all or any portion of its volumes of Saltwater on a year-to-year basis on the same terms and conditions as the most favorable terms and conditions under a then-effective agreement with any third party pursuant to which Gatherer provides a basket of services for an initial term (excluding any renewals or extensions of any kind) of at least [omitted] for volumes of Saltwater utilizing any System Segment located within the “Most Favored Nations Dedication Area” as identified on Exhibit I attached hereto (other than any pipeline facilities physically connected with or independent of a System Segment after the Effective Date, in each case, in connection with an acquisition, joint venture, or partnership by and between Gatherer and a third party), that are the same or substantially similar in nature to the basket of Services during the term hereunder, unless and until such third party agreement is terminated. For avoidance of doubt, the Services Gatherer is to offer Producer in accordance with the proceeding sentence shall only apply to Services on the Gathering System.

If the option to extend the term of this Agreement on a year-to-year basis pursuant to this Section 4.2 is exercised, any obligation of Gatherer to continue to provide the Services pursuant to such option shall not extend beyond December 31, 2042. Gatherer shall provide copies to Producer of any such third party agreements applicable to volumes of Saltwater accessing the Disposal System upon any notice of termination of this Agreement (whether such notice is delivered by Gatherer or Producer); provided, however, that to the extent Gatherer is prohibited by an obligation of confidentiality from disclosing any such third party agreement to Producer, then (a) Gatherer shall not be obligated to disclose such agreement to Producer until Gatherer has obtained the right to disclose such agreement and (b) Gatherer shall exercise reasonable efforts to obtain the right to disclose such agreement to Producer.”

(iii) Effective as of the Effective Date, Section 7.3 of the Produced Water Agreement—Wild Basin is hereby deleted in its entirety and replaced with the following:

“Producer will (i) use reasonable efforts to obtain access to electrical power at each CDP and (ii) provide electrical power to Gatherer at each CDP at Producer’s sole cost and expense. In designing and constructing its electrical facilities at each CDP, Producer will cooperate with Gatherer and take into account the amount of electrical power that is reasonably necessary for Gatherer’s facilities to receive Producer’s Saltwater at each such CDP. If a generator is necessary for electrical power to be used by Producer and Gatherer, then Producer shall procure, install, operate, and maintain such generator to fulfill the power requirements of the Parties and Gatherer shall pay its prorated portion of the reasonable capital costs (including reasonable rental and installation costs) therefor; provided, however, that Producer will continue to use all reasonable efforts to obtain access to electrical power at such CDP, thereby minimizing the time such generator is needed (rather than a local electric utility) to provide electrical power at such CDP.”

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(iv) Effective as of the Effective Date, the following is hereby added to Section 14.3 of the Produced Water Agreement—Wild Basin after the period at the end of the first sentence:

“If and to the extent Gatherer redelivers Saltwater to Producer in accordance with Section 3.1(j), then title to and risk of loss attributable to such redelivered Saltwater, including all constituents, contaminants and skim oil thereof, shall transfer from Gatherer to Producer at each applicable delivery point or other CDP.”

(v) Effective as of the Effective Date, Section 16.4(b)(iii) of the Produced Water Agreement—Wild Basin is hereby deleted in its entirety and replaced with the following:

“Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to any Person with a credit rating equal to or better than Producer’s credit rating as of the Effective Date and to whom Producer sells, assigns or otherwise Transfers all or any portion of the Dedicated Properties and who assumes in writing all of Producer’s obligations hereunder (if applicable, to the extent of the Dedicated Properties being Transferred to such Person) and, upon such assignment, Producer shall be released from its obligations under this Agreement to the extent of such assignment. If the Person to whom Producer intends to sell, assign or otherwise Transfer all or any portion of the Dedicated Properties has a credit rating worse than Producer’s credit rating as of the Effective Date, then, Producer shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Gatherer, to such Person if, as a condition precedent to such assignment, at Producer’s option, either: (A) Producer and the assignee execute an amendment to this Agreement with Gatherer that sets forth creditworthiness requirements to which Gatherer agrees such assignee will be subject under this Agreement for the remainder of the term, or (B) Producer remains liable for its obligations under this Agreement to the extent of such assignment, or (C) the assignee agrees to provide a letter of credit from a major U.S. commercial bank for the benefit of Gatherer in an amount equal to 60 days of the aggregated Fees under this Agreement that are reasonably estimated to become due and payable by assignee upon the assignment; provided that, upon such assignment, in each case of (A) and (C), Producer shall be released from its obligations under this Agreement to the extent of such assignment.”

(vi) Effective as of the Effective Date, Appendix IV attached to this Amendment shall be added to the Produced Water Agreement—Wild Basin as a new Exhibit I.

2. Governing Law. This Amendment is intended by the Parties to be interpreted and implemented in accordance with the laws of the State of Texas without giving effect to the conflict of law rules thereof that would require the application of the laws of another jurisdiction.

3. Counterparts. This Amendment may be executed in multiple counterparts (including by means of facsimile or ..pdf signature pages), each of which will be deemed an original and all of which will constitute one and the same instrument. A signed copy of this Amendment delivered by e—mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

4. Headings. The headings in this Amendment are for the purpose of reference only and shall not limit or define the meaning hereof.

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5. No Other Amendments. The terms and provisions of this Amendment shall be incorporated into, and become part the applicable prior agreement that is amended thereby, and as so amended, the prior agreements shall continue in full force and effect in accordance with their terms.

[Signatures are on the following pages.]

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IN WITNESS WHEREOF, the undersigned parties have executed this Amendment effective as of the Effective Date.

OPNA:
OASIS PETROLEUM NORTH AMERICA LLC

By:

Name:	Taylor Reid
Title:	President and Chief Operating Officer

OPM:
OASIS PETROLEUM MARKETING LLC

By:

Name:	Michael Lou
Title:	Executive Vice President and Chief Financial Officer

OMS:
OASIS MIDSTREAM SERVICES LLC

By:

Name:

Title:

[Signature Page to Master Amendment to Commercial Agreements]

MLP:
OASIS MIDSTREAM PARTNERS LP

By:

Name:

Title:

OMP:
OMP OPERATING LLC

By:
Name:	Richard Robuck
Title:	Senior Vice President and Chief Financial Officer

Bighorn:
BIGHORN DEVCO LLC

By:

Name:

Title:

[Signature Page to Master Amendment to Commercial Agreements]